As filed with the U.S. Securities and Exchange Commission on February 19, 2026.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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MEDICAL 21, INC.
(Exact name of registrant as specified in its charter)

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Minnesota	3842	81-1497154
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3700 Annapolis Lane North, Suite 105
Minneapolis, MN 55447
(612) 429-7630

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

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Manny Villafaña
Chief Executive Officer
Medical 21, Inc.
3700 Annapolis Lane North, Suite 105
Minneapolis, MN 55447
(612) 429-7630

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Jeffrey J. Fessler, Esq. Sean F. Reid, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Phone: (212) 653-8700	William N. Haddad, Esq. Arif Soto, Esq. Venable LLP 151 W. 42nd Street, 49th Floor New York, NY 10036 Phone: (212) 503-5500

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 19, 2026

2,272,727 Shares

Common Stock

Medical 21, Inc.

This is a firm commitment initial public offering of shares of common stock of Medical 21, Inc. (the “Company,” “we,” “our,” and “us”). Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $10.00 and $12.00.

We plan to apply to have our common stock listed on the              under the symbol “MAVG.”

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock is involves a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

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(1)      Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 100 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 340,909 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about         , 2026.

ThinkEquity

The date of this prospectus is           , 2026

MEDICAL 21

Saphenous Vein Bypass
Left Internal Mammary Artery Bypass
Blockage in coronary artery

Coronary Artery Bypass Graft Surgery (CABG)

Physicians Need A Better Option for Cardiac Revascularzation Procedures

Coronary Artery Bypass is a surgical procedure that restores blood flow in the heart. This is done by using veins harvested from other parts of a patient's body to bypass a blocked artery. It is the most common cardiac surgery performed worldwide, yet there hasn't been an advancement to the procedure in 60 years.

Vein Harvesting Poses Several Challenges:

- Pain & Scarring at Harvesting Site
- Longer Recovery Time
- Risk Of Infection, Disfigurement, and Other Complications
- Many Patients Are Ineligible: Diabetes, Varicose Veins, Amputees
- Long Procedures Mean Higher Costs and Reduced Availability
- 25-30% Failure Rate in First Year, 50% in 5-10 Years

The CABG Challenge

INVASIVE VEIN HARVESTING PROCEDURES FOR CORONARY ARTERY BYPASS GRAFT PATIENTS PRESENT PAINFUL COMPLICATIONS:

- Minimally invasive treatments for cardiac blockages, such as stents, can be helpful in some cases, but bypass surgery is the preferred option when more than two arteries are involved.
- Bypass surgery is typically the method that provides more complete revascularization.
- Each bypass surgery requires the surgical team to create additional incisions to harvest vessels from a patient's arms or legs to use in the bypass procedure, which can lead to significant post-op complications, pain, and a host of related issues for a patient and their care team.

The MAVERICS Graft has not been approved by the United States Food and Drug Administration (FDA). Until such approval is obtained, the MAVERICS Graft may not be sold in the United States. Furthermore, the Company cannot guarantee that the MAVERICS Graft will be approved by the FDA.

MAVERICS GRAFT

An Option for Cardiac Revascularization Procedures

Our MAVERICS graft is a small-diameter flexible tube encased in a nitinol scaffold that eliminates the need to harvest blood vessels from the patient's legs, arms, and chest. This leads to a higher quality of life for the patient through less pain, decreased procedure and recovery time, and lower risk of infection and complications.

MEDICAL 21 IS CHANGING EVERYTHING

The MAVERICS Graft is thin, flexible, and resilient enough to withstand the intense and very specific conditions the cardiovascular system requires.

The graft will be assimilated by the body allowing for perfusion of nutrients and cellular integration.

The nitinol scaffold adds arterial-like strength, flexibility, and biocompatibility.

CARDIOVASCULAR DISEASE IS A GLOBAL CONCERN

#1	18M	2B	1M
Cause of Death Worldwide	Annual Heart Disease Deaths	Adults at Risk for Heart Disease	Annual Bypass Surgeries Performed Worldwide

Our Revolutionary Solution

Medical 21 Aims to Eliminate the Need for Vessel Harvesting:

- Lower Risk of Infections
- Prevent Additional Scarring
- Decrease Time in ICU Recovery
- Increase Number Of Eligible Patients
- Significantly Reduce Procedure Time

Developing a Novel Approach to Coronary Artery Bypass Surgery

- No intrusive cuts or invasive removal of the patient's veins.
- Shorten procedure time and waiting lines by providing surgery to more patients with the same hospital resources.
- Recovery is expected to take at least one day less in the hospital and dramatically improve length of full recovery.
- Opportunity to provide surgery for patients with diabetes or amputations who were previously not eligible, as well as procedures that are strenuous on the veins such as rhino- surgery, pulmonary surgery, urinary surgery and dialysis.

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

i

GLOSSARY

The following are key terms used in this prospectus, which are commonly used in the Company’s industry:

“Anastomosis” — a surgical procedure to connect two hollow or tubular body parts.

“Autologous vessels” — blood vessels taken from one part of the same patient’s body to be used in a different location.

“Comorbidity” — the simultaneous of two or more medical diseases/conditions in a patient.

“Delamination” — the separation of a material or object into its constituent layers.

“Ethylene oxide sterilization” — a low-temperature process whereby ethylene oxide gas penetrates packaging and products to destroy microbial DNA.

“Graft” — a piece of healthy tissue surgically transplanted from one part of the body to another to repair a defect. The medical term refers to both the tissue itself and the process of transplanting it.

“Hemostasis” — the process that stops bleeding from an injured blood vessel while maintaining normal blood flow elsewhere.

“Hypertensive” — having high blood pressure (130/80 mmhg or higher)

“Nitinol” (wire or support) — an alloy made from nickel and titanium.

“Percutaneous coronary intervention (“PCI”)” — a non-surgical procedure where a thin tube called a catheter is inserted through a blood vessel in the groin or arm and guided to the heart. A small balloon at the tip of the catheter is then inflated to compress the plaque and widen the blocked or narrowed artery, and a mesh tube called a stent is often placed to keep it open. Also commonly known as a heart catheterization or angioplasty with stent.

“Permeability” — the ability of a membrane to allow the passage of liquids or gases through interconnected pores

“Polymer” — a large class of materials, consisting of many small molecules named monomers that are linked together to form long chains. Polymers are widely used advanced materials, which are found almost in every material used in our daily life.

“Regenerative” — to replace or restore damaged, missing, or diseased cells, tissues, or organs to a normal function, often by stimulating the body’s own repair mechanisms, or its ability to heal itself.

“Resorbable” — capable of being dissolved and absorbed by a living organism or body.

“Revascularization” — a medical procedure that restores blood flow to an organ or body part by clearing a blockage or creating a new pathway for blood.

“Scaffold” — a structure providing support.

“Shelf Life” — the period a product is guaranteed to be within its specified quality standards.

“Synthetic” — man-made or artificial, not found in nature.

“Synthetic Resorbable Polymer” — a man-made material that can degrade, dissolve, or break down within the body through biological processes, eventually being absorbed or eliminated without the need for surgical removal. In medicine, these polymers are used for temporary implants like sutures, surgical meshes, or tissue engineering scaffolds, where their function is to support tissue growth and then be reabsorbed as new tissue forms in their place.

ii

“Thrombo-resistance” — the ability of a substance or surface to resist thrombosis, or blood clot formation. A thromboresistant material or biological surface prevents blood clots from forming when it comes into contact with blood.

“Vascular Conduit” — a tube, either natural or artificial, used to transport blood or other fluids through the body.

“Vessel harvesting” — a surgical technique used to remove a healthy blood vessel from one part of the body to be used as a graft in another, typically for procedures like a coronary artery bypass graft. The vessel is “harvested” from the arm (e.g., radial artery) or leg (e.g., saphenous vein) to reroute blood flow around a blockage.

“Wether” — a castrated male sheep.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Medical 21” or “the Company” refer to Medical 21, Inc.

Overview

Medical 21 is a developmental-stage medical technology company dedicated to revolutionizing coronary artery bypass grafting (“CABG”) surgery. Our flagship product, the MAVERICS small-diameter synthetic regenerative graft, is an investigational device designed to serve as an alternative conduit to harvested autologous vessels. By potentially reducing or avoiding the need for traditional vessel harvesting, MAVERICS is intended to simplify the CABG procedure and decrease patient morbidity associated with additional surgical incisions. MAVERICS has not been approved by the U.S. Food and Drug Administration (“FDA”) or any foreign regulatory authority, and its safety and efficacy have not been established.

While CABG remains essential for treating coronary artery disease (“CAD”), we believe there is a pressing need for safer, more reliable vascular conduits that address the limitations of autologous vessels, which may include variable quality, limited availability, and morbidity related to harvesting. The MAVERICS graft is engineered to integrate with a patient’s own cells, supporting natural healing while avoiding foreign body rejection. Because the device incorporates synthetic polymers and nitinol support, regulatory review and clinical evaluation will be required to determine whether the graft can safely and effectively integrate into patient care. We believe that MAVERICS, as an absorbable, synthetic regenerative graft, may establish a new standard of care, improving patient outcomes and reducing healthcare costs.

We conduct our development and manufacturing activities in our leased laboratory and production facility, where we are building processes intended to support scale-up, quality, and consistency in alignment with applicable regulatory requirements. As we seek to expand, we anticipate a reduction in production costs without compromising performance. Our intellectual property is safeguarded by a portfolio covering multiple patents, including those related to scaffold design, materials, and manufacturing techniques. Our scalable and adaptable technology platform also enables the development of synthetic regenerative grafts applicable beyond CABG, including vascular repair and reconstruction.

We have received regulatory approval in Spain for an early feasibility study (“EFS”) trial and intend to pursue an EFS in the U.S. with the MAVERICS graft platform, enrolling approximately ten patients in each region. The EFS in Spain and the prospective EFS study in the U.S. will include subjects undergoing CABG for bypassing severely diseased coronary arteries with insufficient vessels to complete revascularization. The studies are expected to evaluate procedural feasibility, graft handling, early patency, and key safety outcomes, including serious adverse events and major adverse cardiac and cerebrovascular events, with follow-up planned at one and six months and long-term annual monitoring. Early feasibility studies represent the first clinical use of our novel Class III vascular graft and will help inform the design of subsequent pivotal trials in both regulatory jurisdictions. MAVERICS is currently in the preclinical development stage, and, based on prior FDA feedback, we plan to complete a GLP ovine study, in vitro cyclic durability testing, and analytical characterization before submitting an IDE to the FDA. In Europe, we received regulatory approval in Spain under the European Union Medical Device Regulation to initiate the Company’s first-in-human, multicenter clinical trial of the MAVERICS graft. We anticipate the human studies in Spain to begin in the first quarter of 2026, with the U.S. IDE submission targeted for the second quarter of 2027.

Leadership

We were founded in 2016 by Manny Villafaña, Ph.D. Sc. (Honorary), Chaid Schwarz, Ph.D., and Eric Solien, B.S. Our team has an extensive track record in the medical device industry.

In 1972, Dr. Villafaña founded Cardiac Pacemakers, Inc. (“CPI”) and developed the first lithium-powered pacemaker, technology which is now incorporated into virtually every defibrillator and pacemaker around the world. CPI was acquired by Eli Lilly & Co. in 1975 for $127 million. CPI was one of five units spun off by Eli Lilly in 1994 to form Guidant Corporation, which was acquired by Boston Scientific in a transaction valued at $27 billion.

In 1976, Dr. Villafaña founded St. Jude Medical, Inc. (“St. Jude Medical”), and co-developed the St. Jude heart valve, which is one of the most commonly used prosthesis in the world. There are approximately five million patients with the St. Jude heart valve implanted. In 2016, St. Jude Medical was acquired by Abbott for approximately $23.6 billion.

In 1992, Dr. Villafaña founded ATS Medical, Inc. (“ATS Medical”), which developed products for heart valve replacement and surgical ablation of cardiac arrhythmias. ATS Medical was acquired by Medtronic in 2010 for approximately $350 million.

We have a multifaceted management team in place, including experienced leadership, an engineering and manufacturing team, research partners, and scientific advisors. We have assembled an interdisciplinary team with significant combined experience in engineering, chemistry, medicine, regulatory, and business strategy. As we evolve from a small technology research and development (“R&D”) business to a successful commercial entity, we have access to a significant network of people who have the necessary expertise in all aspects of medical device development, regulatory experience, and commercialization. Based in Minnesota, we have the ability to draw from the pool of employees that work in the extensive local medical device industry.

Our leadership has demonstrated success in its ability to commercialize medical innovations. We are seeking to leverage their collective experience and relationships in order to launch and commercialize our product.

Our Product Candidate

MAVERICS is our investigational small-diameter artificial bypass graft that utilizes a resorbable synthetic polymer scaffold and nitinol wire technology. The graft is intended to function as a flexible blood conduit that may reduce or eliminate the need for harvesting native vessels in heart bypass surgery patients. MAVERICS has not been approved by the FDA or any foreign regulatory authority, and its safety and efficacy have not been established. As a class III medical device, MAVERICS will be subject to rigorous regulatory review in both Europe and the U.S., including submissions to the European regulatory authorities and the FDA. The graft is manufactured using equipment, processes, and manufacturing protocols we have developed and implemented in our one leased facility which includes office space, laboratory, and production space with full traceability of materials and processing steps.

We initiated our large animal program in 2017 using both swine (pig) and ovine (sheep) models to evaluate early prototype performance. Since that time, we have conducted more than 100 animal implants across multiple device iterations to assess graft handling, patency, remodeling characteristics, and correlation with benchtop testing. To date, twenty-three ovine implants have been performed across two studies using the current MAVERICS graft iteration. In our latest iteration using the ovine CABG model, several grafts remained patent (open) beyond one year, which provided support to continue development toward human feasibility studies. Some implants remained patent for up to three years, accompanied by histological evidence of cellular ingrowth and tissue remodeling. Because these results are preclinical, they may not be predictive of performance in humans.

Prior to pursuing an FDA early feasibility study and based on prior FDA feedback, we intend to complete a Good Laboratory Practice (“GLP”) ovine implant study to further evaluate the in vivo performance of the current MAVERICS configuration. We also plan to conduct an in vitro cyclic durability test to assess long-term mechanical stability under physiologic loading. In addition, because the graft incorporates a resorbable polymer scaffold, we intend to perform additional analytical characterization testing to evaluate mechanical and chemical changes in the device over time.

To support the product’s design and regulatory requirements, we developed specialized packaging, labeling, and handling processes tailored to the device’s characteristics. We have validated an ethylene oxide sterilization cycle for the MAVERICS graft and verified a two-year product shelf-life in its final packaging. Our manufacturing operations are conducted under a controlled quality management system that incorporates full material traceability, process controls, and documentation practices consistent with applicable regulatory standards.

Market Opportunity

According to the World Health Organization (“WHO”), cardiovascular diseases (“CVDs”) are the leading cause of death globally, taking an estimated 19.8 million lives in 2022, representing approximately 32% of all global deaths(i). Further, nearly one-third of adults, or approximately 1.8 billion people, did not meet the recommended levels of physical activity in 2022 and are at risk of heart disease, according to a recent WHO study(ii).

CAD, a subset of CVD, is the narrowing of coronary arteries (the blood vessels that supply oxygen and nutrients to the heart muscle) caused by a build-up of fatty material within the walls of the arteries. CABG is the most commonly performed major surgery procedure worldwide, representing an estimated annual volume of 800,000 cases worldwide and 400,000 cases in the United States(iii). CABG surgery as a percentage has decreased over the last 30 years as the use of alternative options, such as medical treatment and percutaneous coronary intervention (“PCI”), have increased. However, according to the Journal of the American Heart Association, January 2023, more than 70% of people 70 years or older are likely to develop cardiovascular disease, and two-thirds have associated non-cardiovascular comorbidities fueling the need for CABG procedures. The prevalence of obesity, diabetes mellitus, hypertension, drug abuse, and chronic medical conditions has increased over time. We believe that this, along with increases in the geriatric population, will drive the anticipated growth in this market segment.

Summary Risk Factors

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•        We have incurred significant operating losses every year since our inception and have not generated any revenue. We expect that we will continue to incur net losses in the foreseeable future and may never achieve or maintain profitability.

•        Our financial performance will depend on the commercial success of our current product candidate and future products.

•        There is substantial doubt about our ability to continue as a going concern.

•        Even if this offering is successful, we will require additional capital to fund our operations, which may not be available on acceptable terms, or at all. If we fail to obtain necessary financing, we will not be able to complete development and commercialization of our product candidates.

•        We may encounter difficulties in managing our growth, which could negatively impact our operations.

•        Unstable market and economic conditions, including as a result of geopolitical events, may have serious adverse consequences on our business, financial condition, results of operations or liquidity.

•        Clinical development is a lengthy, expensive process and the successful development of our product candidates is highly uncertain. We may experience additional costs, delays, or be unable to complete the development and commercialization of any product candidates, which could have a material adverse impact on our business and results of operations.

•        If we are unable to successfully identify, develop, obtain and maintain regulatory clearance or approval for and ultimately commercialize any of our current or future products, or experience significant delays in doing so, our business, financial condition and results of operations will be materially adversely affected.

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Sources

(i)      World Health Organization, Cardiovascular Diseases (CVDs) (Fact Sheet, July 31, 2025), https://www.who.int/news-room/fact-sheets/detail/cardiovascular-diseases-(cvds)

(ii)     World Health Organization, Nearly 1.8 billion adults at risk of disease from not doing enough physical activity (News, June 26, 2024), https://www.who.int/news/item/26-06-2024-nearly-1.8-billion-adults-at-risk-of-disease-from-not-doing-enough-physical-activity

(iii)    National Library of Medicine, Coronary Artery Surgery: Past, Present, and Future (January 19, 2024) https://pmc.ncbi.nlm.nih.gov/articles/PMC10807854/

•        The successful development of our pipeline of products is highly uncertain and requires significant expenditures and time. In addition, obtaining necessary government clearances and approvals is time-consuming and not assured. If we do not obtain the necessary regulatory clearances or approvals, then we would be unable to commercialize our products.

•        Even if a product receives regulatory clearance or approval, it may still face development and regulatory difficulties that could delay or impair future sales of products.

•        Even with regulatory clearance or approval to bring a product to market, our profitability may be impacted by ongoing coverage and reimbursement determinations by government health care programs and other third-party payors for our products, or procedures and services that rely on our products.

•        Participation in government health care programs and contracts with third-party payors will require ongoing compliance with federal and state health care laws and agreement terms.

•        Our products that are in development may not achieve market acceptance, if approved, which could limit our growth and adversely affect our business, financial condition and results of operations.

•        Failure to successfully innovate and develop new and differentiated products in a timely manner and effectively market these products could have a material effect on our prospects.

•        We may find it difficult to enroll patients in our clinical trials, and patients could discontinue their participation in clinical trials, which could delay or prevent clinical trials and make those trials more expensive to undertake.

•        Interim, top-line and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•        We operate in a highly competitive and rapidly changing industry, and if we do not compete effectively, our business will be harmed.

Corporate Information

We were incorporated as a Minnesota corporation in 2016. Our principal executive offices are located at 3700 Annapolis Lane North, Suite 105, Minneapolis, MN 55447 and our telephone number is (612) 429-7630. Our website address is www.medical21.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Reverse Stock Split

On February 10, 2026, we implemented a 1-for-2 reverse split of our outstanding shares of common stock. As a result of this reverse split, our issued and outstanding common stock decreased from 22,934,736 shares to 11,467,418 shares. Accordingly, all share and per share information contained in this prospectus has been restated to retroactively show the effect of this reverse stock split.

THE OFFERING

Common Stock Offered by Us	2,272,727 shares
Common Stock to be Outstanding Immediately Before the Offering	11,531,152 shares
Common Stock to be Outstanding Immediately After This Offering	13,803,879 shares (14,144,788 shares if the underwriters’ option to purchase additional shares is exercised in full)
Over-allotment option	The representative has an option for a period of 45 days to purchase up to an additional 340,909 shares of our common stock to cover over-allotments, if any.
Lock-Up Agreements

We, our directors and executive officers and current holders of our securities will agree, for a period of twelve (12) months from the closing of this offering with respect to our directors and executive officers, and for a period of six (6) months from the closing of this offering, with respect to the Company and current holders of our securities, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $22,837,795, or approximately $26,324,213 if the underwriter exercises its over-allotment option in full, at an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for to complete a first-in-human clinical trial and begin an expanded feasibility study, continue animal studies, conduct regulatory activities, further develop our product, and for working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” on page 8 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Trading Market and Symbol	We plan to apply to list our common stock for trading on the under the symbol “MAVG.”

The number of shares of common stock that will be outstanding after this offering is based on 11,531,152 shares of common stock outstanding as of the date of this prospectus. The number excludes:

•        9,926,640 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2016 Omnibus Equity Incentive Plan, as of December 31, 2025, at a weighted-average exercise price of $5.13 per share; and

•        20,000,000 shares of common stock reserved for issuance under our 2025 Omnibus Equity Incentive Plan.

Except as otherwise indicated herein, all information in this prospectus assumes:

•        The conversion of the $500,000 related party note and $137,342 outstanding accrued interest as of the date of the prospectus into 63,734 shares of our common stock at a conversion price of $10 per share upon the closing of this offering;

•        No exercise of the representative’s over-allotment option; and

•        No exercise of the representative’s warrants.

Summary Financial Data

The following tables set forth our summary statements of operations for the years ended December 31, 2025 and December 31, 2024. We have derived the summary statements of operations data for the years ended December 31, 2025 and December 31, 2024, and the summary balance sheet data as of December 31, 2025, from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The summary financial data included in this section are not intended to replace the financial statements and are qualified in their entirety by our financial statements and the related notes included elsewhere in this prospectus.

Statements of operations data:

	For the years ended December 31,
(in thousands)	2025	2024
Operating costs and expenses:
Research and development	$7,695	$8,866
General and administrative	2,499	2,470
Loss from operations	(10,194)	(11,336)
Other expenses:
Interest expense – related party	45	45
Net loss	$(10,239)	$(11,381)

Balance Sheet Data:

	As of December 31, 2025
(in thousands)	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
Cash and cash equivalents	$1,753	$1,824	24,661
Working capital(3)	1,157	1,859	24,696
Total assets	3,467	3,538	26,376
Total liabilities	775	144	144
Total shareholders’ equity	2,692	3,394	26,232

____________

(1)      The pro forma data gives effect to the (i) conversion of the $500,000 outstanding principal and $131,179 unpaid accrued interest as of December 31, 2025 on the related party convertible note into 63,118 shares of common stock, (ii) the receipt of $50,000 from the sale of common stock subsequent to December 31, 2025, and iii) the receipt of $20,700 from the exercise of 4,140 options subsequent to December 31, 2025.

(2)      The pro forma as adjusted balance sheet data gives additional effect to the issuance and sale of 2,272,727 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)      We define working capital as current assets less current liabilities.

Pro forma as adjusted balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total shareholders’ equity by approximately $2,112,981, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each 1,000,000 increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total shareholders’ equity by approximately $10,226,831, assuming no change in the assumed initial offering price per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Our actual results could differ materially from those anticipated in our forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risk Factors Relating to Our Operations and Business

We have incurred significant operating losses every year since our inception and have not generated any revenue. We expect that we will continue to incur net losses in the foreseeable future and may never achieve or maintain profitability.

Investment in product development in the medical device industry is highly speculative and involves a substantial degree of risk. Clinical research and development programs require substantial upfront capital expenditures and carry significant risk with it that any potential product candidate will fail to demonstrate adequate effectiveness, gain regulatory approval, or become commercially viable. We continue to incur significant clinical research, development, and other expenses related to our ongoing operations. As of December 31, 2025 and 2024, we had an accumulated deficit of $60,600,681 and $50,361,922, respectively, due to our research and development efforts and operating expenses since inception.

Our profitability depends on our ability to successfully complete the development of and obtain the regulatory approvals necessary to commercialize our current and future product candidates. Since inception, we have focused substantially all our efforts and financial resources on the research and development, including preclinical studies of our current product candidate. We expect to continue to incur significant losses for the foreseeable future, and we anticipate these losses to increase substantially if, and as, we:

•        Conduct preclinical studies and clinical trials for our current and any future product candidates.

•        Further develop our product development platform.

•        Discover and develop our current product candidates as well as additional product candidates.

•        Seek regulatory approvals for any product candidates that successfully complete clinical trials.

•        Hire or contract additional clinical, scientific, manufacturing, quality, and commercial personnel to support our product research, development, and commercialization efforts.

•        Establish a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we may obtain regulatory approval.

•        Maintain, expand, and protect our intellectual property portfolio.

•        Undertake any pre-commercial activities and scale up external commercial-scale manufacturing capabilities.

•        Seek coverage and adequate reimbursement by third-party payors for products, if approved.

To become and remain profitable, we must succeed in designing, developing, and commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials, designing additional product candidates, establishing third party manufacture and supply arrangements, obtaining marketing and regulatory approval, and commercializing any approved products. We may never succeed in any or all these activities. Even if we do succeed, we may never generate revenue that is significant enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company, which could impair our ability to raise capital, maintain our research and development efforts, expand our business, or continue our operations. A decline in the value of our Company also could cause our shareholders to lose all or part of their investment.

Even if we succeed in commercializing product, we may continue to incur substantial research and development and other expenditures to develop and market additional product candidates. We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our shareholders’ equity and working capital.

Even if we are successful in obtaining marketing approval, commercial success of approved products may also depend in large part on the availability of coverage and adequate reimbursement from third-party payors, including government payors such as the Medicare and Medicaid programs and managed care organizations in the United States or country-specific governmental organizations in foreign countries, which may be affected by existing and future healthcare reform measures designed to reduce the cost of healthcare. Third-party payors could require us to conduct additional studies, including post-marketing studies related to the cost effectiveness of an approved product, to qualify for reimbursement, which could be costly and divert our resources. If government and other healthcare payors were to not provide coverage and adequate reimbursement for our products once approved, market acceptance and commercial success may be reduced.

Our financial performance will depend on the commercial success of our current product candidate and future products.

Our financial performance will depend heavily on the commercial success of our current product candidate and any additional products once they are approved and their respective launches, which may encounter failures or delays. If our current product candidate or any of our future products experience problems, such as loss of intellectual property protection, data integrity issues, supply chain issues or other product shortages, regulatory proceedings, publicity affecting doctor or patient confidence in the product, material product liability litigation, or pressure from new or existing competitive products, the adverse impact on our revenue and profit could be significant. Our revenue and profit will be significantly impacted by the timing and rate of commercial acceptance of our current product candidate and any future products. The commercial success of our current product candidate and any future products will require significant attention and focus from key members of our management.

We face intense competition from new products and technological advances, which may cause physicians, patients, and third-party payors to choose our competitors’ products if they perceive them to be a better option, more effective, easier to administer, less expensive, more convenient, or more cost-effective than ours. We cannot accurately predict the timing that competitive products will enter the market or the related effect they will have on our sales. Competitive products could significantly affect the revenue from our current product candidate or any future products, our results of operations, and require us to incur significant additional investments in research and development or in marketing and sales.

There is substantial doubt about our ability to continue as a going concern.

We have incurred losses of operations each year since inception and have an accumulated deficit of $60,600,681 as of December 31, 2025, and our net cash outflows from operating activities raise substantial doubt about our ability to continue as a going concern. As a result, management has included disclosures in Note 3 of the financial statements and our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2025 with respect to this uncertainty. Our audited 2025 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding to continue research and development efforts and operations. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate certain aspects of our operations, and our shareholders could lose all, or a significant portion, of their investment in us.

Even if this offering is successful, we will require additional capital to fund our operations, which may not be available on acceptable terms, or at all. If we fail to obtain necessary financing, we will not be able to complete development and commercialization of our product candidates.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial funds to continue the preclinical and clinical development of our current and future products. If we obtain marketing and regulatory approval for any product candidates that we develop, we will require significant additional funds for commercialization activities. Because the outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual funds we will require for development and any approved marketing and commercialization activities. Our future capital requirements will depend on many factors, including:

•        The progress and results of ongoing, planned, and future pre-clinical trial programs.

•        The scope, progress, results, and costs of preclinical studies and development, laboratory testing, and pre-clinical trials for our current and future product candidates.

•        The costs, timing, and outcome of regulatory review of our product candidates.

•        The costs associated with commercializing any approved product candidates, including to establish sales, marketing, distribution, and manufacturing capabilities.

•        Further development of our product development platform and supporting infrastructure.

•        The number of future product candidates that we pursue and their development requirements.

•        The costs and timing of preparing, filing, and prosecuting patent applications, maintaining and enforcing our intellectual property rights, and defending any intellectual property related claims.

•        Our ability to establish and maintain collaborations, licenses, or other arrangements and the financial terms of such arrangements.

•        Our ability to attract, hire, train and retain qualified personnel.

•        Our ability to obtain adequate reimbursement coverage from third-party payors.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive, and uncertain process. We may never generate the necessary data or results required to obtain marketing approval and achieve product sales. Our current and any future product candidates, if approved, may not achieve commercial success. Our current and any future product revenues, if any, will be derived from or based on sales of product candidates that may not be commercially available for many years, if at all.

We will need to continue to rely on additional financing to achieve our business objectives. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. The terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance or possibility of an issuance of additional securities may cause the market price of our shares to decline. If we are unable to raise sufficient additional capital on terms acceptable to us, we may have to significantly delay, scale back, or discontinue the development or commercialization of one or more of our products or product candidates or one or more of our other research and development initiatives. Any of the above events could significantly harm our business, prospects, financial condition, and results of operations and cause the price of our common stock to decline, causing our shareholders to lose all or part of their investments.

We may encounter difficulties in managing our growth, which could negatively impact our operations.

As we advance our clinical development programs, seek regulatory clearance and approval in the United States and elsewhere and increase the number of ongoing product development programs, we anticipate that we will need to increase our product development, scientific and administrative headcount. Due to the complexity in managing a company that expects to scale very quickly and anticipates continued growth, we may not be able to scale our headcount and operations effectively to manage the expansion of our product pipeline or recruit and train the necessary additional personnel. As our operations expand, we also expect that we will need to manage additional relationships with various strategic partners, suppliers and other third parties. We will also need to establish commercial capabilities in order to commercialize any products that may be approved. Such an evolution may impact our strategic focus and our deployment and allocation of resources.

Our ability to manage our operations and growth effectively depends upon the continual improvement of our procedures, reporting systems, and operational, financial, and management controls. We may not be able to implement administrative and operational improvements in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we do not meet these challenges, we may be unable to execute our business strategies and may be forced to expend more resources than anticipated addressing these issues.

In addition, in order to continue to meet our obligations as a publicly listed company and to support our anticipated long-term growth, we will need to increase our general and administrative capabilities. Our management, personnel and systems may not be adequate to support this future growth.

If we are unable to successfully manage our growth and the increased complexity of our operations, our business, financial position, results of operations and prospects may be harmed.

Unstable market and economic conditions, including as a result of geopolitical events, may have serious adverse consequences on our business, financial condition, results of operations or liquidity.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. From time to time, the global credit and financial markets have experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks, and uncertainty about economic and geopolitical stability. Following the COVID-19 pandemic and in connection with geopolitical conflicts, global economic and business activities continue to face widespread uncertainties. There can be no assurance that future deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. A severe or prolonged economic downturn, or additional global financial or political crises, could result in a variety of risks to our business, including delayed clinical trials or preclinical studies, delayed approval of our products, delayed ability to obtain patents and other intellectual property protection, weakened demand for our products, if approved, or our ability to raise additional capital when needed on acceptable terms. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers, suppliers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business. Furthermore, our stock price may decline due in part to the volatility of the stock market and the general economic downturn.

Risk Factors Relating to Our Industry

Clinical development is a lengthy, expensive process and the successful development of our product candidates is highly uncertain. We may experience additional costs, delays, or be unable to complete the development and commercialization of any product candidates, which could have a material adverse impact on our business and results of operations.

In order to obtain FDA approval to market a new product candidate we must demonstrate proof of safety, purity, and efficacy in humans through extensive preclinical studies and clinical trials. Clinical testing is expensive, difficult to design and implement, can take many years to complete, and its outcome is highly uncertain. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule. A clinical study or trial can fail at any stage of testing. Preclinical studies and trials may not be predictive of the success of later clinical studies and trials.

Clinical studies and trials may not result in data that supports intended claims for our product candidates. Successful completion of clinical trials is a prerequisite to obtaining marketing and regulatory approvals for commercialization of our product candidates.

We may experience delays in completing our preclinical studies and initiating or completing clinical studies and trials. We may experience unforeseen events that may delay or prevent successful or timely completion of clinical development and commercialization of our product candidates, including, but not limited to:

•        Delays in reaching a consensus with regulatory authorities on study or trial design.

•        Inability to generate sufficient preclinical data to support the initiation of clinical studies.

•        Delays in opening clinical sites and recruiting suitable patients to participate in clinical trials.

•        Adverse events in clinical studies or trials that may cause investigating regulatory authorities to require us to conduct additional clinical trials or abandon certain product development programs.

•        Costs of preclinical and clinical studies and trials greater than we anticipate or more than our available financial resources.

•        Changes in healthcare policy, regulatory requirements, and guidance that may require amending or submitting new clinical protocols.

•        Our ability to commercialize any of our current or future product candidates, if approved.

Any delays in our preclinical or future clinical development programs may harm our business, financial condition and prospects significantly, which could impair our ability to fund our operations or obtain financing on acceptable terms, or at all.

Product candidates may fail to reach the market for several reasons. Successful development of our product candidates is highly uncertain and is dependent on numerous factors, including, but not limited to:

•        Successful completion of preclinical studies and clinical trials.

•        Performing preclinical studies and clinical trials in compliance with FDA and other regulatory requirements.

•        Receiving marketing approvals from applicable regulatory authorities.

•        Obtaining sufficient quantities of materials, supplies, or products for trials and potential commercialization.

•        Post-marketing approval regulatory costs and compliance.

•        Making arrangements with third parties relating to the manufacture, supply, and distribution of our product candidates.

•        Establishing sales, marketing, distribution, and commercialization capabilities for our approved product candidates.

•        Market acceptance in the medical and healthcare community of our approved products.

•        Obtaining and maintaining patent and intellectual property protections for our product candidates.

•        Obtaining and maintaining healthcare coverage and adequate reimbursement from third-party payors.

Many of these factors are beyond our control, and it is possible that none of our product candidates will ever obtain regulatory approval even if we expend substantial time and resources seeking such approval. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business, financial condition, and results of operations.

If we are unable to successfully identify, develop, obtain and maintain regulatory clearance or approval for and ultimately commercialize any of our current or future products, or experience significant delays in doing so, our business, financial condition and results of operations will be materially adversely affected.

The clinical development, manufacturing, sales and marketing of our products are subject to extensive regulation as medical devices by regulatory authorities in the United States, the United Kingdom, the European Union, Australia and elsewhere. Our ability to generate revenue from sales of any of our products depends heavily on the successful identification, development, regulatory clearance or approval for and eventual commercialization of any products. MAVERICS and any future products will require significant preclinical and clinical development, regulatory clearance or approval, establishment of sufficient manufacturing supply, including commercial manufacturing supply, and may require us to build a commercial organization and make substantial investment and significant marketing efforts before we generate any revenue from product sales. We are not permitted to market or promote any of our products before we receive regulatory clearance or approval from the FDA or comparable foreign regulatory authorities. Obtaining regulatory clearances and approvals for new products and manufacturing processes can take a number of years and involve expenditure of substantial resources, and, despite the substantial time and expense invested, we may never receive such regulatory clearance or approval for MAVERICS or other products. The development and commercialization of our products is subject to many risks, including:

•        additional clinical trials may be required beyond what we currently expect;

•        our financial and other resources may not be sufficient to complete the necessary clinical trials;

•        regulatory authorities may disagree with our interpretation of data from our clinical trials or may require that we conduct additional trials;

•        we may be unable to obtain and maintain regulatory clearance or approval of our products in any jurisdiction;

•        regulatory authorities may identify deficiencies in manufacturing processes;

•        regulatory authorities may change their clearance or approval policies or adopt new regulations;

•        we, or our third-party manufacturers, may not be able to source or produce current Good Manufacturing Practice (“cGMP”) materials for the production of our products or product candidates;

•        our products, if approved, may not be able to be manufactured at a cost or in quantities necessary to make commercially successful products;

•        we may experience delays in the commencement of, enrollment of patients in and timing of our clinical trials;

•        we may not be able to achieve and maintain compliance with all regulatory requirements applicable to our products or operations;

•        we may not be able to maintain a continued acceptable safety profile of our products following clearance or approval;

•        the market may not accept our products, if approved;

•        we may be unable to establish and maintain an effective sales and marketing infrastructure, either through the creation of a commercial infrastructure or through strategic collaborations, and the effectiveness of our own or any future strategic collaborators’ marketing, sales and distribution strategy and operations will affect our profitability;

•        we may experience competition from existing products or new products that may emerge;

•        we may be unable to successfully obtain, maintain, defend and enforce intellectual property rights important to protect our products; and

•        we may not be able to obtain and maintain coverage and adequate reimbursement from third-party payors.

If any of these risks materialize, we could experience significant delays or an inability to successfully develop and commercialize our products, which would have a material adverse effect on our business, financial condition and results of operations.

The successful development of our pipeline of products is highly uncertain and requires significant expenditures and time. In addition, obtaining necessary government clearances and approvals is time-consuming and not assured. If we do not obtain the necessary regulatory clearances or approvals, then we would be unable to commercialize our products.

We currently have one product, MAVERICS, in development. We will need to conduct extensive preclinical studies and clinical trials to demonstrate the safety and efficacy in humans of our current product candidate and any future products in order to obtain regulatory clearance or approval for the sale of our products. Preclinical studies and clinical trials are expensive, complex, can take many years and have uncertain outcomes. None of, or only a small number of, our research and development programs may actually result in the commercialization of a product. We will not be able to commercialize our products if preclinical studies do not produce successful results or if clinical trials do not demonstrate safety and efficacy in humans.

Success in preclinical studies or early-stage clinical trials does not ensure that later stage clinical trials will be successful nor does it ensure that regulatory clearance or approval for the product will be obtained. In addition, the process for the completion of preclinical and clinical trials is lengthy and may be subject to a number of delays for various reasons, which would delay the commercialization of any successful product. If our development projects are not successful or are significantly delayed, we may not recover our substantial investments in the product and our failure to bring these products to market on a timely basis, or at all, could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common stock to decline.

Obtaining regulatory clearances and approvals for new products and manufacturing processes can take a number of years and involve the expenditure of substantial resources. Despite the substantial time and expense invested, regulatory clearance or approval is never guaranteed. The number, size and design of clinical trials that will be required will vary depending on the product or condition for which the product is intended to be used and the regulations and guidance documents applicable to any particular product. Additionally, during the review process and prior to approval, the FDA or other regulatory bodies could require additional data, which could delay approval. The FDA or other regulators can delay, limit or deny clearance or approval of a product for many reasons or adopt new policies or regulations requiring new or different evidence of safety and efficacy for the intended use of a product. In addition, even if such clearance or approval is secured, the approved labeling may have significant labeling limitations, including limitations on the indications for which we can market a product, or require onerous risk management programs. Furthermore, from time to time, changes to the applicable legislation, regulations or policies may be introduced that change these review and approval processes for our products, which may make it more difficult and costly to obtain or maintain regulatory clearances and approvals.

Successful results in clinical trials and in the subsequent application for marketing approval are not guaranteed. If we are unable to obtain regulatory clearances and approvals, we will not be able to commercialize and generate revenue from our products. Even if we receive regulatory clearance or approval for any of our products, our profitability will depend on our ability to commercialize and generate revenues from their sale or the licensing of our technology. The failure to commercialize our products could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common stock to decline.

Even if a product receives regulatory clearance or approval, it may still face development and regulatory difficulties that could delay or impair future sales of products.

Following initial regulatory clearance or approval of any products, we will be subject to continuing regulatory review by various government authorities in those countries where our products are marketed or intended to be marketed, including the review of potential malfunctions and adverse events that are reported after products become commercially available. In addition, we will be subject to ongoing audits and inspections of our facilities and products by the FDA, as well as other regulatory agencies in and outside the United States. Previously unknown problems with the product could result in restrictions on the marketing of the product, including withdrawal of the product from the market.

In addition, if we were to receive regulatory clearance or approval to sell MAVERICS or another product, the relevant regulatory authorities could, nevertheless, impose significant restrictions on the indicated uses, manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping or impose ongoing requirements for post-approval studies.

If we fail to comply with the regulatory requirements in those countries where our products are sold, we could lose our marketing clearances or approvals or be subject to fines or other sanctions. Also, as a condition to granting marketing clearance or approval of a product, the applicable regulatory agencies may require the Company to conduct additional clinical trials or remediate cGMP issues, the results of which could result in the subsequent loss of marketing approval, changes in product labeling or new or increased concerns about side effects or efficacy of a product.

In addition, incidents of medical device related adverse events or unintended side effects or misuse relating to our products could result in additional regulatory controls or restrictions, or lead to a recall or withdrawal of the product from the market. A recall or market withdrawal, whether voluntary or required by a regulatory authority, may involve significant costs to us, potential disruptions in the supply of our products to our customers and reputational harm to our products and business, all of which could harm our ability to market our products and could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common stock to decline.

Even with regulatory clearance or approval to bring a product to market, our profitability may be impacted by ongoing coverage and reimbursement determinations by government health care programs and other third-party payors for our products, or procedures and services that rely on our products.

Our products may be paid for by the Centers for Medicare & Medicaid Services (“CMS”) and other government or third-party payors or will be used by hospitals and health care providers who are reimbursed for procedures and services involving our products. Such payment determinations are subject to pre-approval qualifications and satisfaction of appropriate criteria. CMS, or other third-party payors, may seek to lower costs or limit use of our products as a means to achieve lower health care costs. The sale and demand for our products may be adversely impacted by such coverage and reimbursement determinations.

Participation in government health care programs and contracts with third-party payors will require ongoing compliance with federal and state health care laws and agreement terms.

We will be subject to ongoing monitoring for compliance with federal and state laws, as well as contractual terms, if we receive third-party payor reimbursement for our products, or are engaged with entities that receive reimbursement for procedures and services involving our products. Violation of such laws or contractual terms may result in significant fines and fees, withholding of payment, or removal from the third-party payor programs, which would impact our profitability.

Our products that are in development may not achieve market acceptance, if approved, which could limit our growth and adversely affect our business, financial condition and results of operations.

Even if the FDA or any comparable foreign regulatory authority clears or approves the marketing of any product that we develop, physicians, healthcare providers, patients or the medical community may not accept or use them. MAVERICS is still in the development stage, and is based on our proprietary technologies. We do not have proven marketing or sales strategies, nor do we know if customers will accept our products, if approved, and therefore we do not know how the introduction of any approved products will affect our business. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenues or any profits from operations. We intend to continue to invest resources to achieve clearance and approval and market acceptance of our products but are unable to guarantee that we will succeed.

The degree of market acceptance of our products, if approved, will depend on a number of factors, including:

•        the requirement of additional clinical trials beyond what we currently expect;

•        the timing of market introduction of our products, as well as competitive products;

•        the clinical indications for which a product is approved;

•        perceived benefits from our products;

•        perceived cost effectiveness of our products;

•        perceived safety and effectiveness of our products;

•        the effectiveness of sales and marketing efforts;

•        the terms of any clearances or approvals and the countries in which clearances and approvals are obtained;

•        our ability to provide acceptable evidence of safety and efficacy;

•        marketing, manufacturing and supply support;

•        potential product liability claims;

•        the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;

•        in certain instances, reimbursement available through government and private healthcare programs for using our products; and

•        introduction and acceptance of competing products or technologies.

If our products do not gain market acceptance or if our customers prefer our competitors’ products, our potential revenue growth would be limited, which would adversely affect our business, financial condition and results of operations. Even if some of our products achieve market acceptance, the market may prove not to be large enough to allow us to generate significant revenues.

Failure to successfully innovate and develop new and differentiated products in a timely manner and effectively market these products could have a material effect on our prospects.

Our continued growth and success depend on our ability to innovate and develop new and differentiated products in a timely manner and effectively market these products. Without the timely innovation and development of products, our products could be rendered obsolete or less competitive because of the introduction of a competitor’s newer technologies. Innovating products requires the devotion of significant financial and other resources to research and development activities; however, there is no certainty that the products we are currently developing will complete the development process, or that we will obtain the regulatory or other clearances or approvals required to market such products in a timely manner or at all. Even if we timely innovate and develop products, our ability to successfully market them could be constrained by a number of different factors, including competitive products and pricing, barriers in patients’ treatment pathway, the need for regulatory clearance or approval, restrictions imposed on cleared or approved indications, and uncertainty over third-party reimbursement. Failure in any of these areas could have a material effect on our prospects.

We may find it difficult to enroll patients in our clinical trials, and patients could discontinue their participation in clinical trials, which could delay or prevent clinical trials and make those trials more expensive to undertake.

Identifying and qualifying patients to participate in current and future clinical trials of our products is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our products. Patients could be unavailable for various reasons, including competitive clinical trials for similar patient populations, eligibility criteria for the clinical trial, and the proximity of patients to clinical sites. In addition, the process of identifying, confirming eligibility and enrollment of patients may prove costly, and there is a risk that patients enrolled in clinical trials will drop out of the trials before the administration of our products or trial completion. As such, the timeline for recruiting patients, conducting trials and obtaining regulatory clearance or approval of products may be delayed. If we have difficulty enrolling a sufficient number of patients to conduct any clinical trials as planned or maintaining such enrollment, we may need to delay, limit or discontinue those clinical trials. Clinical trial delays could result in increased costs, slower product development, setbacks in testing the safety and effectiveness of our technology or discontinuation of the clinical trials altogether. In addition, some of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the delay or denial of regulatory clearance or approval of our products.

Interim, top-line and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

Others, including regulatory authorities, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically a significant volume of data and other information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line, or preliminary data that we report differ from final results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain clearance or approval for, and commercialize, our products may be harmed, which could harm our business, operating results, prospects or financial condition.

We operate in a highly competitive and rapidly changing industry, and if we do not compete effectively, our business will be harmed.

The medical technology industry is highly competitive and subject to significant and rapid technological change. Our success is highly dependent on our ability to discover, develop and obtain regulatory clearance or approval for new and innovative products on a cost-effective basis and to market them successfully. In doing so, we face and will continue to face intense competition from a variety of businesses, including large healthcare companies, academic institutions, government agencies and other public and private research organizations. These organizations may have significantly greater resources than we do and conduct similar research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and marketing of products that compete with our products. Mergers and acquisitions in the medical technology industry may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.

We expect to face increasingly intense competition as new technologies become available. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Any products that we successfully develop and commercialize will compete with existing products and new products that may become available in the future. The highly competitive nature of and rapid technological changes in the medical technology industry could render our products or our technology obsolete, less competitive or uneconomical. Our competitors may, among other things:

•        have significantly greater financial, manufacturing, marketing, development, technical and human resources than we do;

•        develop and commercialize products that are more effective, less expensive, easier to implement or have fewer or less severe side effects;

•        obtain quicker regulatory clearance or approval;

•        establish superior proprietary positions covering our products and technologies;

•        implement more effective approaches to sales and marketing; or

•        form more advantageous strategic alliances.

Should any of these factors occur, our business, financial condition and results of operations could be materially adversely affected. Competing products could present superior alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products we may develop. Competitive product approaches may make any products we develop obsolete or non-competitive before we recover the expense of developing and commercializing our products.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Risks Related to Our Operations

Our operating results could be adversely affected if we are unable to accurately forecast demand for any of our products that receive marketing clearance or approval and if we are unable to adequately manage our inventory.

If one or more of our products receives marketing clearance or approval, and we commercialize the product, to ensure adequate inventory supply, we will be required to forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and contract manufacturers, based on our estimates of future demand for our products. Failure to accurately forecast our needs could result in manufacturing delays or increased costs. Due to the lead times necessary to obtain and install new equipment and ramp up production of product lines, if we fail to adequately forecast the need for additional manufacturing capacity, we may be unable to scale production in a timely manner to meet demand for our products. In addition, the technically complex manufacturing processes required to manufacture our products increase the risk of production failures and can increase the cost of producing our products. As a result, because the production process for our products is complex and sensitive, the cost of production and the chance of production failures and lengthy supply interruptions is increased, which can have a substantial impact on our inventory levels.

Our ability to accurately forecast demand could be affected by many factors, including changes in demand for our products, changes in demand for the products of our competitors and the weakening of economic conditions or confidence in future economic conditions. This risk could be exacerbated by the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases, or at times will have an excess in inventory that we are unable to effectively utilize. If we fail to accurately forecast demand, we could experience excess inventory levels or a shortage of products available for sale and any such shortage could have a material impact on our business operations.

We expect to rely on third parties to conduct our clinical trials and preclinical studies. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, our development programs and our ability to seek or obtain regulatory approval for or commercialize our products may be delayed.

We expect to be dependent on third parties to conduct our clinical trials and preclinical studies for our current product candidate and any future products we develop. These third parties may include medical institutions, clinical investigators, lab service providers, and consultants to conduct clinical trials and preclinical studies, in each case in accordance with trial protocols and regulatory requirements. These third parties play a significant role in the conduct, monitoring, project and site management, data management, safety and lab services of our trials studies, including subsequent analysis of data. Though we expect to carefully manage our relationships with such third parties, there can be no assurance that we will not encounter challenges or delays in the future, or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects. Furthermore, while we will have agreements governing the activities of our third-party contractors, we have limited influence over their actual performance. Nevertheless, we will be responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards and requirements, and our reliance on third parties does not relieve us of our regulatory responsibilities.

In addition, we and any third parties we work with are required to comply with Good Laboratory Practice and Good Clinical Practice (“GCP”) requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities. Furthermore, our clinical trials must be conducted with materials manufactured in accordance with cGMP regulations. Regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of the third parties we work with or our trial sites fail to comply with applicable GLP, GCP or other requirements, the data generated in our preclinical studies or clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require us to perform additional studies or trials before approving our marketing applications, if ever. Furthermore, our clinical trials must be conducted with materials manufactured in accordance with cGMP regulations. Failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and our goal of receiving Pre-Market Approval for a product.

There is no guarantee that any of the third parties with whom we work will devote adequate time and resources to such trials or studies or perform as contractually required. If any of these third parties fails to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. In addition, the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other activities that could harm our competitive position.

In addition, the third parties with whom we work have the right to terminate their agreements with us in the event of an uncured material breach and under other specified circumstances. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, in a timely manner or at all. Switching or adding additional third parties involves additional cost and requires our management’s time and focus. In addition, there is a natural transition period when a new third-party service provider commences work. As a result, delays can occur, which can materially impact our ability to meet our desired clinical development timelines. Though we intend to work to carefully manage our relationships with the third parties with whom we work, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We expect to rely on third parties for the supply of materials and for the design and manufacture of our products. Any failure by or loss of a vendor could result in delays and increased costs, which may adversely affect our business.

We expect to rely on a limited number of suppliers to supply raw materials and other components and on contract manufacturers to design and manufacture certain products. The facilities used by any of our contract manufacturers must be approved for the manufacture of our products by the FDA, or any comparable foreign regulatory authority, pursuant to inspections that may be conducted by or for regulatory authorities. We will not control the manufacturing process of, and are completely dependent on, contract manufacturers for compliance with cGMP requirements for manufacture of those products. If these contract manufacturers cannot successfully manufacture such products in a manner that conforms to our specifications and the strict regulatory requirements of the FDA or any comparable foreign regulatory authority, they will not be able to secure and/or maintain regulatory approval for the use of their manufacturing facilities.

We also expect to purchase certain supplies and services from single sources for reasons of quality assurance, cost-effectiveness, availability, constraints resulting from regulatory requirements and other reasons. We may experience, from time to time, supply interruptions due to a variety of factors, including:

•        general economic conditions that could adversely affect the financial viability of our vendors;

•        vendors’ election to no longer service or supply medical technology companies, including due to the burdens of applicable quality requirements and regulations or for no reason at all;

•        the limitation or ban of certain chemicals or other materials used in the manufacture of our products; and

•        delays or shortages due to trade or regulatory embargoes.

Additionally, any significant increases in the cost of raw materials, whether due to inflationary pressure, supply constraints or regulatory changes could adversely impact our operating results. A change or addition to our vendors could require significant effort due to the rigorous regulations and requirements of the FDA and other regulatory authorities. It could be difficult to establish additional or replacement sources on a timely basis or at all, which could have a material adverse effect on our business.

We expect to have limited control over our suppliers, contract manufacturers, and logistic partners, and such limited control could subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

We expect to rely on a limited number of suppliers to supply raw materials and other components for certain of our products, contract manufacturers to manufacture certain of our products, and logistics partners to transport certain of our products. We expect to have limited control over our suppliers, contract manufacturers and logistics partners. Such limited control could subject us to the following risks:

•        delays or shortages due to trade or regulatory embargoes;

•        inability to satisfy demand for our current and future products and services;

•        reduced control over delivery timing and related customer experience and product reliability;

•        reduced ability to monitor the manufacturing process and components used in our products;

•        limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

•        variance in the manufacturing capability of our third-party manufacturers;

•        price increases;

•        failure of a significant supplier or manufacturer partner to perform its obligations to us for technical, market or other reasons;

•        variance in the quality of services provided by our third-party partners;

•        failure of a significant supplier or manufacturer partner to perform its obligations to us for technical, market or other reasons;

•        inability of suppliers to comply with applicable provisions of the FDA’s Quality System Regulation or other applicable laws enforced by the FDA, state regulatory authorities or non-U.S. regulatory authorities;

•        inability to ensure the quality of products and components manufactured by third parties;

•        production delays related to the evaluation and testing of products and components from alternative suppliers and corresponding regulatory qualifications;

•        difficulties in establishing additional supplier or manufacturer partner relationships if we experience difficulties with our existing suppliers, manufacturers or logistics partners;

•        shortages of materials or components;

•        production shortages resulting from any events affecting raw material supply;

•        misappropriation of our intellectual property;

•        exposure to natural catastrophes, epidemics such as a pandemic, political unrest, terrorism, labor disputes and economic instability resulting in the disruption of trade from foreign countries in which our products or the components are sourced;

•        changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics partners are located;

•        the imposition of new laws, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes and trade restrictions; and

•        insufficient warranties and indemnities on components supplied to our manufacturers or performance by our partners.

If our suppliers became unable to provide components in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply. The process of qualifying suppliers is lengthy. Delays or interruptions in the supply of our requirements could limit or stop our ability to provide sufficient quantities of devices on a timely basis or meet demand for our devices, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, our failure or the failure of our manufacturing partners and suppliers to maintain compliance with the applicable regulatory requirements could result in the shutdown of our manufacturing operations or the recall of our products, which would harm our business. In the event that one of our manufacturing partners or suppliers fails to maintain compliance with our or governmental quality requirements, we may have to qualify a new manufacturing partner or supplier, and we could experience manufacturing delays as a result.

The occurrence of any of these risks could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers and could harm our brand and reputation.

Our research and development efforts will be jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

Changes in our senior management can be disruptive to our business and may adversely affect our operations. For example, when we have changes in senior management positions, we may elect to adopt different business strategies or plans. Any new strategies or plans, if adopted, may not be successful and if any new strategies or plans do not produce the desired results, our business may suffer.

Moreover, competition for qualified employees is intense and as such we may not be able to attract and retain personnel critical to our success. Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel, manufacturing personnel, sales and marketing personnel and on our ability to develop and maintain important relationships with clinicians, scientists and leading academic and health institutions. Given the specialized nature of our products, there is an inherent scarcity of experienced personnel in these fields. As we continue developing products in our pipeline, we will require personnel with medical, scientific or technical qualifications specific to each program. The loss of key personnel, in particular our senior leadership team, could delay our research and development activities. Despite our efforts to retain valuable employees, members of our team may terminate their employment with us on short notice. The competition for qualified personnel in the medical technology industry is intense, and our future success depends upon our ability to attract, retain and motivate highly skilled scientific, technical and managerial employees. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our product development and commercialization activities.

We may in the future seek to identify and acquire certain assets, products and businesses, and there can be no guarantee that we will be able to successfully consummate such transactions.

We may in the future seek to identify and acquire complementary businesses, products, technologies or other assets to augment our pipeline. Such transactions may be complex, time consuming and expensive. There can be no guarantee that we will be able to successfully consummate acquisitions or other arrangements, which could result in significant diversion of management and other employee time, as well as substantial out-of-pocket costs. If such transactions are not completed for any reason, we may incur significant costs and the market price of our common stock may decline.

In addition, even if an acquisition is consummated, the integration of the acquired business, product or other assets into our company may be complex and time-consuming, and we may not achieve the anticipated benefits, cost-savings or growth opportunities we expect. Potential difficulties that may be encountered in the integration process include the following: integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly-acquired products; coordinating geographically dispersed organizations; preventing the distraction of management and employees from operations; retaining existing customers and attracting new customers; maintaining the business relationships the acquired company has established, including with health care providers; and managing inefficiencies associated with integrating the operations of our company and the acquired business, product or other assets.

To the extent we are able to enter into collaborative arrangements or strategic alliances, we will be exposed to risks related to those collaborations and alliances.

The rapid pace of technological development in the medical technology industry and the specialized expertise required in different areas of medicine make it difficult for one company alone to develop a broad portfolio of technological solutions. In addition to internally generated growth through our research and development efforts. We expect to make future investments where we believe that we can stimulate the development or acquisition of new technologies and products to further our strategic objectives and strengthen our existing businesses. Collaborative arrangements and strategic alliances in and with medical technology companies are inherently risky, and we cannot guarantee that any of our previous or future investments or investment collaborations will be successful or will not materially adversely affect our business, results of operations, financial condition and cash flows.

Any collaboration arrangement or alliance we have or may have in the future could be terminated for reasons beyond our control or we may not be able to negotiate future alliances on acceptable terms, if at all. These arrangements and alliances could result in us receiving less revenue than if we sold our products directly, place the development, sales and marketing of our products outside of our control, require us to relinquish important rights or otherwise be on unfavorable terms.

Collaborative arrangements or strategic alliances will also subject us to a number of risks, including the risk that:

•        we may not be able to control the amount and timing of resources that our strategic partners/collaborators may devote to the products;

•        strategic partners/collaborators may experience financial difficulties;

•        the failure to successfully collaborate with third parties may delay, prevent, or otherwise impair the development or commercialization of our products or revenue expectations;

•        business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete their obligations under any arrangement;

•        a collaborator could independently move forward with a competing product developed either independently or in collaboration with others, including our competitors; and

•        collaborative arrangements are often terminated or allowed to expire, which would delay the development of, and may increase the cost of developing, products.

Any failure to protect our information technology infrastructure and our products against cyber-based attacks, network security breaches, service interruptions or data corruption could materially disrupt our operations and adversely affect our business and operating results.

The operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage accounting and financial functions, product development tasks, clinical data, customer service and technical support functions. Our information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, power losses, computer system or data network failures, security breaches and data corruption.

In addition, our information technology infrastructure and products are vulnerable to cyber-based attacks. Cyber-based attacks can include computer viruses, denial-of-service attacks, phishing attacks, ransomware attacks and other introduction of malware to computers and networks; unauthorized access through the use of compromised credentials; exploitation of design flaws, bugs or security vulnerabilities; intentional or unintentional acts by employees or other insiders with access privileges; and intentional acts of vandalism by third parties and sabotage. In addition, laws of applicable jurisdictions can expose us to investigations and enforcement actions by regulatory authorities and claims from individuals potentially resulting in penalties and significant legal liability if our information technology security efforts are inadequate.

Significant disruption in either our or our service providers’ information technology could impede our operations or result in decreased sales, result in liability claims or regulatory penalties, or lead to increased overhead costs, product shortages, loss or misuse of proprietary or confidential information, intellectual property, or sensitive or personal information, all of which could have a material adverse effect on our reputation, business, financial condition and operating results.

Our business, data, services and products are or may become subject to U.S. federal and state and international data privacy laws and regulations and any failure to comply with these laws and regulations could harm our reputation, expose us to damages and otherwise adversely affect our business.

We are or may become subject to laws and regulations in the United States and other countries concerning the handling of personal data, including but not limited to those related to the collection, storage, handling, use, disclosure, transfer, and security of personal data. These laws and regulations are continuously evolving and developing, creating significant uncertainty as privacy and data protection laws may be interpreted and applied differently from country to country and may create inconsistent or conflicting requirements. Our compliance with privacy and data protection laws may result in significant costs and challenges that are likely to increase over time. Any failure, or perceived failure, by us or third-party service providers to comply with our privacy or security policies or privacy-related legal obligations may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our operating results and financial condition.

Increased emphasis on environmental, social, and governance (“ESG”) matters may have an adverse effect on our business, financial condition, results of operations and reputation.

Investors, regulators, legislators, customers, consumers, employees, and other key stakeholders are increasingly focusing on areas of corporate responsibility and particularly matters related to ESG factors. Such matters could include, among other things, environmental stewardship, diversity, equity, and inclusion initiatives, supply chain practices, good corporate governance, workplace conduct, and support for local communities. Institutional investors have expressed expectations with respect to ESG matters that they use to guide their investment strategies and may, in some cases, choose not to invest in us if they believe our ESG policies are lagging or inadequate. Other stakeholders also have expectations regarding ESG factors, such as employees or potential employees who desire to work for a company that reflects their personal values. These areas of focus are continuing to evolve, as are the criteria on which investors assess companies’ performance in these areas. Investors are increasingly looking to companies that demonstrate strong ESG and sustainability practices as an indicator of long-term resilience, especially in light of events such as the COVID-19 pandemic. Keeping up with and meeting these expectations may disrupt our business and divert the attention of our management, and we may be unable to make the investments in ESG programs that our competitors with greater financial resources are able to make. Failure to meet the expectations of investors and other stakeholders in these areas may damage our reputation, impact employee retention, impact the willingness of our customers to do business with us, or otherwise impact our financial results and stock price.

Risks Related to Legal and Regulatory Matters

We could become exposed to product liability claims that could harm our business.

The clinical trials and sales of medical products entail an inherent risk of product liability. We expect to rely on a number of third-party researchers and contractors to produce, collect, and analyze data regarding the safety and efficacy of our products. We also have quality control and quality assurance in place to mitigate these risks and have historically obtained professional liability and clinical trial insurance on our clinical trials to cover financial damages in the event that human testing is done incorrectly or the data is analyzed incorrectly.

Notwithstanding our control procedures, we could face product liability exposure related to the testing of our products in clinical trials. If any of our products are approved for sale, we could face exposure to claims by an even greater number of persons than were involved in the clinical trials once marketing, distribution and sales of our products begin.

Regardless of merit or eventual outcome, liability claims could result in:

•        decreased demand for our products;

•        injury to our reputation;

•        withdrawal of clinical trial participants;

•        costs of related litigation;

•        substantial monetary awards to patients and others;

•        loss of revenues; and

•        the inability to commercialize products.

If a claim is made against us in conjunction with these research testing activities, the market price of our common stock could be negatively affected.

Use of our products in unapproved circumstances could expose us to liabilities.

The marketing approvals, if any, from the FDA and other regulators of certain of our products are expected to be limited to specific indications. Such approvals would prohibit us from marketing or promoting any unapproved use of our products. Physicians, however, may use these products in ways or circumstances other than those strictly within the scope of the regulatory approval. Although we intend that the product training we will provide to physicians and other healthcare professionals will be conducted in compliance with applicable laws, and therefore, will be limited to approved uses or for clinical trials, no assurance can be given that claims might not be asserted against us if our products are used in ways or for procedures that are not approved.

Disputes could substantially disrupt our business operations.

Even if resolved in our favor, litigation or other legal proceedings commenced against us by shareholders, regulatory authorities, employees, competitors or other third parties could cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to develop our products, continue our internal research programs or enter into strategic collaborations that could help us bring our products to market. As a result, uncertainties resulting from the initiation and continuation of litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

Our products and operations are subject to extensive government regulation and any failure to comply with applicable requirements could harm our business.

Medical devices are subject to rigorous regulation and scrutiny by the FDA and other governmental authorities. Government regulation applies to nearly all aspects of our products’ lifecycles, including testing, clinical study, manufacturing, transporting, sourcing, safety, labeling, storing, packaging, recordkeeping, reporting, advertising, promoting, distributing, marketing, and importing or exporting of medical devices and products. In general, unless an exemption applies, a medical device or product must receive regulatory clearance or approval or clearance before it can be marketed or sold. Modifications to existing products or the marketing of new uses for existing products also may require regulatory clearance or approvals, or supplemental approvals. If we are unable to obtain these required marketing authorizations, our ability to commercialize new products will be delayed or adversely impacted.

Regulatory agencies may refuse to grant approval or clearance or disagree with our interpretation of the data, or disagree with our interpretation of the regulatory requirements, such as products that are subject to enforcement discretion or consumer products that do not meet the definition of an FDA-regulated medical device. Furthermore, the FDA and other regulatory agencies could change their policies, adopt additional regulations, or revise existing regulations, each of which could impact how our products are regulated, prevent or delay approval or clearance of devices, or could impact our ability to market a previously cleared, approved, or unregulated device. Our failure to comply with regulatory requirements of the FDA or other applicable regulatory requirements in the United States or elsewhere could subject us to administratively or judicially imposed sanctions. These sanctions could include warning letters, fines, civil penalties, criminal penalties, injunctions, debarment, product seizure or detention, product recalls and total or partial suspension of production, sale and/or promotion. Any of the foregoing actions could have a material adverse effect on our financial condition and results of operations. In addition to any such sanctions for noncompliance described above, commencement of an enforcement proceeding, inspection or investigation could divert substantial management attention from the operation of our business and, as a result, have an adverse effect on our business.

Our operations are subject to environmental, health, and safety regulations that could result in substantial costs.

Our operations are subject to environmental, health, and safety laws, and regulations concerning, among other things, the generation, handling, transportation, and disposal of hazardous substances or wastes, the cleanup of hazardous substance releases, and emissions or discharges into the air or water. We may incur in the future expenditures in connection with environmental, health and safety laws, and regulations. New laws and regulations, violations of these laws or regulations, stricter enforcement of existing requirements, or the discovery of previously unknown contamination could require us to incur costs or could become the basis for new or increased liabilities that could be material.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The design, manufacture and marketing of medical device products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products could lead to negative publicity, government investigation, litigation or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries) and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. In some circumstances, such adverse events could also cause delays in new product clearance and commercialization plans.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and, if available, may not be available on acceptable terms at all periods of time. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our products, cause a significant financial burden on us, or both, which in either case could have a material adverse effect on our business and financial condition.

Healthcare policy changes may have a material adverse effect on us.

There have been and continue to be actions and proposals by several governments, regulators and third-party payers globally, including the U.S. federal and state governments, to control healthcare costs and, more generally, to reform healthcare systems. Certain of these actions and proposals, among other things, limit the prices we are able to charge for our products or the amounts of reimbursement available for our products, increase the importance of our ability to compete on cost, and could limit the acceptance and availability of our products. These actions and proposals could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are and may be subject to various U.S. and international bribery, anti-kickback, false claims, privacy, transparency, and similar laws, any breach of which could cause a material, adverse effect on our business, financial condition, and profitability.

Our relationships with physicians, hospitals, and other healthcare providers are subject to scrutiny under various U.S. and international bribery, anti-kickback, false claims, privacy, transparency, and similar laws, often referred to collectively as “healthcare compliance laws.” Healthcare compliance laws are broad, sometimes ambiguous, complex, and subject to change and changing interpretations. Possible sanctions for violation of these healthcare compliance laws include fines, civil and criminal penalties, exclusion from government healthcare programs, and despite our compliance efforts, we face the risk of an enforcement activity or a finding of a violation of these laws. While our relationships with healthcare professionals and organizations are structured to comply with such laws and we conduct training sessions on these laws and codes, it is possible that enforcement authorities may view our relationships as prohibited arrangements that must be restructured or for which we would be subject to other significant civil or criminal penalties or debarment. In any event, any enforcement review of or action against us as a result of such review, regardless of outcome, could be costly and time consuming. Additionally, we cannot predict the impact of any changes in or interpretations of these laws, whether these changes will be retroactive or will have effect on a going-forward basis only.

Tax laws, regulations, and enforcement practices are evolving and may have a material adverse effect on our results of operations, cash flows and financial position.

Tax laws, regulations, and administrative practices in various jurisdictions are evolving and may be subject to significant changes due to economic, political, and other conditions. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain, and significant judgment is required in evaluating and estimating our provision and accruals for taxes. Additionally, the Internal Revenue Service’s interpretation of specific expenditures’ eligibility may vary, potentially leading to variances to our estimations. Governments are increasingly focused on ways to increase tax revenues, particularly from multinational corporations, which may lead to an increase in audit activity and aggressive positions taken by tax authorities.

Developments in relevant tax laws, regulations, administrative practices and enforcement practices could have a material adverse effect on our operating results, financial position and cash flows, including the need to obtain additional financing.

Risks Related to Intellectual Property

Our success depends on our ability to protect our intellectual property and our proprietary technology.

Our success is to a certain degree also dependent on our ability to obtain and maintain patent protection. We could be materially adversely affected by any failure or inability to protect our intellectual property rights. Similarly, any know-how that is proprietary or particular to our technologies could be subject to risk of disclosure by employees or consultants despite having confidentiality agreements in place.

Any future success will depend in part on whether we can obtain and maintain patents to protect our own products and technologies; obtain licenses to the patented technologies of third parties; and operate without infringing on the proprietary rights of third parties. Patent matters can involve complex legal and scientific questions and it is impossible to predict the outcome of patent claims. There is a risk that future patent applications that we make may not be approved, or we may not develop additional products or processes that are patentable. Some countries in which we may sell our products or license our intellectual property may fail to protect our intellectual property rights to the same extent as the protection that may be afforded in the United States.

In addition, the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or in interpretations of patent laws could diminish the value of our intellectual property or narrow the scope of our patent protection. Even if we are able to obtain patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. We may also fail to take the required actions or pay the necessary fees to maintain our patents.

Moreover, any of our pending applications may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (“USPTO”), the European Patent Office, and the Intellectual Property Office in the United Kingdom. In addition, any patents issued could become involved in opposition, derivation, reexamination, post-grant review, interference proceedings or other patent office proceedings or litigation challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, and allow third parties to commercialize our technology or products and compete directly with us, without payment to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to exploit our intellectual property or develop or commercialize current or future products.

The issuance of a patent is not conclusive as to the inventorship, scope, validity or enforceability and our patents could be challenged in the courts or patent offices. Such challenges could result in loss of ownership or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit the duration of the patent protection of our technology and products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

In addition, other companies may attempt to circumvent any regulatory data protection or market exclusivity that we obtain under applicable legislation and thus require us to allocate significant resources to preventing such circumvention. Such developments could enable other companies to circumvent our intellectual property rights and use our clinical trial data to obtain marketing authorizations in certain jurisdictions. Such developments could also require us to allocate significant resources to prevent other companies from circumventing or violating our intellectual property rights.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products.

Our commercial success may depend upon our future ability and the ability of our potential collaborators to develop, manufacture, market and sell our products without infringing valid intellectual property rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the medical technology industry, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post-grant review and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Furthermore, patent reform and changes to patent laws in the United States and in foreign jurisdictions add uncertainty to the possibility of challenge to our patents in the future, and could diminish the value of patents in general, thereby impairing our ability to protect our products. We cannot assure you that our products and other proprietary technologies we may develop will not infringe existing or future patents owned by third parties. Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and, even if resolved in our favor, is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities.

If a third-party intellectual property right exists it could require the pursuit of litigation or administrative proceedings to nullify or invalidate the third-party intellectual property right concerned, or entry into a license agreement with the intellectual property right holder, which may not be available on commercially reasonable terms, if at all. Third-party intellectual property right holders, including our competitors, may bring infringement claims against us. If a third-party claims that we infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

•        litigation, which may be expensive and time-consuming and may divert our management’s attention from our core business;

•        substantial damages for infringement, which we may have to pay if a court decides that the product or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

•        a court prohibiting us from developing, manufacturing, marketing or selling our products, or from using our proprietary technologies, unless the third-party licenses its product rights to us, which it is not required to do;

•        if a license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products; and

•        redesigning our products or processes so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time.

Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which we are developing our products. We cannot provide any assurances that valid third-party patents do not exist which might be enforced against our current or future products, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties. As the medical technology industry expands and more patents are issued, the risk increases that our products may give rise to claims of infringement of the patent rights of others. Third parties may assert that we infringe their patents or other intellectual property, or that we are otherwise employing their proprietary technology without authorization and may sue us. We believe that we have reasonable defenses against possible allegations of infringement, such as noninfringement or invalidity defenses; however, there can be no assurance that these defenses will succeed. It is also possible that patents owned by third parties of which we are aware or might become aware, but which we believe are not valid, or do not believe are relevant to our products and other proprietary technologies we may develop, could be found to be infringed by our products. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our products may infringe. In addition, our competitors or other third parties, many of which have substantially greater resources than we do and have made substantial investments in patent portfolios and competing technologies, may obtain patents in the future that may prevent, limit or otherwise interfere with our ability to make, use and sell our products, and may claim that use of our technologies or the manufacture, use or sale of our products infringes upon these patents. If any such third-party patents were held by a court of competent jurisdiction to cover our technologies or products, or if we are found to otherwise infringe a third party’s intellectual property rights, the holders of any such patents may be able to block, including by court order, our ability to develop, manufacture or commercialize the applicable product unless we obtain a license under the applicable patents or other intellectual property, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, our ability to commercialize our products may be impaired or delayed, which could in turn significantly harm our business.

The medical technology industry has produced a considerable number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity may be difficult. For example, in the United States, proving invalidity in court requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents, and there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on our business and operations. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

Third parties asserting their patent or other intellectual property rights against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our products or force us to cease some of our business operations. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business, cause development delays and may impact our reputation. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible on a cost-effective basis or require substantial time and monetary expenditure. In that event, we would be unable to further develop and commercialize our products, which could harm our business significantly. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we collaborate with various organizations and academic institutions on the advancement of our technology and products, we may, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite these contractual provisions, the need to share trade secrets and other confidential information increases the risk that such trade secrets will become known by potential competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, discovery by a third party of our trade secrets or other unauthorized use or disclosure would impair our intellectual property rights and protections in our products.

In addition, these agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In some cases, publication rights are controlled exclusively by us. In other cases, we may share these rights with other parties. Despite our efforts to protect our trade secrets, our competitors could discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and other governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various corresponding governmental patent agencies outside of the United States require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.

Confidentiality and invention assignment agreements with our employees, advisors and consultants may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets and/or confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. However, trade secrets and/or confidential know-how can be difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, advisors and consultants to enter into confidentiality and invention assignment agreements with us. However, current or former employees, advisors and consultants could unintentionally or willfully disclose our confidential information to competitors, and confidentiality and invention assignment agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality and invention assignment agreements may vary from jurisdiction to jurisdiction.

Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets and/or confidential know-how.

Intellectual property rights do not address all potential threats to our business prospects.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•        Others may be able to make products that are similar to ours but that are not covered by our intellectual property rights.

•        Others may independently develop similar or alternative technologies or otherwise circumvent any of our technologies without infringing our intellectual property rights.

•        We or any of our collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license.

•        We or any of our collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license.

•        It is possible that any pending patent applications that we have filed, or will file, will not lead to issued patents.

•        Issued patents that we own may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

•        Our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

•        Ownership of our patents or patent applications may be challenged by third parties.

•        Our patents may only be valid for a limited period of time.

•        The patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.

Any difficulty with protecting our intellectual property could diminish the value of our intellectual property rights in the relevant jurisdiction.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States, the United Kingdom, and the European Union. If we or our collaboration partners encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in other jurisdictions, then the value of these rights could be diminished and we could face additional competition from others in such other jurisdictions.

Some countries in Europe and China have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are, or any of our licensors is, forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position or commercial advantage may be impaired and our business and results of operations may be adversely affected.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our products and any future products.

The U.S. Supreme Court in recent years has issued rulings either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations or ruling that certain subject matter is not eligible for patent protection. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents once obtained. Depending on decisions by Congress, the federal courts, the USPTO and equivalent bodies in non-U.S. jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce existing patents and patents we may obtain in the future.

Risks Related to this Offering and Our Common Stock

No active trading market for our common stock currently exists, and an active trading market may not develop.

Prior to this offering, there has not been an active trading market for our common stock. If an active trading market for our common stock does not develop following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling shares of our common stock and our ability to acquire other companies or technologies by using shares of our common stock as consideration may also be impaired. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters and may not be indicative of the market prices of our common stock that will prevail in the trading market.

The market price and trading volume of our common stock may be volatile and may be affected by economic conditions beyond our control.

The market price of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your common stock at a competitive price. We cannot assure you that the market price of our common stock will not fluctuate or significantly decline in the future.

Some specific factors that could negatively affect the price of our common stock or result in fluctuations in their price and trading volume include:

•        actual or expected fluctuations in our prospects or operating results;

•        announcements relating to our products, including the results of clinical trials by us or our collaborators;

•        changes in the demand for our products;

•        additions or departures of our key personnel;

•        changes or proposed changes in laws, regulations or tax policy;

•        sales or perceived potential sales of our common stock by us or our executive officers, directors or shareholders in the future;

•        announcements or expectations concerning additional financing efforts; and

•        conditions in the United States and global financial markets, or in our industry in particular, or changes in general economic or political conditions.

In recent years, the stock market in general, and the market for medical technology companies in particular, has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering.

When the market price of a stock has been volatile, as our common stock price may be, holders of that stock have occasionally brought securities class action litigation claims against the company that issued the stock. If any of our shareholders were to bring a lawsuit of this type against us, even if the lawsuit were without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this initial public offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance shareholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders. If we do not invest or apply our cash in ways that enhance shareholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our product, or continue our operations.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

We do not expect to pay dividends in the foreseeable future after this offering, and you must rely on price appreciation of your shares of common stock for return on your investment.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase common stock in this offering, you will pay more for your shares of common stock than the amount paid by our existing shareholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $9.10 per share to new investors purchasing our shares of common stock in this offering. In addition, you will experience further dilution to the extent that our shares are issued upon the exercise of any warrants or exercise of stock options under any stock incentive plans. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002 (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the applicable stock exchange, and other applicable securities rules and regulations impose various requirements on U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our Board of Directors. In addition, these rules and regulations are often subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pursuant to Section 404 of SOX (“Section 404”), we will be required to furnish a report by our senior management on our internal control over financial reporting.

While we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an emerging growth company, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the end of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect not to avail ourselves of this exemption from new or revised accounting standards and, therefore, may be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Common Stock.

As of December 31, 2025, we had limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the preparation of our financial statements for the year ended December 31, 2025, material weaknesses were identified in the design and operating effectiveness of our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Based on our assessment, we did not appropriately design and maintain entity-level controls impacting the control environment, control activities, information and communication, risk assessment, and monitoring activities to prevent or detect material misstatements to the financial statements. These material weaknesses relate to:

(i)     an insufficient number of qualified resources to ensure adequate oversight and accountability over the performance of controls, including:

•        proper segregation of duties; and

•        lack of proper accounting, valuation and tax support.

(ii)    a lack of appropriately designed, implemented and documented procedures and controls, including:

•        controls over the completeness and accuracy of information used in the operation of control activities across substantially all financial statement areas; and

•        improper access and a lack of review over user access and user provisioning as it relates to our information technology environment and general controls over information systems that support the financial reporting process.

These material weaknesses have not been remediated as of the date of this prospectus. To remediate the material weaknesses, we will continue to hire external third-party finance and accounting personnel, as well as improve financial control. We intend to continue to take further steps to remediate these material weaknesses through formalizing documentation of policies and procedures and further evolving the accounting processes. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2026. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. We may discover additional weaknesses in our system of internal control over financial reporting that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Additionally, when we cease to be an “emerging growth company” under the federal securities laws, our independent registered public accounting firm may be required to express an opinion on the effectiveness of our internal control over financial reporting. If we are unable to confirm that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion on the effectiveness of our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline. We could also become subject to investigations by         , the SEC or other regulatory authorities, and become subject to litigation from investors and shareholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Anti-takeover provisions contained in our articles of incorporation and bylaws to be adopted upon the closing of this offering, as well as provisions of Minnesota law, could impair a takeover attempt.

Our articles of incorporation, bylaws and Minnesota law contain or will contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board of Directors. Our corporate governance documents include or will include provisions:

•        authorizing “blank check” preferred stock, which could be issued by our Board of Directors without shareholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        limiting the ability of our shareholders to call and bring business before special meetings;

•        requiring advance notice of shareholder proposals for business to be conducted at meetings of our shareholders and for nominations of candidates for election to our Board of Directors;

•        controlling the procedures for the conduct and scheduling of Board of Directors and shareholder meetings; and

•        providing our Board of Directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

Further, applicable provisions of Minnesota law may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests.

•        Minnesota Business Corporation Act:    Certain provisions of the Minnesota Business Corporation Act could discourage business combinations and acquisitions of controlling blocks of our shares. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

•        For a more detailed description of the potential anti-takeover effect of provisions in our governing documents and the Minnesota Business Corporation Act, please see “Description of Capital Stock — Anti-Takeover Provisions of Minnesota Law.”

Our failure to meet continued listing requirements could result in a delisting of our common stock.

If, following completion of this offering, we fail to satisfy the continued listing requirements of           , such as the corporate governance requirements or the minimum closing bid price requirement, may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement or prevent future non-compliance with the listing requirements of       .

If delists our common stock from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our common stock;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, which could result in a reduced level of trading activity in the secondary trading market for our common stock;

•        more limited news and analyst coverage for our Company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

•        our projected financial position and estimated cash burn rate;

•        our estimates regarding expenses, future revenues and capital requirements;

•        our ability to continue as a going concern;

•        our need to raise substantial additional capital to fund our operations;

•        our current and future research and development activities, including clinical testing and manufacturing and related costs and timing;

•        our ability to obtain and maintain intellectual property protection for our current products and services;

•        our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

•        the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

•        our reliance on third-party suppliers and manufacturers;

•        the success of competing products or services that are or become available;

•        our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel; and

•        the potential for us to incur substantial costs resulting from lawsuits against us and the potential for these lawsuits to cause us to limit our commercialization of our products and services.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $22,837,795, based on an assumed initial public offering price of $11.00 per share, the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $26,324,213.

We intend to use the net proceeds from this offering to complete a first in-human clinical trial in Spain and begin an expanded feasibility study, continue animal studies, regulatory activities including submissions to other European Union countries for clinical trials, additional product development, and working capital and other general corporate operations as follows:

•        approximately $3,100,000 to complete first-in-human trial and begin expanded feasibility study

•        approximately $3,400,000 for continued animal studies

•        approximately $600,000 for regulatory activities

•        approximately $1,200,000 for product development

•        the remaining balance for working capital and general corporate purposes

A $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease the net proceeds from this offering by approximately $2,112,981, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1,000,000 shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by $10,226,831, assuming the assumed initial public offering price of $11.00 per share remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts, any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements, or commitments with respect to any potential acquisition, investment or license.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2025:

•        on an actual basis;

•        on a pro forma basis to give effect to the (i) conversion of the $500,000 outstanding principal and $131,179 unpaid accrued interest as of December 31, 2025 on the related party convertible note into 63,118 shares of common stock, (ii) the receipt of $50,000 from the sale of common stock subsequent to December 31, 2025, and (iii) the receipt of $20,700 from the exercise of 4,140 options subsequent to December 31, 2025.

•        on a pro forma as adjusted basis to give effect to (i) our issuance and sale of 2,272,727 shares of our common being sold in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting the underwriting discounts and commissions and our estimated offering expenses.

(in thousands, except per share data)	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash and cash equivalents	$1,753	$1,824	$24,662
Related party convertible note	500	—	—
Related party accrued interest	131	—	—
Total liabilities	631	—	—
Shareholders’ equity:
Common stock, par value $0.01 per share; 130,000 shares authorized, 11,458 shares issued and outstanding, actual; 11,531 shares issued and outstanding, pro forma; and 13,803 shares issued and outstanding, pro forma as adjusted	115	116	139
Additional paid-in capital	63,178	63,879	86,694
Accumulated deficit	(60,601)	(60,601)	(60,601)
Total shareholders’ equity	2,692	3,394	26,232
Total capitalization	$3,323	3,394	$26,232

____________

(1)      Each $1.00 increase or decrease, as applicable, in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total shareholders’ equity and total capitalization by $2,112,981, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease, as applicable, of 1,000,000 shares in the number of shares of common stock offered by us would increase or decrease, as applicable the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total shareholders’ equity and total capitalization by $10,226,831, assuming no change in the assumed initial public offering price per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock that will be outstanding after this offering is based on 11,521,396 shares of common stock outstanding as of December 31, 2025, and excludes:

•        9,926,640 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2016 Omnibus Equity Incentive Plan, as of December 31, 2025, at a weight-average exercise price of $5.13 per share;

•        20,000,000 shares of common stock reserved for future issuance under our 2025 Omnibus Equity Incentive Plan.

DILUTION

If you purchase shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of December 31, 2025 we had a historical net tangible book value of $2,608,664 or $0.23 per share of common stock, based on shares of common stock outstanding at December 31, 2025. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at December 31, 2025, divided by the number of shares of common stock outstanding at December 31, 2025.

After giving effect to the (i) conversion of the $500,000 outstanding principal and $131,179 unpaid accrued interest as of December 31, 2025, on the related party convertible note into 63,118 shares of common stock, (ii) the receipt of $50,000 from the sale of common stock subsequent to December 31, 2025, and iii) the receipt of $20,700 from the exercise of 4,140 options subsequent to December 31, 2025, our pro forma net tangible book value at December 31, 2025 would have been $3,310,843 or $0.29 per share of common stock.

After giving effect to the sale of 2,272,727 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2025 would have been $26,148,638, or $1.90 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.61 per share to existing shareholders and immediate dilution of $9.10 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$11.00
Pro forma net tangible book value per share as of December 31, 2025	$0.29
Increase in pro forma net tangible book value per share attributable to new investors in this offering	1.61
Pro forma as adjusted net tangible book value per share immediately after this offering	1.90
Dilution per share to new investors in this offering	$9.10

A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our as pro forma adjusted net tangible book value after this offering by $0.16 per share and the dilution to new investors purchasing common stock in this offering by $8.94 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discount and commissions. An increase of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value after this offering by $0.57 per share and decrease the dilution to new investors purchasing common stock in this offering by $8.53 per share, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses. A decrease of 1,000,000 shares in the number of shares offered by us would decrease the pro forma as adjusted net tangible book value after this offering by $0.65 per share and increase the dilution to new investors purchasing common stock in this offering by $9.75 per share, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses.

If the underwriter exercises its option to purchase additional shares in full, the as adjusted net tangible book value per share after giving effect to the offering would be $2.11 per share. This represents an increase in pro forma as adjusted net tangible book value of $0.21 per share to existing shareholders and dilution in pro forma as adjusted net tangible book value of $8.89 per share to new investors.

The following table summarizes, on the pro forma as adjusted basis described above, the total number of shares of common stock purchased from us, the total consideration paid or to be paid, and the average price per share paid or to be paid by existing shareholders and by new investors in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing shareholders	11,521,396	83.5%	$27,177,984	52.1%	$2.36
New investors	2,272,727	16.5	25,000,000	47.9%	$11.00
Total	13,794,123	100.0%	$52,177,984	100.0%	$3.78

A $1.00 increase (decrease) in the assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $2,272,727 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 2.2 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 2.4 percentage points, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $11,000,000 and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 9.1 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 13.9 percentage points, assuming no change in the assumed initial public offering price.

The table above assumes no exercise of the underwriter’s over-allotment option in this offering. If the underwriter’s over-allotment option is exercised in full, the number of shares of common stock held by new investors purchasing common stock in this offering would be increased to 51.4% of the total number of shares of common stock outstanding after this offering, and the number of shares of common stock held by existing shareholders would be reduced to 48.6% of the total number of shares of common stock outstanding after this offering.

The number of shares of common stock that will be outstanding after this offering is based on 11,521,396 shares of common stock outstanding as of December 31, 2025, and excludes:

•        9,926,640 shares of our common stock issuable upon the exercise of outstanding stock options granted under our 2016 Omnibus Equity Incentive Plan, as of December 31, 2025, at a weight-average exercise price of $5.13 per share;

•        20,000,000 shares of common stock reserved for future issuance under our 2025 Omnibus Equity Incentive Plan.

To the extent that stock options or warrants are exercised, new stock options are issued under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in thousands of U.S. dollars, unless otherwise noted.

Overview

Medical 21 is a developmental-stage medical technology company dedicated to revolutionizing CABG surgery. Our flagship product, the MAVERICS small-diameter synthetic regenerative graft, is an investigational device designed to serve as an alternative conduit to harvested autologous vessels. By potentially reducing or avoiding the need for traditional vessel harvesting, MAVERICS is intended to simplify the CABG procedure and decrease patient morbidity associated with additional surgical incisions. MAVERICS has not been approved by the FDA or any foreign regulatory authority, and its safety and efficacy have not been established.

Key Components of Results of Operations

Revenue

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for any of our product candidates are successful and result in regulatory approval, we may generate revenue in the future from product sales. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of any of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

Research and development expenses

Our research and development expenses consist of expenses incurred with connection with the development of our product candidates and include:

•        Employee-related expenses, which include salaries, benefits, travel and stock-based compensation for our research and development personnel;

•        Laboratory equipment and supplies;

•        Consultants that conduct research and development activities on our behalf;

•        Costs associated with conducting pre-clinical studies and trials;

•        Technology costs; and

•        Facilities and other allocated expenses; which includes rent and utilities.

We expense research and development costs as incurred. Nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our product candidates as they advance into later stages of clinical development and our other product candidates in preclinical development as they advance into clinical development. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. As a result, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates. This is due to the numerous risks and uncertainties associated with developing product candidates, including uncertainty related to:

•        The duration, costs and timing of clinical trials and our current development programs and any further clinical trials related to new product candidates;

•        The sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials;

•        The successful and timely enrollment and completion of clinical trials;

•        Successful data from our pre-clinical and clinical program that supports an acceptable risk-benefit profile candidates in the intended populations;

•        The receipt of maintenance of regulatory and marketing approvals from applicable regulatory authorities; and

•        Successfully launching our product candidates and achieving commercial sales, if and when approved.

General and administrative expenses

Our general and administrative expenses consist primarily of personnel costs, allocated facilities costs, and other expenses for outside professional services, including legal and finance services. Personnel costs consist of salaries, benefits, and stock-based compensation for our general and administrative personnel. We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to increase the size of our administrative function to support the growth of our business.

Interest Expense

Our interest expense consists of interest expense on our related party convertible note.

Results of Operations

Comparison of the years ended December 31, 2025 and 2024

The following tables set forth our results of operations, and variances versus the prior period, for each presented caption. The period-to-period comparison is not necessarily indicative of financial results to be achieved in future periods.

(in thousands)	For the years ended December 31,		$ Change	% Change
	2025	2024
Operating costs and expenses:
Research and development	$7,695	$8,866	$(1,171)	(13.2)%
General and administrative	2,499	2,470	29	1.2%
Loss from operations	(10,194)	(11,336)	(1,142)	(10.1)%
Other expenses:
Interest expense	45	45	—	—%
Net loss	$(10,239)	$(11,381)	$(1,142)	(10.0)%

Research and Development Expenses

Research and development expenses decreased $1,170,958 or 13.2% to $7,694,858 for the year ended December 31, 2025 compared to $8,865,816 for the year ended December 31, 2024. The decrease was primarily due to a decrease of $886,051 in stock-based compensation related to the revaluation of liability classified awards and awards becoming fully vested, $450,715 decrease in research contractors as the Company slowed down its research efforts and pivoted to regulatory approval in 2025, which was partially offset by an increase of $155,436 in salaries and wages and $10,372 in other research and development expenses.

General and Administrative Expenses

General and administrative expenses increased $28,589 or 1.2% to $2,498,901 for the year ended December 31, 2025 compared to $2,470,312 for the year ended December 31, 2024. The increase was primarily due to $446,388 related to audit, finance and accounting consulting professionals and legal fees, which were partially offset by a decrease of $348,697 in stock-based compensation related to the revaluation of liability classified awards and awards becoming fully vested, $45,161 decrease in salaries and wages, and $23,941 decrease in travel costs and other general and administrative expenses.

Interest Expense

Interest expense remained constant for the year ended December 31, 2025 compared to the year ended December 31, 2024.

Liquidity and Capital Resources

Overview

Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from operations. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our product candidates and any future product candidates. As such, we expect our research and development and general and administrative costs will continue to increase significantly, including the costs associated with operating as a public company following the completion of this offering. As a result, there is substantial doubt about the Company’s ability to continue as a going concern and we will need additional capital to fund our operations, which we may obtain from additional equity or debt financings or strategic agreements. To date, we have funded our operations primarily from the sale of common stock and issuance of debt. As of December 31, 2025, we had $1,752,595 in cash and cash equivalents.

Cash Flows

For the fiscal years ended December 31, 2025 and 2024

The following table sets forth a summary of net cash flow activity:

(in thousands)	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(3,761)	$(3,316)
Net cash used in investing activities	(6)	(3)
Net cash provided by financing activities	1,750	6,283
Net decrease in cash and cash equivalents	$(2,017)	$(2,964)

Operating Activities

For the year ended December 31, 2025, net cash used in operating activities was $3,761,214 primarily due to our net loss of $10,238,759 and changes in our operating assets and liabilities of $235,829, which was partially offset by non-cash expenses of $6,713,873. The non-cash charges relate to stock-based compensation and depreciation and amortization expense.

For the year ended December 31, 2024, net cash used in operating activities was $3,316,429 primarily due to our net loss of $11,381,128, which was partially offset by changes in our operating assets and liabilities of $94,415 and non-cash expenses of $7,970,284. The non-cash charges relate to stock-based compensation and depreciation and amortization expense.

Investing Activities

For the year ended December 31, 2025, net cash used in investing activities was $5,854 relating to the purchases of property and equipment.

For the year ended December 31, 2024, net cash used in investing activities was $3,215 relating to the purchases of property and equipment.

Financing Activities

For the year ended December 31, 2025, net cash provided by financing activities was $1,750,000, from the proceeds of the issuance of common stock.

For the year ended December 31, 2024, net cash provided by financing activities was $6,283,428 from the proceeds of the issuance of common stock.

Contractual Obligations and Commitments

Our contractual commitments will have an impact on our future liquidity. These commitments include future payments on our leased facility and certain royalty obligations.

Royalties

We entered into an agreement with the University of Iowa for the assignment of granted and pending patents. These patents are generally associated with methods of manufacturing vessels and materials, including cellulose, around mandrels, stent structures, and heart valves. The agreement includes a 2% royalty of net sales to be paid to the University of Iowa, in perpetuity. As the Company is still in development stage, there have been no royalty payments made to the University of Iowa.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are more fully described in Note 2 of our audited financial statements included elsewhere in this prospectus, we believe the following discussion addresses our most critical accounting policies and estimates, which are those that are most important to our financial condition and results of operations and require our most difficult, subjective and complex judgments.

Stock-Based Compensation

We measure all stock options based on their fair value on the date of the grant. Those awards typically have a graded vesting schedule and compensation expense for awards with only service conditions are recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. We have not issued any stock-based awards with performance-based or market-based vesting conditions.

We use the Black-Scholes option pricing model, which incorporates assumptions and estimates, to measure the fair value of its option awards on the grant date of each stock option award and as of each balance sheet date. We determined the assumptions for the Black-Scholes option pricing model as discussed below. Each of these inputs described below is subjective and generally requires significant judgment to determine. Forfeitures were accounted for as they occurred.

Fair Value of Our Common Stock.    Prior to this offering, our common stock was not publicly traded and therefore the fair value of our common was determined by our Board of Directors at the time of each grant. Our board considered recent sales of common stock to third-party investors when determining the fair value of the common stock.

Expected Term.    The expected term represents the period that the stock-based awards are expected to be outstanding. As we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term, the expected term of stock options granted has been determined using the simplified method, which is the average of the midpoints between the vesting date and the contractual term for all vesting tranches.

Risk-Free Interest Rate.    The risk-free interest rate is based on the rate of the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Expected Volatility.    Because we do not have a trading history of our common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock-based award.

Expected Dividend Yield.    The expected dividend yield is zero as we have not paid and do not anticipate paying any dividends for the foreseeable future.

If any of the assumptions used in the Black-Scholes option pricing model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously. See Note 9 to our financial statements included elsewhere in this prospectus for further details.

Recent Accounting Pronouncements

See Note 2 to our financial statements included elsewhere in this prospectus for a description of recent accounting pronouncements applicable to our financial statements.

JOBS Act

We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We will remain an emerging growth company until the earliest of (i) December 31, 2031, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Quantitative and Qualitative Disclosures About Market Risk

Financial Institution Risk

All of our cash and cash equivalents are held at a single financial institution, and cash amounts held exceed the FDIC limits of up to $250,000 per account.

Inflation Risk

Inflation generally affects us by increasing our costs of labor and third-party consulting fees. Inflationary pressure may adversely impact our future financial results. Our operating costs have increased and may continue to increase because of these pressures, and we may not be able to fully offset these cost increases by raising prices for products or other mitigation efforts, which could result in downward pressure on margins.

BUSINESS

Overview

Medical 21 is a developmental-stage medical technology company dedicated to revolutionizing CABG surgery. Our flagship product, the MAVERICS small-diameter synthetic regenerative graft, is an investigational device designed to serve as an alternative conduit to harvested autologous vessels. By potentially reducing or avoiding the need for traditional vessel harvesting, MAVERICS is intended to simplify the CABG procedure and decrease patient morbidity associated with additional surgical incisions. MAVERICS has not been approved by the FDA or any foreign regulatory authority, and its safety and efficacy have not been established.

Our Product Candidate

MAVERICS is our investigational small-diameter artificial bypass graft that utilizes a resorbable synthetic polymer scaffold and nitinol wire technology. The graft is intended to function as a flexible blood conduit that may reduce or eliminate the need for harvesting native vessels in heart bypass surgery patients.

Saphenous vein bypass
Left internal mammary artery bypass
Blockage in coronary artery

Figure 1	Figure 2

Figure 1: MAVERICS 4.0 mm diameter Graft

Figure 2: Standard Coronary Artery Bypass Grafting

We have developed a highly technical polymer scaffold design intended to support host-cell ingrowth and tissue remodeling following implantation. The graft incorporates a nitinol super-structure for continuous mechanical support as the polymer absorbs over time. We have designed our regenerative graft to be biocompatible, thrombo-resistant, and absorbable. This combination has led to our proprietary 4.0 mm diameter MAVERICS graft (Figure 1).

Currently, to revascularize the heart, autologous vessels such as the left internal mammary artery, radial artery, or the saphenous vein are harvested from the patient to bypass blockages in the coronary arteries (Figure 2). Our MAVERICS graft is intended to eliminate the need for vessel harvesting and, after implantation, acquires the physiological attributes of an artery (Figure 3). Because MAVERICS remains investigational, preclinical results may not be predictive of performance in humans.

Figure 3: The MAVERICS synthetic graft for CABG surgery after implant and then at 18 months on the heart (left). Cross-section showing the scaffold healing from implant to 18 months (right)

The production of the MAVERICS graft is achieved using our unique manufacturing process, including custom automated equipment and control systems (Figure 4). Our equipment is designed to minimize downtime and optimize product flow as operations move through systematic steps. Automated inspection systems are utilized to evaluate design tolerances for sequential processing and ultimately the final product. These systems are housed in our leased 7,500-square-foot facility that includes a 1,200-square-foot ISO 7 clean room. We implemented a quality system to ensure appropriate documentation, full material traceability, and process controls consistent with applicable regulatory requirements. We have the flexibility to produce tubular grafts from 2 mm to more than 30 mm in diameter and of lengths up to 25 cm, supporting potential future pipeline products.

Figure 4: Medical 21 MAVERICS manufacturing process including construction of the nitinol support, scaffold, and packaging line

The MAVERICS is a class III medical device which will undergo regulatory approval processes in both Europe and the U.S., including planned submissions to the European regulatory agencies and the FDA.

Market Opportunity

According to the WHO, CVD is the leading cause of death globally, taking an estimated 19.8 million lives in 2022, representing approximately 32% of all global deaths(iv). Further, nearly one-third of adults, or approximately 1.8 billion people, did not meet the recommended levels of physical activity in 2022 and are at risk of heart disease, according to a recent WHO study.(v)

____________

Sources

(iv)    World Health Organization, Cardiovascular Diseases (CVDs) (Fact Sheet, July 31, 2025), https://www.who.int/news-room/fact-sheets/detail/cardiovascular-diseases-(cvds)

(v)      World Health Organization, Nearly 1.8 billion adults at risk of disease from not doing enough physical activity (News, June 26, 2024), https://www.who.int/news/item/26-06-2024-nearly-1.8-billion-adults-at-risk-of-disease-from-not-doing-enough-physical-activity

CAD, a subset of CVD, is the narrowing of coronary arteries caused by a build-up of fatty plaque within the walls of the arteries. CABG is the most commonly performed major surgery procedure worldwide, representing an estimated annual volume of 800,000 cases worldwide and 400,000 cases in the United States(vi). CABG surgery as a percentage has decreased over the last 30 years as the use of alternative options, such as medical treatment and percutaneous coronary intervention (“PCI”), have increased. However, according to the Journal of the American Heart Association, January 2023, more than 70% of people 70 years or older are likely to develop cardiovascular disease, and two thirds have associated non-cardiovascular comorbidities fueling the need for CABG procedures. The prevalence of obesity, diabetes mellitus, hypertension, drug abuse, and chronic medical conditions has increased over time. We believe that this, along with increases in the geriatric population, will drive the anticipated growth in this market segment.

Current Standard of Care

CABG is indicated for patients with cardiovascular disease who have narrowing or blockages of one or more coronary arteries. Currently, to revascularize the heart with this procedure, autologous vessels such as the left internal mammary artery, radial artery, or the saphenous vein are harvested from the patient to bypass blockages in the coronary arteries (Figure 5). It can be a long, painful process for patients, where a healthy blood vessel from a patient’s arm, leg, or breast is surgically harvested as a graft and sutured on the heart to bypass the blocked arteries and restore proper blood flow.

Left internal
mammary artery
Saphenous vein
Right internal
mammary artery
Plaque blockages
Necrosis

CORONARY ARTERY BYPASS GRAFT (CABG)

TRIPLE BYPASS

Figure 5: Coronary Artery Bypass Grafting

CABG surgery is the standard treatment of patients with left main disease, multivessel coronary artery disease, or diabetes. The surgical procedure redirects blood flow in the heart, creating a new path around narrowing or blockages in the affected coronary arteries with the goal of improving heart function and restoring vital circulation to the cardiovascular system. The efficacy of surgical revascularization is limited by the rate of saphenous vein graft (“SVG”) failure and the progression of coronary artery disease.

The SVG, first used in 1962, is still the most frequently used conduit in bypass surgery, more than 60 years later(vii). Reportedly, 3 – 12% of grafts fail (occlude) before hospital discharge, 8 – 25% fail at 1 year and only 50 – 60% remain patent after 10 years. Yet, despite these high failure rates, 91% of patients of any age undergoing contemporary coronary bypass surgery will receive at least 1 SVG(vii).

____________

Sources

(vi)    National Library of Medicine, Coronary Artery Surgery: Past, Present, and Future (January 19, 2024) https://pmc.ncbi.nlm.nih.gov/articles/PMC10807854/

(vii)   Mitchell, D. P., McManus, D. D., & Brindis, R. G., et al., Executive Summary: Heart Disease and Stroke Statistics — 2021 Update, 143 Circulation e254-e743 (2021), https://doi.org/10.1161/CIRCULATIONAHA.120.052163.

Current Weaknesses

To perform a heart bypass, surgeons must harvest blood vessels from different areas of the body (Figure 6). It is a slow, painful, and grueling process that leads to longer surgeries and recovery times for patients. Vessel harvesting comes with a host of issues, including discomfort and pain from an additional invasive procedure in their arm, leg, or chest where part of their blood vessel was removed. Additionally, there are wound healing complications, including infection, and leg disfigurement from an incision from the patient’s ankle to the groin when a surgical vein harvest is completed. Many patients report relearning how to walk properly and/or have numbness in their arms and legs.

Figure 6: Open saphenous vein harvest (A), sealed saphenous post vein harvest (B), open radial artery harvest (C), sealed radial artery harvest (D), endovascular saphenous vein harvest (E), and open endovascular saphenous vein harvest (F).

Endoscopic vein harvesting (“EVH”) is a newer, less invasive approach to harvest the SVG. EVH is performed at most hospitals in the US and uses small incisions and specialized minimally invasive instruments to internally view, cut, and seal side branches and remove the healthy blood vessel with minimal trauma to the vessel and surrounding tissues. In clinical studies, EVH has shown important benefits, including a reduced risk of infection and wound complications. However, this less invasive vein harvesting requires a highly trained technician for the endoscopic harvesting, additional operation time, and can have similar pain and rehabilitation required as that of open vessel harvesting (“OVH”).

Our Preliminary Research

Overview of Development

Medical 21 has undertaken an extensive, multi-year program of research and development to advance the MAVERICS graft toward clinical readiness. This multi-year program produced multiple design configurations comprised of different scaffold materials and various feature dimensions. From the start of our studies in 2017 through the finalization of the current configuration, MAVERICS graft, in early 2022, development has progressed through iterative design with large-scale manufacturing in mind, systematic verification testing, and preclinical studies. Complementary activities have established validated packaging and sterilization processes, as well as reproducible manufacturing systems with strict quality controls. Collectively, these activities provide not only proof-of-concept but also substantive evidence that the MAVERICS graft is ready for transition to human studies. All in vivo and in vitro testing described within this prospectus was performed on the current configuration of the MAVERICS graft.

Product Verification Testing

Design verification testing formed the cornerstone of bench evaluation. The program was designed to interrogate each mechanical property relevant to clinical performance, surgical handling, and long-term stability. Each test was performed to all applicable ISO and ANSI test standards on multiple production lots to assess reproducibility and to build statistical confidence in the results. The following subsections describe the methods, findings, and interpretations for the major verification assays.

Burst Pressure Testing

Burst pressure testing is critical for any vascular conduit, as it establishes the maximum intraluminal pressure the graft can withstand before failure. Samples of the MAVERICS graft were mounted on sealed test fixtures, filled with ovine (sheep) blood, and pressurized using a calibrated syringe pump. Pressure was increased gradually until rupture occurred. Across multiple production lots, burst pressures ranged between 2,300 and 3,100 mmHg, with a mean of approximately 2,700 mmHg. This result exceeds physiologic coronary pressures (normally <200 mmHg) by more than tenfold. Comparative values for native conduits place the MAVERICS graft between saphenous veins (≈1,600 mmHg) and internal mammary arteries (≈3,200 mmHg)(viii). Burst pressure testing was performed and completed in Q1 and Q2 of 2024.

The absence of premature failures or weak points confirmed the consistency of the design and manufacture. Importantly, burst pressure testing not only demonstrates safety margins against hypertensive spikes but also serves as a surrogate for structural cohesion of the scaffold. Devices that fail below lower thresholds may risk catastrophic intraoperative rupture during reperfusion or postoperative events such as coughing or sudden blood pressure elevation. By consistently exceeding 2,000 mmHg, the MAVERICS graft provides ample assurance of resilience under both expected and extreme physiologic conditions.

Tensile Strength Testing

Tensile strength was evaluated in both circumferential and longitudinal orientations. Circumferential tests measured the resistance of the graft wall to radial expansion, simulating the hoop stresses imposed by pulsatile blood flow. Longitudinal tests assessed the strength of the graft along its length, which is critical for surgical handling and resistance to tearing during suturing. The minimum tensile strength thresholds for the circumferential and longitudinal orientations are 0.192 N/mm and 15N respectively. Testing was conducted using calibrated load sensors, and multiple replicates were taken from each production lot. Circumferential tensile strength values consistently exceeded 0.192 N/mm, with a mean value of approximately 1.7 N/mm. Longitudinal tensile strength values frequently surpassed 45 N, the measurable limit of the equipment. Circumferential and longitudinal tensile strength testing was performed and completed in Q1 and Q2 of 2024.

The clinical interpretation of these findings is twofold. First, high circumferential tensile strength indicates robust radial graft strength which may resist chronic dilation and aneurysmal expansion over decades of use. Second, high longitudinal tensile strength ensures that the graft can be safely manipulated and clamped during CABG procedures without risk of tearing. The fact that the MAVERICS graft exceeded equipment measurement limits for this test highlights its robust mechanical performance relative to the benchtop verification method and demonstrates results substantially above the minimum thresholds established for that test.

____________

Source

(viii)  Konig G, McAllister TN, Dusserre N, et al. Mechanical properties of completely autologous human tissue engineered blood vessels compared to human saphenous vein and mammary artery. Biomaterials. 2009;30(8):1542-1550. doi:10.1016/j.biomaterials.2008.11.011

L’heureux N, Pâquet S, Labbé R, Germain L, Auger FA. A completely biological tissue-engineered human blood vessel. The FASEB Journal. 1998;12(1):47-56. doi:10.1096/fasebj.12.1.47

Nieponice A, Soletti L, Guan J, et al. Rotational Vacuum Seeding Technique. Glass. 2008;29(7):825-833. doi:10.1016/j.biomaterials.2007.10.044.Development

Fusco D, Meissner F, Podesser BK, et al. Small-diameter bacterial cellulose-based vascular grafts for coronary artery bypass grafting in a pig model. Front Cardiovasc Med. 2022;9(September):1-11. doi:10.3389/fcvm.2022.881557

Kink Resistance

Kink resistance testing determined whether the graft lumen would collapse under bending. Based on pre-clinical feedback, a graft that can bend to a 50mm diameter without kinking is considered to have ample flexibility. Samples were flexed across a cylindrical apparatus with a diameter of 50 mm. The MAVERICS graft maintained open lumens without narrowing or collapse. Kink resistance testing was performed and completed in Q1 and Q2 of 2024. In practice, CABG conduits must often be routed along curved paths. Grafts prone to kinking risk obstructed flow and thrombosis. The combination of the nitinol framework with the polymer scaffold enables the MAVERICS graft to remain flexible and resistant to collapse.

These results assure clinicians that the graft can be confidently positioned even in anatomically challenging curvatures without compromising blood flow. This feature is especially valuable when conduits are required to bridge longer distances or conform to complex anatomy.

Suture Retention

Secure anastomoses are essential for CABG success. Suture retention testing measured the force required to pull sutures through the graft wall. Using standardized needles, polypropylene sutures were placed through the graft wall and subjected to incremental tension until pull-through occurred. The MAVERICS graft exceeded the minimum threshold of 0.25 N/mm established for clinical use by a substantial margin. The MAVERICS graft produced a mean suture retention force of approximately 1.7 N/mm. This performance ensures that surgeons can reliably attach the graft to coronary targets without risk of tearing and leakage. Suture retention testing was performed and completed in Q1 and Q2 of 2024.

Delamination and Permeability

Delamination testing subjected the graft to repeated separation forces. Following the application of separation forces, MAVERICS grafts were visually inspected for separations between the polymer layers that make up the graft wall. No separation of the polymer layers was observed under microscopic examination. This finding is important because interlayer separation could compromise mechanical integrity or create sites for thrombosis. Permeability testing involved pressurizing grafts with ovine blood at physiologic pressure and flow and quantifying leakage over time. The maximum threshold of blood loss established for clinical use is 0.392g. Results showed minimal leakage, with a mean blood loss of 0.060g, confirming effective hemostasis. Delamination and Permeability testing was performed and completed in Q1 and Q2 of 2024.

Shelf-Life and Sterilization

Shelf-life testing was conducted under both accelerated (elevated temperature and humidity) and real-time storage conditions. Devices retained integrity after accelerated aging to the equivalent of two years’ time. Sterilization was validated using low-temperature ethylene oxide. Post-sterilization testing confirmed preservation of mechanical and structural properties, while chemical analysis showed residual sterilant levels within safe limits. These results confirm that the MAVERICS graft can be manufactured, stored, and distributed within a 2-year timeframe. Shelf-life testing was completed in Q2 of 2024, and sterilization validation was completed in Q1 of 2024.

Additional bench verification testing was conducted to comprehensively characterize the MAVERICS graft and confirm its conformance with predefined design requirements. Dimensional assessments included measurements of the inner diameter under both relaxed and pressurized conditions, verification of uniform wall thickness, and determination of usable graft length. Structural and material properties were further evaluated through porosity analysis of the polymer scaffold and visual inspection for surface defects or manufacturing irregularities. In addition to the polymer scaffold evaluations, the nitinol support structure underwent dedicated mechanical testing, including long-term pulsatile fatigue analysis and corrosion resistance studies, to demonstrate durability and stability under physiologic loading and exposure conditions.

All verification testing, including dimensional, mechanical, material, and durability assessments, confirmed that the MAVERICS graft met or exceeded the established design criteria. The results provide objective evidence that the device possesses the structural integrity and performance characteristics necessary to support its intended clinical use. All verification testing was performed and completed in Q1 and Q2 of 2024.

Biocompatibility and Preclinical Animal Implantation Studies

In vitro and in vivo biocompatibility testing was performed in accordance with the requirements of EN ISO 10993-1:2018, which defines the appropriate evaluation strategy based on the nature and duration of body contact. Under this framework, the Medical 21 MAVERICS graft is categorized as an implant device with direct blood contact and a permanent duration of use exceeding 30 days. This classification necessitates a comprehensive series of biological safety evaluations to confirm the suitability of the graft for its intended long-term vascular application.

Biocompatibility Evaluations

A comprehensive biocompatibility assessment of the MAVERICS graft was performed in accordance with ISO 10993 standards and relevant regulatory guidance to ensure that the device is safe for clinical use. The evaluation encompassed the full panel of biological endpoints relevant to a long-term implant in direct blood contact, including cytotoxicity, sensitization, irritation, acute systemic toxicity, pyrogenicity, genotoxicity, hemocompatibility, and implantation. All in vitro biocompatibility evaluations were performed by NAMSA at their Toledo, OH facility. All testing was completed within Q1 2024. The table below summarizes the results of the biocompatibility evaluation:

Table 1: MAVERICS Biocompatibility Evaluation

Test Description	N	Acceptance Criteria	Results	Pass/Fail
Cytotoxicity — Elution (ISO 10993-5) The purpose of the MEM Elution Cytotoxicity Assay was to determine the cytotoxic response of a culture medium extract from a MAVERICS graft. The MAVERICS graft was extracted in cell culture media and plated onto the L-929 mouse fibroblast cell monolayer.	1

For the test to be valid, the vehicle control and the negative control must have had a reactivity of none (grade 0), and the positive control must have been a grade 3 or 4. Additionally, each of the triplicate test article and control wells must have similar responses (± 1 grade). The test article met the requirements of the test if the biological response was less than or equal to grade 2 (mild). The test would have been repeated if the controls did not perform as anticipated.

24 Hour Grade

Test 1, 2, 3 = 0

Vehicle Control 1, 2, 3 = 0

Negative Control 1, 2, 3 = 0

Positive Control 1, 2, 3 = 4

48 Hour Grade

Test 1, 2, 3 = 0

Vehicle Control 1, 2, 3 = 0 Negative Control 1, 2, 3 = 0 Positive Control 1, 2, 3 = 4

				Pass
Sensitization — GPMT (ISO 10993-10) The purpose of the study was to evaluate the sensitization or allergenic potential of a MAVERICS graft. This test is used as a method for screening contact allergens in guinea pigs. The results are used as predictive measures for detecting potential sensitizers in humans.	12

Grades of 1 or greater observed in the test group generally indicated sensitization, provided that grades of less than 1 were observed on the control animals. If grades of 1 or greater were noted on control animals, then the reactions of test animals that exceeded the most severe control reaction were considered to be due to sensitization.

Dermal Reactions — NS

At 24 and 48 hours both the test and control sites had grades of 0 for all animals.

Dermal Reactions — SSO

At 24 and 48 hours both the test and control sites had grades of 0 for all animals.

All animals were observed with the expected dermal reactions associated with intradermal injection of FCA and were clinically normal throughout the study. No evidence of sensitization was observed.

				Pass

Test Description	N	Acceptance Criteria	Results	Pass/Fail
Irritation (ISO 10993-23) The purpose of this study was to evaluate the irritation potential of a MAVERICS graft. The test is used as a method for screening irritants in rabbits. The results are used as predictive measures for detecting potential irritants in humans.	2	The requirements of the test are met if the final test article score is ≤ 1.0

The test article met the requirement of the test since the difference between each test article extract overall mean score and corresponding control article extract overall mean score was 0.0 and 0.0 for the NS and SSO test article extracts, respectively.

				Pass
Systemic Toxicity — Acute (ISO 10993-11) The purpose of this study was to provide general information on the health hazards likely to arise from acute exposure of the MAVERICS graft.	2

If during the observation period, none of the animals treated with the individual test extract exhibited a significantly greater reaction than the control animals, the test article met the requirements of the standard.

If two or more animals died, or if abnormal behavior such as convulsions or prostration occurred in two or more animals, or if a final (end of study) body weight loss greater than 10% occurred in three or more animals, the test article did not meet the test requirements.

20 of the 20 animals survived the study. All animals were clinically normal throughout the study and none of the animals treated with the test article showed significantly greater reaction than the animals treated with the control article. Body weight data were acceptable.

				Pass
Material Mediated Pyrogenicity (ISO 10993-11) The purpose of this study was to provide general information on the detection of material mediated pyrogenicity of the MAVERICS graft	8	If no single animal showed a rise of 0.5°C or more above its baseline temperature, the test extract met the requirements for the absence of pyrogens.	No single animal showed a temperature rise of 0.5°C or more above its baseline temperature.	Pass

Test Description	N	Acceptance Criteria	Results	Pass/Fail
Genotoxicity — Ames Bacterial Reverse Mutation Assay (ISO 10993-3) A bacterial reverse mutation standard plate incorporation assay was conducted to evaluate whether a MAVERICs graft extract would cause mutagenic changes in Salmonella typhimurium tester strains TA97A, TA98, TA100, TA1535, and Escherichia coli tester strain WP2-uvrA in the presence and absence of mammalian metabolic activation. Bacterial reverse mutation tests have been widely used for the determination of mutagenic and potential carcinogenic hazards.	2

For the DMSO and NS test extracts to be evaluated as a passing test or “non-mutagenic”, there must have been a less than 2-fold increase in the number of mean revertants over the means obtained from the negative control, the number of revertant colonies was within the spontaneous negative control reversion ranges and/or Test Facility historical ranges, and the background lawn was considered normal or slightly reduced.

The background lawn appeared normal for the DMSO and NS test extracts. No precipitate was noted on the test article plates for each strain. In no case was there a 2-fold or greater increase in the mean number of revertants for tester strains in the presence of DMSO and NS test article extracts. The number of revertant colonies was within the spontaneous negative control reversion ranges and/or Test Facility historical ranges.

				Pass
Genotoxicity — Mouse Lymphoma Gene Mutation Assay (ISO 10993-3) The purpose of this Mouse Lymphoma Assay was to determine the genotoxicity of a MAVERICS graft by measuring its ability to induce genetic mutation and chromosomal damage using L5178Y TK mouse lymphoma cells.	5

The test article was considered positive for mutagenicity if a mean mutant frequency of greater than the GEF over the negative control mean mutant frequency was observed for any treatment. The test article was considered negative (nonmutagenic) if a mean mutant frequency of less than or equal to the GEF over the negative control mean mutant frequency was observed for all treatments. The test article was considered equivocal if there was no valid evidence for either a mutagenic or nonmutagenic response.

The RPMI0 and DMSO test article extracts did not produce a mean mutant frequency greater than the GEF of 90 mutants per 106 cells over the negative control mean mutant frequency either in the presence or absence of metabolic activation. The test article was not mutagenic.

				Pass

Test Description	N	Acceptance Criteria	Results	Pass/Fail
Hemocompatibility — Hemolysis (Extract & Direct Contact) (ISO 10993-4) The purpose of this Hemolysis Assay was to evaluate the hemolytic potential of a MAVERICS graft by quantifying hemolysis caused by an extract of the MAVERICS graft and its direct interaction with blood cells.	5

The suitability of the system was confirmed; the plasma free hemoglobin (PFH) was less than 2 mg/mL, the positive control’s mean hemolytic index above the negative control was ≥ 5%, and the negative control displayed a mean hemolytic index of < 2%. In the event the hemolytic index resulted in a value less than zero, the value was reported as zero.

Direct Method

Mean Blank Corrected % Hemolysis (Hemolytic Index):

Negative Control = 0.00%

Positive Control = 88.91%

Test Article = 0.00%

Extract Method

Mean Blank Corrected % Hemolysis (Hemolytic Index):

Negative Control = 0.00%

Positive Control = 93.61%

Test Article = 0.00%

				Pass
Hemocompatibility — Complement Activation (ISO 10993-4) The purpose of the Complement Activation Assay was to measure the SC5b-9 levels in Normal Human Serum after exposure to a MAVERICS graft.	1

The concentrations of SC5b-9 in the test article samples were compared statistically with the activated NHS (at 37℃) and negative controls using a one-way ANOVA with Tukey’s post-hoc test. A p-value of <0.05 was considered statistically significant.

For the test article to be considered a potential activator of the complement system, the SC5b-9 concentration of the test article must be higher and statistically different than both the activated NHS and negative controls and the SC5b-9 concentration of the test article must be more than 1 standard deviation of the historical range of either the activated NHS (at 37℃) or negative controls.

The mean concentration of SC5b-9 in the test article sample was 7,923.3 ng/mL and was higher but was not statistically different (p = 0.2877) than the activated NHS (at 37℃) control and was not higher and was not statistically different (p = 0.7267) than the negative control.

				Pass
Hemocompatibility — Partial Thromboplastin Time (ISO 10993-4) The purpose of this Partial Thromboplastin Time Assay was to provide general information on the ability of the MAVERICS graft to activate the intrinsic coagulation pathway.	1

The test article was considered to pass the PTT test if the final average clotting time of the test article was not lower than or significantly different from either the negative control or the vehicle control. A p value of <0.05 was considered statistically significant.

			The average clot time of the test article was 142.9 seconds. The test article average clot time was not significantly different from the vehicle and negative control.	Pass

Test Description	N	Acceptance Criteria	Results	Pass/Fail
Hemocompatibility — Platelet and Leucocyte Count (ISO 10993-4) The purpose of this Heparinized Blood Platelet and Leukocyte Count Assay was to assess the ability of the MAVERICS graft to induce thrombus formation by analyzing the reduction of human platelets and leukocytes.	3

For the test article to pass, the test article platelet mean percentage value must be 80 to 120% of the vehicle control and the test article platelet mean percentage value must be at least 30% above the positive control.

The human blood exposed to the test article had a final average platelet count of 170 K/µL and was 100.1% of the vehicle control and an average leukocyte count of 4.54K/µL, which was 87.2% of the vehicle control. The difference between the platelet mean percentage values of the test article and positive control was 74.2%.

				Pass

The MAVERICS graft demonstrated non-cytotoxic performance in standardized cell culture assays, confirming that leachables and extractables from the polymer and nitinol scaffold do not induce cellular toxicity. In sensitization and irritation studies, the device elicited no evidence of sensitization or local tissue irritation, supporting its safety in contact with biological systems. Acute systemic toxicity testing revealed no adverse systemic response following exposure to extracts, thereby confirming the absence of acutely toxic leachable components. Genotoxicity testing confirmed that the device and its materials do not induce mutagenic effects.

Finally, hemocompatibility evaluations demonstrated favorable interaction with blood, including acceptable levels of hemolysis, coagulation activation, and complement response, consistent with safe use in vascular applications.

Collectively, these results confirm that the MAVERICS graft meets the biocompatibility requirements for long-term intravascular implants and supports its advancement into clinical evaluation.

Preclinical Ovine Implantation Studies

Since 2017, the Company has conducted multiple in vivo evaluations of earlier research and development iterations and the current MAVERICS design across large-animal models, including ovine and porcine studies. Previous iterations did not achieve acceptable performance or durability and were therefore abandoned in favor of the current design.

The ovine CABG model was ultimately selected for definitive testing due to its close anatomical and physiological similarity to adult human coronary circulation and its relatively slow growth rate. To date, twenty-three ovine implants have been performed across two studies using the current MAVERICS graft iteration, which has demonstrated substantially improved performance relative to earlier versions and is nearing translational evaluation in a first-in-human clinical trial.

Ovine CABG Study 1

This non-GLP (Good Laboratory Practices) study was initiated at NAMSA (North American Science Associates) in Minneapolis, MN on February 05, 2022, and completed on January 3, 2024. Eight cross-bred ovine subjects, four wether and four females, between the ages of 9 and 16 months underwent on-pump, arrested heart coronary artery bypass grafting (CABG) procedures in which the MAVERICS graft was surgically implanted and evaluated for safety, patency, and biological integration. The study was not powered for statistical significance.

Seven of the eight animals survived to scheduled endpoints at 92 (n=4), 194 (n=2) and 547 (n=1) days. One (1) animal did not survive the implant procedure from complications unrelated to the graft but arising from hypoperfusion of the central nervous system (CNS) during cardiopulmonary bypass (CPB).

All MAVERICS grafts were successfully implanted without complication using standard coronary artery bypass surgical technique. Serial angiographic evaluation at approximately 3 (n=7), 6 (n=3), 12 (n=1) and 18 (n=1) months confirmed graft patency (Figures 7 and 8). Histological analysis demonstrated confluent endothelialization of the graft lumen, circumferential smooth muscle alignment in the neointima, and extracellular matrix deposition consistent with vascular remodeling. These results established proof-of-concept that the MAVERICS graft could function mechanically while supporting biological integration of cells from the host.

The consistency of results across the surviving animals underscores the reliability of the device in a challenging coronary artery bypass model.

Figure 7	Figure 8

Figures 7: Left anterior oblique (LAO) angiographic videos of animal ID 22S0019 on day 547 post implant.

Figures 8: Rotational angiographic videos of animal ID 22S0019 on day 547 post implant.

Ovine CABG Study 2

A subsequent GLP study was initiated at NAMSA in Minneapolis, MN on November 23, 2022, and is currently on-going. Fifteen cross-bred ovine subjects, ten (10) wether and five (5) females, between the ages of 9 and 17 months underwent on-pump, arrested heart coronary artery bypass grafting (CABG) procedures in which the MAVERICS graft was surgically implanted and evaluated for implant performance, safety and long-term patency and durability endpoints. The study was not powered for statistical endpoints.

The original protocol included two survival cohorts targeted at 185 and 370 days; however, the study was subsequently amended to extend durations to two and three years to more fully evaluate long-term durability. Three animals did not survive the perioperative period (0-12 days post-op) from causes not related the graft. One died in early recovery on the day of implant from exsanguination due to a ruptured aorta near the cannulation site for the delivery of cardioplegia solution. Two others died, one at zero and one at twelve days, from complications arising from inadequate anticoagulation during CPB. Of the twelve animals that survived the implant procedure, seven died between the 97th and 695th post-operative days, one with an occluded graft. Interim histological evaluation demonstrated that six of these seven animals had open graft channels at the time of death, indicating functional patency despite early mortality. Both gross and histologic evaluation of these six animals has not revealed a definitive cause of death. Three animals, two with patent grafts and one with an occluded graft, survived to their 2-year scheduled endpoint, while two animals with patent grafts survived to their 3-year scheduled endpoint.

The MAVERICS graft was successfully implanted in all the test subjects without complication using standard CABG surgical techniques. Implant performance of the graft was rated using a Likert scale (1 – 5 with 1=significantly worse than expected and 5=significantly exceeded expectations) in the categories of: ease of preparation, suturability, flexibility and hemostasis. The graft met (score 3) or exceeded (score 4) expectations of the implanter in all categories.

Gross and histological evaluation of the local tissue response, as well as the downstream organs and tissues showed no evidence of localized or systemic toxicity. Histological assessments of explanted grafts at two years indicates clear evidence of regenerative healing. Tissue sections revealed mature endothelial layers covering the luminal surface, organized circumferential bands of smooth muscle cells, and progressive absorption of the PLA scaffold. This process was accompanied by the deposition of proteinaceous extracellular matrix, primarily collagen, within the porous scaffold architecture and around the nitinol support structure (Figure 9). These findings indicate that the MAVERICS graft transitions from a synthetic construct to a biologically integrated vascular conduit over time. Reduced thrombus deposition was noted in grafts with longer survival intervals, consistent with functional endothelialization and thromboresistance.

Figure 9: Two-year outcomes of the MAVERICS graft. (A) Cross-sectional histology from the distal anastomosis (left) to the proximal anastomosis (right). (B) Faxitron radiograph demonstrating the integrity of the nitinol support structure. (C) Macroscopic view of the mid-graft lumen. (D) Scanning electron microscopy (SEM) images illustrating surface morphology. (E) Macroscopic image of the proximal anastomotic ostium.

These results represent a major milestone in the field, as synthetic vascular grafts smaller than 6 mm in diameter have historically failed within one year in preclinical CABG models(ix). The demonstration of multi-year patency under GLP conditions, combined with histological evidence of vascular remodeling, confirms that the MAVERICS graft achieves functional integration not previously demonstrated by synthetic conduits.

Image size: 512 x 512
View size: 1398 x 1398
22S0387 Nna012-Is02 NNA012-I

Figure 10	Figure 11

Figures 10 and 11: Angiographics of animal IDs 22S0382 and 22S0387 3 years post implant.

____________

Source:

(ix)    Byrom MJ, Bannon PG, White GH, Ng MKC. Animal models for the assessment of novel vascular conduits.

J Vasc Surg. 2010;52(1):176 – 195. and, Zilla P, Bezuidenhout D, Human P. Prosthetic vascular grafts: wrong models, wrong questions and no healing. Biomaterials. 2007;28(34):5009 – 5027.

Overall, this study establishes that the MAVERICS graft can maintain patency in a clinically relevant ovine CABG model for extended durations, up to three years (Figures 10 and 11). Our two-year histological results indicate regenerative features that include smooth muscle organization, endothelialization, and extracellular matrix deposition (Figure 9). GLP compliance ensured rigorous surgical technique, perioperative management, and independent pathology review, thereby strengthening the reliability of the data. The demonstration of multi-year graft function and remodeling provides convincing evidence of translational potential and supports advancement to human clinical studies.

Packaging and Sterilization

The MAVERICS graft is packaged in a rigid protective tube with vented caps, secured within a PETG tray, sealed inside a laminated foil pouch, and enclosed in labeled cartons with tamper-evident seals. Packaging validation included drop testing, vibration simulations, compression analysis, and seal integrity evaluation. All tests confirmed maintenance of sterility and mechanical protection.

Shelf-life validation confirmed stability for at least two years under accelerated conditions and for 9 months in real-time conditions. Sterilization validation using ethylene oxide confirmed sterility assurance without compromising device properties. Residual sterilant analysis confirmed compliance within safety limits. Together, these processes ensure that the MAVERICS graft can be safely distributed and stored for clinical use.

Manufacturing and Quality Systems

Manufacturing of the MAVERICS graft is conducted in an ISO-class cleanroom using proprietary equipment. Environmental parameters such as temperature, humidity, and airflow are continuously monitored to ensure reproducibility. Each graft undergoes dimensional verification for diameter, wall thickness, and usable length. Scanning Electron Microscopy (SEM) is employed to confirm scaffold properties using automated image analysis.

The knitted nitinol support is subject to automated image-based inspection to verify compliance with dimensional requirements of the knitted cell architecture. This process employs machine learning algorithms to ensure consistent geometric accuracy and reproducibility across production lots. Batch records provide full traceability of materials and processes. Quality checks are performed at multiple stages, with acceptance criteria defined for each. Manufacturing scalability has been demonstrated, with multi-graft production runs achieved. These systems ensure that the device can be produced consistently for clinical trials and eventual commercialization.

Closing

The MAVERICS graft has completed a comprehensive program of bench testing, preclinical validation, packaging and sterilization verification, and manufacturing process development. It has demonstrated mechanical robustness, regenerative capacity in ovine CABG models, validated stability in packaging and sterilization, and reproducible manufacturing under quality systems. Together, these results provide a compelling foundation for advancing into first-in-human clinical studies. Medical 21 is positioned to translate years of research into a clinical reality with the potential to significantly improve CABG outcomes.

Our Strategy

We are seeking to revolutionize CABG procedures with our novel MAVERICS graft, aiming to enhance patient outcomes, reduce procedural time, lower healthcare costs, and increase accessibility to a broader patient population. The project focuses on introducing an innovative, less-invasive artificial graft technology for CABG that will potentially improve patient quality of life by minimizing pain, shortening procedure and recovery times, and reducing the risk of infection and complications. Moreover, the initiative seeks to create value for healthcare systems by optimizing surgical procedure costs and personnel requirements.

We believe our regenerative MAVERICS product may eventually eliminate autologous vein harvesting. Our graft is designed to transform into a native-like blood vessel, by providing a scaffold that resorbs and becomes populated with the patient’s own cells and tissue over time. We believe these attributes may have the ability to address other unmet clinical needs. The MAVERICS graft has the following attributes:

•        Scalability:    Our finished MAVERICS grafts are not cultured, offering commercial-scale manufacturing. Our product is produced using custom manufacturing equipment stationed for systematic and sequential process steps. As product volume is needed, we can easily replicate these systems and manufacturing lines. This enables the graft to be sterilized, shelf-stable, and shipped worldwide to be available in hospital operating rooms globally.

•        Off-the-Shelf:    Our grafts for CABG are shipped sterile and in final packaging. They are designed to be stored on-site at facilities, such as hospitals, for surgical use.

•        Long-Term Shelf Stability:    We have verified our product performance for a 2-year shelf life in the sterile final packaging.

•        Ease of Implant:    Our product is easily implanted by the surgeon. The MAVERICS graft provides complete freedom to cut the device to any length and fashion the anastomotic end to any shape needed without affecting performance, just as they do with harvested vessels.

•        No Surgical Harvesting:    Using our graft removes the need to harvest an autologous vessel from the patient, resulting in a faster procedure, quicker recovery, and reduces the risk of scarring, peripheral pain, and rehabilitation. We believe the use of our graft will reduce overall operation time and significant costs for the patient.

•        Consistent Uniformity and Surgical Handling:    Unlike harvested veins, which can vary in size, strength, and quality based on disease states, our graft is designed to provide product uniformity to the surgeon. Our graft was developed to enable ease of use for surgeons, with a particular focus on flexibility and suturability for successful anastomosis.

•        Regenerative Capacity Without Foreign Body Rejection:    The MAVERICS graft is free of any foreign cells and tissue. It is designed using a polymer scaffold that is naturally populated by the patient’s cells and tissue while being resorbed by the body over time. This mechanism utilizes the body’s natural healing response to transform the graft.

•        Sustained Lifelong Support:    Saphenous veins often dilate upon transposition to the arterial circulation due to increased pressure loading, which can lead to bypass graft failure. Over time, as the polymer in the MAVERICS graft is replaced by the patient’s own cells, the permanent nitinol superstructure will provide uniform radial support for this new tissue and prevent any excessive dilatation for the life of the patient.

In addition to the above product attributes, we believe our MAVERICS graft will contribute to the following healthcare burdens in the following ways:

Reduce Operating Room Time:    The MAVERICS graft has the potential to drastically improve the recovery of heart bypass patients and assist cardiac surgeons by reducing time in the operating room. It avoids the painful and invasive ‘harvesting’ of the patient’s own blood vessels to supply the heart bypass grafts. By eliminating the need for saphenous vein harvesting, the MAVERICS artificial graft can potentially reduce pain, risks, costs, and recovery time.

Improve Operating Room Efficiency:    Operating room (OR) efficiency (throughput) would also be positively impacted by reducing operating room time and overall procedure time for the bypass surgical team. Typically, a cardiac surgeon will take down the LIMA (Left Interior Thoracic Artery) and will then scrub out to wait for the nurse practitioner to extract the saphenous vein using Endoscopic Vein Harvesting (EVH). The surgeon will then finish the case when the saphenous vein is available, often after an hour of waiting. Conversely, we believe that the use of the MAVERICS graft would result in continuous flow of the surgical procedure and eliminate a separate surgical team for vein harvesting, reducing both OR and staff time.

Reduce wait times for surgery:    There is a shortage of qualified technicians for endoscopic vein harvesting in some hospitals. This can cause significant restrictions and long wait times for CABG interventions; studies have shown the risk of waiting for scheduled CABG is greater than the risk of the operative procedure itself.

Reduce time in the ICU and post-operative complications:    We believe that the use of the MAVERICS graft will have positive impact in the hospital system by shortening the number of days spent in ICU recovery and reducing wound-related post-operative care and readmissions. This would create significant cost savings in the most widely utilized surgery procedure in hospitals. Use of this graft would decrease postoperative complications of SVG harvesting, thereby reducing recurring hospitalizations from infection at the leg incision site. Currently, the readmission rate after CABG is 12.9% and the most frequently reported underlying cause of 30-day readmissions is infection and sepsis(viii). The length of this readmission stay is on average 6 days with a cost of $13,499 +/- $201ix.

Reduce the need for future revascularization procedures:    Another potential positive impact of using the graft is how it may reduce the need for future revascularization procedures. Given the 8-25% 1-year failure rate and 50-60% 10-year failure rate of an SVG, there is a need for repeat revascularization in 13% of patients who undergo CABG. These patients require repeat revascularization within 10 years, and 18-25% of all PCI’s (percutaneous coronary interventions) are performed in patients with previous CABG. 6% of all PCI’s are performed on SVGs.

We have received regulatory approval in Spain under the European Union Medical Device Regulation to initiate the Company’s first EFS trial of the MAVERICS graft platform and intend to pursue an EFS trial in the US. The study aims to obtain early clinical experience to include device proof of concept, patient characteristics that may impact performance, operator technique refinements, device safety, potential device modifications, and evaluate human factors.

In the US, the FDA has provided us with feedback, clarifying the requirements to begin an EFS. They suggested additional animal and analytical testing before initiating a clinical study. Based on this feedback, we intend to complete a GLP ovine implant study to further evaluate the in vivo performance of the graft and an in vitro cyclic durability test to evaluate mechanical stability. Due to the resorbable nature of the polymer, the FDA also suggested additional analytical characterization tests to further evaluate mechanical and chemical changes in the MAVERICS graft over time. These studies will provide additional data that will enhance the current data set to be submitted, in aggregate, as an Investigational Device Exemption (“IDE”) application to the FDA for review.

In Europe, we are actively pursuing a first-in-man (“FIM”) study, and received approval in Spain in December 2025 under the European Union Medical Device Regulation for a multicenter clinical trial of the MAVERICS graft. We have met hospitals and proposed a prospective single-arm feasibility study for bypassing severely diseased coronary arteries with the MAVERICS graft in subjects who cannot undergo conventional CABG due to a lack of suitable conduits. The primary study endpoints will evaluate 1-month safety as well as performance and effectiveness. The study will further evaluate secondary endpoints of safety, performance, and effectiveness at 6-months. Thereafter, patients will be studied for safety annually through 5 years. We have submitted the required documents for ethics committee and competent authority review for a multicenter trial in the following countries: Austria, Spain, and France.

Upon successful enrollment and completion of the FIM clinical trial, we plan to expand our clinical studies into a larger prospective and statistically powered feasibility or pivotal study that will directly compare the performance of the MAVERICS graft against clinically used CABG vessels, such as the saphenous vein. Data from these clinical trials will be used to apply for commercial CE mark approval.

If approved, we expect our MAVERICS graft to compete with the use of a patient’s blood vessels, like the saphenous vein. We anticipate competitive factors affecting the commercial success of our MAVERICS graft to likely be safety, efficacy, and potential reimbursement.

CABG is a complex, personal, and challenging process that has a deep impact on patients, their families, and our healthcare system. Through this innovation, we aim to create a new, viable option for patients that minimizes their stress, both emotionally and physically. The MAVERICS graft will be available to all patients regardless of the condition of their arteries and veins, giving bypass procedure candidates an expanded opportunity for coronary artery bypass graft surgery.

____________

Source:

(viii)  Tsao, C. W., et al., Heart Disease and Stroke Statistics — 2021 Update: A Report from the American Heart Association, 143 Circulation e254 — e743 (2021), https://www.ncbi.nlm.nih.gov/pmc/articles/PMC8194115/.

(ix)    Iribarne A, Benedict SB, Shore AD, Engelman DT, Nifong LW, Zubair MM, et al. Incidence, Cost, and Risk Factors for Readmission After Coronary Artery Bypass Grafting. Ann Thorac Surg. 2019;107(1):178–184. doi:10.1016/j.athoracsur.2018.07.019

We believe that the availability of an artificial graft for use in CABG will have a marked positive impact on the human and financial costs by allowing more patients to have what is considered the best Standard of Care, CABG, including those who currently cannot have cardiac bypass surgery, such as people with amputations, severe diabetes, or varicose veins. We believe that the use of the MAVERICS graft will provide similar and non-inferior outcomes compared to the CABG presently used.

Sales and Marketing

We intend to focus our marketing activities on demonstrating the value proposition of MAVERICS graft as an alternative to vein harvesting. We expect to achieve a reduction in operative and postoperative complications and overall operative time and general anesthesia, compared to SVG harvesting. Our device offers surgeons ease of use, with a particular focus on flexibility and suturability for successful anastomoses.

We will seek to create industry awareness of this new approach for use in CABG procedures through conference attendance, podium presence, and publications about the availability of the device, clinical evidence, and education.

Once we have significant data about long-term patency of the MAVERICS graft, we intend to attend national and international trade shows including European Association for Cardio-Thoracic Surgery, Society of Thoracic Surgeons, and other prominent meetings. We expect that Dr. Villafaña and his team will travel extensively to meet with distributors and their customers to develop the market for the MAVERICS graft.

The Company may, in the future, study the MAVERICS technologies in additional applications. These applications may include conduits for peripheral bypass, vascular trauma, dialysis access, as well as cardiac and vascular patches for reconstruction.

Competition

Currently, we are not aware of an alternative to autologous vessels for CABG surgery. Conventional grafts made from ePTFE and Dacron have been used as alternative conduits in peripheral bypass, vascular reconstruction, aortic, and as dialysis access grafts. Companies that are presently manufacturing these synthetic grafts include W.L. Gore & Associates, Inc., Becton, Dickinson and Company, and Terumo Medical Systems.

We are aware of preclinical and early clinical-stage companies that are developing alternative products to autologous vessels, including synthetic and biological acellular tissue-engineered vessels, that could potentially compete with the MAVERICS graft, including Xeltis AG, VeriGraft AB, Vascudyne, Inc., and Humacyte Global, Inc.

Xeltis is developing a degradable synthetic scaffold made from a supermolecular polymer that incorporates a fixed length nitinol stent, the Xabg graft. The product incorporates rings on one end that can be trimmed for limited availability of length adjustment. The product is designed to incorporate cells from the patient that remodel the polymer scaffold over time as the scaffold is absorbed. Xeltis presented a case study showcasing 1-year patency in a human patient at the 2024 EACTS conference.

The remaining competition is developing decellularized collagen tubular scaffolds as conduits for the vascular repair of ischemic heart and other disease applications. VeriGraft AB has developed a process to harvest human donor tissue, decellularize that tissue, removing the donor’s cellular components, and then populate that tissue with the patient’s own cells. They believe their process will resolve the longstanding challenges with similar technologies that fail due to immune rejection caused by donor tissue. Humacyte and Vacsudyne are developing similar technologies for CABG whereby a degradable fibrous tubular scaffold is manufactured and then seeded with cells. This scaffold is then cultured in vitro using bioreactors, where the cells produce a new collagen matrix in place of the initial scaffold. Cell components are then removed, and the newly formed tubular collagen scaffold is made available for implant.

Our Intellectual Property

We aim to protect and enhance our proprietary technology, including inventions, trade secrets, and know-how that are commercially important to the development of our business. We have made strategic decisions in this regard, including applying, securing, and maintaining patents and patent applications as well as executing exclusive license agreements. We also rely on continuing technological innovation and may pursue additional opportunities to strengthen, develop, and maintain our intellectual and proprietary position that may be of value for the development of our business.

In this regard, we made a strategic business decision early on to seek patent protection only when we believed it was demonstrated that our synthetic coronary bypass graft was truly a breakthrough innovation and that it would not infringe on other intellectual property (IP) in a very crowded IP landscape. In 2022, we filed our first foundational US provisional patent application, which was converted to a Track 1 United States non-provisional patent application, as well as an international Patent Cooperation Treaty (“PCT”) application in 2023. The patent application describes claims of an open-pore polymer scaffold that promotes native cellular infiltration, facilitating progressive cell-driven remodeling, organization, and extra-cellular matrix deposition. In 2024, the USPTO granted a patent on technology incorporating our MAVERICS synthetic coronary bypass graft. To pursue additional claims in this area, we filed a continuation patent application on this core technology in 2024.

On March 1, 2016, we entered into a license agreement with the University of Iowa for the assignment of granted and pending patents. The agreement includes a low percentage royalty on eligible sales of coronary artery bypass grafts. This agreement term is for the duration of these patents. These patents are generally associated with methods of manufacturing vessels and materials, including cellulose, mandrels, stent structures, and heart valves.

In addition to the intellectual property we have developed and acquired, we have established expertise and capabilities in early product research, manufacturing processes, product development, specific areas of preclinical research and testing, quality control, and regulatory affairs. Our focus and learned know-how in these categories will help us in advancing our MAVERICS graft toward a clinical market and leveraging the technology for additional applications.

Finally, we rely on trade secrets to protect our technology. We seek to protect our proprietary technology and processing in part by executing confidentiality agreements with consultants and contractors, and by entering into employment agreements with our employees. We also maintain the physical security of our premises and the physical and electronic security of our information technology systems to preserve the integrity of confidentiality of our data.

The following is a list of patents granted and pending by the Company and the related jurisdictions: (what type of patent and expiration dates)

Patent No.	Title	Jurisdiction	Patent Type	Expiration Date
10,954,540	Methods of Producing Biosynthetic Bacterial Cellulose Membranes	US	Utility	12/12/2036
3,386,554	Methods of Producing Biosynthetic Bacterial Cellulose Membranes	EU	Utility	12/12/2036
2,016,366,783	Methods of Producing Biosynthetic Bacterial Cellulose Membranes	Australia	Utility	12/12/2036
12,090,071	Vascular Prosthetic Assemblies	US	Utility	2/11/2040
8,017,396	Cellulose Based Heart Valve Prosthesis	US	Utility	2/22/2028
12,127,928	Composite Implant	US	Utility	12/6/2043
Pending	Composite Implant	PCT	Pending	12/6/2043*
Pending	Composite Implant	US	Pending	9/12/2044*
Pending	Composite Implant	Japan	Pending	12/6/2043*
Pending	Composite Implant	Isreal	Pending	5/21/2045*
Pending	Composite Implant	Europe	Pending	6/6/2045*
Pending	Composite Implant	Canada	Pending	12/6/2043*
Pending	Composite Implant	Australia	Pending	12/6/2043*

____________

*        Expected expiration date

Regulatory

U.S. FDA Regulation of Medical Devices

Our products are regulated as medical devices in the United States. Accordingly, our products and operations are subject to extensive and ongoing regulation by the FDA under the FDCA, as well as under other federal, state and local regulatory authorities in the United States, and under foreign regulatory authorities for medical devices. For devices intended for commercial distribution in the United States, the FDA regulates product design and development, preclinical and clinical testing, manufacturing, packaging, labeling, storage, record keeping and reporting, clearance or approval, marketing, distribution, promotion, import and export, and post-marketing surveillance to assure their safety and effectiveness for their intended uses.

Unless an exemption applies, each new medical device we seek to commercially distribute in the United States will require either a premarket notification to the FDA requesting a Section 510(k) clearance, de novo classification, or Pre-Market Approval application. Additionally, each significant modification to a 510(k)-cleared or de novo classified device will require a new submission prior to marketing, and each modification that affects the safety and effectiveness of a device with an approved Pre-Market Approval application will require a new Pre-Market Approval application or supplement. The 510(k) clearance, de novo classification, and Pre-Market Approval processes can be resource intensive, expensive, lengthy, and require payment of significant user fees unless a waiver or exemption is available.

FDA classifies medical devices into one of three classes — Class I, Class II or Class III-depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurances with respect to safety and effectiveness.

Class I devices are those for which safety and effectiveness can be reasonably assured by adherence to the FDA’s general controls for medical devices, which include compliance with the applicable portions of FDA’s current good manufacturing practices for devices, as reflected in the Quality System Regulation (“QSR”), establishment registration and device listing, reporting of adverse events and malfunctions, reporting of corrections and removals, and appropriate, truthful and non-misleading labeling and promotional materials. Some Class I devices, called Class I reserved devices, also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Most Class I devices are exempt from the premarket notification requirements.

Class II devices are those that are subject to the FDA’s general controls and any other special controls deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, patient registries, product-specific FDA guidance documents, special labeling requirements and post-market surveillance. Most Class II devices are subject to premarket review and clearance by the FDA through the 510(k) premarket notification process, although some Class II devices are exempt from such requirement.

Under the 510(k) premarket notification process, a medical device manufacturer provides the FDA with a premarket notification that it intends to begin commercializing a product and demonstrates to the FDA that the product is substantially equivalent to another legally marketed predicate device. To be found substantially equivalent to a predicate device, the device must be for the same intended use and have either the same technological characteristics as the predicate or different technological characteristics that do not raise different questions of safety or effectiveness. In some cases, the submission must include data from clinical studies in order to demonstrate substantial equivalence to a predicate device. Commercialization may commence when the FDA issues a clearance letter finding such substantial equivalence.

Class III devices include devices deemed by the FDA to pose the greatest risk. Class III devices include those devices that (i) cannot be classified into Class I or Class II because insufficient information exists to determine that general and special controls would provide a reasonable assurance of safety and effectiveness, and (ii) are intended for uses that are life-supporting, life-sustaining, of substantial importance in preventing impairment in human health, or present a potential unreasonable risk of illness or injury.

Additionally, novel devices that lack a predicate device to which they can demonstrate substantial equivalence via the 510(k) premarket notification process are automatically classified into Class III, unless the manufacturer can demonstrate that the device should be classified into Class I or II via the de novo classification process, discussed below. Devices placed in Class III require approval of a Pre-Market Approval application, which contains valid scientific evidence demonstrating a reasonable assurance of the safety and effectiveness of the device for its intended use. The Pre-Market Approval process is generally more costly and time consuming than the 510(k) premarket notification process or the de novo classification process. A Pre-Market Approval application typically includes, but is not limited to, extensive technical information regarding device design and development, preclinical and clinical trial data, manufacturing information, labeling, and financial disclosure information for the clinical investigators in device studies.

The MAVERICS is a class III medical device which will undergo regulatory approval processes in both Europe and the U.S., including planned submissions to the European regulatory agencies and the FDA. As noted above, if a novel device lacks a predicate device to which it can demonstrate substantial equivalence via that 510(k) process, it is automatically classified into Class III, which means it requires a Pre-Market Approval application. However, under the de novo classification process, a manufacturer that believes its novel device is actually low- to moderate-risk can request the classification of the novel device into Class I or Class II. To obtain de novo classification, the manufacturer must demonstrate that when general controls, or general controls and special controls, are applied, the probable benefits to health from using the device outweigh probable risks of such use, and that a significant portion of the target population will have clinically significant results from use of the device. If a device is de novo classified into Class I or Class II, it becomes a legally marketed predicate device to which future devices can claim substantial equivalence by submitting a 510(k). The de novo classification process is generally more costly and time consuming than the 510(k) premarket notification process but can be less costly and time consuming than the Pre-Market Approval process. A de novo classification request typically includes information similar to that required in a Pre-Market Approval application, plus a recommendation for the proposed classification (Class I or Class II) and, if the device is proposed to be classified into Class II, any proposed special controls.

Obtaining FDA marketing clearance or approval for medical devices is expensive, uncertain, may take several years, and generally requires significant scientific and clinical data. We expect MAVERICS to be classified as a Class III device by the FDA. The following table describes our regulator progress:

1    Timelines shown above are estimates

2    We anticipate human trials in Europe to begin in Q1 of 2026.

Investigational Device Exemption (“IDE”) Process

In the United States, absent certain limited exceptions, human clinical trials intended to support medical device clearance or approval require IDE approval. An IDE authorizes distribution of devices that lack Pre-Market Approval, de novo classification or 510(k) clearance for clinical evaluation purposes. Some types of studies deemed to present “non-significant risk” are deemed to have an approved IDE if certain requirements are satisfied, including but not limited to obtaining IRB approval for the study, obtaining informed consent from study subjects, and complying with certain recordkeeping and reporting requirements. If the device presents a “significant risk” to human health, as defined by the FDA, the sponsor must submit an IDE application to the FDA and obtain IDE approval prior to commencing the human clinical trials. The IDE application must be supported by appropriate data, such as animal, biocompatibility and laboratory testing results, showing that it is safe to test the device in humans and that the clinical test protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of test subjects. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA, the study protocol and informed consent documents are approved by appropriate IRBs at the clinical trial sites, and informed consent from study subjects has been obtained. There can be no assurance that submission of an IDE will result in the ability to commence clinical trials, and although the FDA’s approval of an IDE allows clinical testing to go forward for a specified number of subjects, it does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and effectiveness, even if the trial meets its intended success criteria.

All non-exempt clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s regulations for IRB approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA and other applicable authorities.

The results of clinical trials may be unfavorable, or, even if the intended safety and effectiveness success criteria are achieved, may not be considered sufficient for the FDA to grant marketing approval or clearance of a product. The commencement or completion of any clinical trial may be delayed, halted, or be inadequate to support approval of a Pre-Market Approval application, for numerous reasons, including the following:

•        the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•        patients do not enroll in clinical trials at the rate expected;

•        patients do not comply with trial protocols;

•        patient follow-up is not at the rate expected;

•        patients die during a clinical trial, even though their death may not be related to the products that are part of the trial;

•        device malfunctions occur in unexpected ways, with unexpected frequency, or with potential adverse consequences;

•        side effects or device malfunctions of similar products already in the market could change the FDA’s view toward approval of new or similar Pre-Market Approvals or clearance of new or similar 510(k)s or de novo classification requests, or result in the imposition of new requirements or testing;

•        IRBs and third-party clinical investigators may delay or reject the trial protocol;

•        third-party clinical investigators decline to participate in a trial or do not perform a trial on the anticipated schedule or consistent with the clinical trial protocol, investigator agreement, investigational plan, good clinical practices, the IDE regulations, or other FDA or IRB requirements;

•        we or third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans, or otherwise fail to comply with the IDE regulations governing responsibilities, records, and reports of sponsors of clinical investigations;

•        third-party clinical investigators have significant financial interests related to us or our study such that the FDA deems the study results unreliable, or we or investigators fail to disclose such interests;

•        regulatory inspections of our clinical trials or manufacturing facilities, may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

•        changes in government regulations or administrative actions may occur;

•        the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness; or

•        the FDA concludes that our trial design is unreliable or inadequate to demonstrate safety and effectiveness.

The Pre-Market Approval Process

Following receipt of a Pre-Market Approval application, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the Pre-Market Approval application. If it is sufficiently complete, the FDA will accept the application for filing and begin the substantive review. The FDA, by statute and by regulation, has 180 days to review a filed Pre-Market Approval application, although the review of an application more often occurs over a significantly longer period of time. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant’s response to deficiencies within the submission communicated by the FDA. The issuance of a deficiency letter automatically stops the FDA 180-day review clock. The FDA considers a Pre-Market Approval or Pre-Market Approval supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Before approving or denying a Pre-Market Approval application, an FDA advisory committee may review the Pre-Market Approval application at a public meeting and provide the FDA with the committee’s recommendation on whether the FDA should approve the submission, approve it with specific conditions, or not approve it. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Prior to approval of a Pre-Market Approval application, the FDA may conduct inspections of the clinical trial data and clinical trial sites, as well as inspections of the manufacturing facility and processes for the device. Overall, the FDA review of a Pre-Market Approval application generally takes between one and two years but may take significantly longer. The FDA can delay, limit or deny approval of a Pre-Market Approval application for many reasons, including:

•        the device may not be shown to be safe or effective to the FDA’s satisfaction;

•        the data from preclinical studies and/or clinical trials may be found unreliable or insufficient to support approval;

•        the manufacturing process or facilities may not meet applicable requirements;

•        the proposed labeling is found to be false or misleading;

•        the device is not shown to conform to a required performance standard; and

•        changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluation of a Pre-Market Approval application is favorable, the FDA will issue either an approval letter or an approvable letter, the latter of which usually contains a number of conditions that must be met in order to secure final approval of the Pre-Market Approval application. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a Pre-Market Approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a Pre-Market Approval application or manufacturing facilities is not favorable, then the FDA will deny the Pre-Market Approval application or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the Pre-Market Approval application may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the Pre-Market Approval application, or the Pre-Market Approval application is withdrawn and resubmitted when the data are available. The Pre-Market Approval process can be expensive, uncertain and lengthy, and a number of devices for which the FDA Pre-Market Approval has been sought by other companies have never been approved by the FDA for marketing.

New Pre-Market Approval applications or Pre-Market Approval supplements generally are required for modifications to an approved device that could affect the safety or effectiveness of an approved device, including modifications to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, ingredients, materials or design of the device that has been approved through the Pre-Market Approval process. Pre-Market Approval supplements often require submission of the same type of information as an initial Pre-Market Approval application, except that the supplement is limited to information needed to support any changes from the device covered by the approved Pre-Market Approval application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.

In approving a Pre-Market Approval application, as a condition of approval, the FDA may also require some form of post-approval study or post-market surveillance. The applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer-term safety and effectiveness data for the device. The FDA may also require post-market surveillance for certain devices cleared under a 510(k) notification or de novo classification, such as implants or life-supporting or life-sustaining devices used outside a device user facility. The FDA may also approve a Pre-Market Approval application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use. Modifications to the manufacturing process, labeling and design for a device which has received approval through the Pre-Market Approval process generally require submission of a new Pre-Market Approval application or Pre-Market Approval supplement prior to marketing.

Ongoing Regulation by the FDA

Even after the FDA permits a device to be marketed, numerous regulatory requirements apply, including:

•        establishment registration and device listing;

•        the QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, production, control, supplier/contractor selection, complaint handling, documentation, and other quality assurance procedures during the manufacturing process;

•        labeling regulations, advertising and promotion requirements, restrictions on sale, distribution or use of a device, each including the FDA general prohibition against the promotion of products for any uses other than those cleared or approved by the FDA, which are commonly known as “off label” uses;

•        medical device reporting regulations requiring that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

•        medical device corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health;

•        recall requirements, including a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death;

•        any order from FDA to repair, replace, or refund a device;

•        product export requirements;

•        device tracking requirements; and

•        post-market study and surveillance requirements.

If a device receives 510(k) clearance or de novo classification, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or possibly a Pre-Market Approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with the manufacturer’s determination not to seek a new 510(k) clearance, the FDA may retroactively require the manufacturer to seek 510(k) clearance or possibly a Pre-Market Approval. The FDA could also require us to cease marketing and distribution and/or to recall the modified device until 510(k) clearance or a Pre-Market Approval is obtained. Also, in these circumstances, we may be subject to more significant actions, including regulatory fines and penalties.

Some changes to an approved Pre-Market Approval device, including changes in indications, labeling, or manufacturing processes or facilities, among others, generally require submission and FDA approval of a new Pre-Market Approval application or Pre-Market Approval supplement, as appropriate, before the change can be implemented. Supplements to a Pre-Market Approval application often require the submission of the same type of information required for an original Pre-Market Approval application, except that the supplement is generally limited to that information needed to support the proposed change from the device covered by the original Pre-Market Approval. The FDA generally uses the same procedures and actions in reviewing Pre-Market Approval supplements as it does in reviewing original Pre-Market Approval applications, although some Pre-Market Approval supplements may be approved more quickly, such as supplements describing certain modifications in the manufacturing process that do not affect the specifications of the device.

FDA regulations require us to register as a medical device manufacturer with the FDA. These regulations require that we manufacture our products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. Furthermore, the FDA requires us to comply with various FDA regulations regarding labeling. Our facilities, records and manufacturing processes are subject to periodic unscheduled inspections by the FDA or other regulatory authorities. When the FDA conducts an inspection, the investigators will identify any deficiencies they believe exist in the form of a notice of inspectional observations, or Form FDA 483. If we receive a notice of inspectional observations or deficiencies from the FDA following an inspection, we would be required to respond in writing and would be required to undertake corrective and/or preventive or other actions in order to address the FDA’s or other regulators’ concerns. Failure to address the FDA’s concerns may result in the issuance of a warning letter or other enforcement or administrative actions described below.

Additionally, some states have enacted laws and regulations governing the manufacture, sale, marketing or distribution of medical devices. These laws and regulations may also require medical device manufacturers and/or distributors doing business within multiple states to register or apply for state licenses. These laws and regulations could also subject our facility to state inspection on a routine basis for compliance with any applicable state requirements.

Failure by us or by our suppliers to comply with applicable federal or state regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

•        warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•        unanticipated expenditures, including repairs, replacements, or refunds of devices;

•        customer notifications, voluntary or mandatory recall or seizure of our products;

•        operating restrictions, partial suspension or total shutdown of production;

•        delay in reviewing, or refusal to clear or approve, submissions or applications for new products or modifications to existing products;

•        FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries;

•        suspension or withdrawal of FDA approvals or clearances that have already been granted; and

•        criminal prosecution.

Newly discovered or developed safety or effectiveness data may require changes to a product’s labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation or regulations, may be established, or the FDA’s policies may change, which could delay or prevent regulatory clearance or approval of our products under development.

Our facilities, records and manufacturing processes are subject to periodic unscheduled inspections by the FDA or other regulatory authorities.

Regulation of Medical Devices Outside the United States

Outside of the United States, the regulation of medical devices is also complex. In Europe, for instance, products are subject to extensive regulatory requirements. In 2021, a new regulatory scheme for medical devices, the MDR, became effective in EU member states. The MDR requires that medical devices may only be placed on the market if they do not compromise safety and health when properly installed, maintained, and used in accordance with their intended purpose. The MDR has significant requirements for many medical devices, including requirements for clinical evidence and documentation, device identification and traceability, registration of economic operators throughout the distribution chain and post-market surveillance. In some regions, the level of government regulation of medical devices is increasing, which can lengthen time to market and increase registration and approval costs. In many countries, the national health or social security organizations require products to be qualified before they can be marketed and considered eligible for reimbursement.

In many instances, global regulatory agencies have come together in an attempt to harmonize medical device regulatory requirements. In 2011, the regulatory agencies of the United States, Canada, Brazil, Australia and Japan came together and established the International Medical Device Regulators Forum (the “IMDRF”). The IMDRF continues to grow and now has a management committee of regulatory agency representatives from 11 countries and affiliate members representing seven countries. One example of the IMDRF harmonizing medical device regulatory requirements is the

Medical Device Single Audit Program, whereby a medical device manufacturer can have a single Quality Management System audit of their facility which covers the regulatory requirements of Australia, Brazil, Canada, Japan and the United States. Instead of having periodic quality inspections from regulators of each of these countries, a single comprehensive inspection is performed.

Other regional groups working to harmonize regulatory requirements are the Asia-Pacific Economic Cooperation group, Global Harmonization Working Party and African Medical Devices Forum. While regulatory requirements are constantly evolving, regulatory agencies recognize the impact and are attempting to harmonize their efforts.

While the list of regulated countries continues to grow, many of the regulated countries leverage device approvals from the US or Europe, meaning that the testing and clinical studies required to satisfy device safety and efficacy requirements of the US and Europe, often carry over to other geographies.

Other U.S. Regulatory Matters

Medical device companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Manufacturing, sales, promotion, third-party payor reimbursement and other activities following product clearance or approval are subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including the CMS, other divisions of the Department of Health and Human Services (“DHHS”), the Department of Justice, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. For example, in the United States, sales, marketing, participation in government health care programs or contracts with third-party payors, and scientific and educational programs also must comply with state and federal fraud and abuse, anti-kickback, false claims, transparency, government price reporting, anti-corruption, and health information privacy and security laws and regulations. Internationally, other governments also impose regulations in connection with their healthcare reimbursement programs and the delivery of healthcare items and services. These laws include the following:

•        U.S. federal healthcare fraud and abuse laws generally apply to our activities because our products are covered under federal healthcare programs such as Medicare and Medicaid. The federal Anti-Kickback Statute (the “Anti-Kickback Statute”) is particularly relevant because of its broad applicability. The Anti-Kickback Statute makes it illegal for any person, including a prescription medical device manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular medical device, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Almost any financial arrangement with a healthcare provider, patient or customer could implicate the Anti-Kickback Statute. Statutory exceptions and regulatory safe harbors protect certain arrangements if specific requirements are met.

•        Another fraud and abuse law that may be implicated by ownership and compensation arrangements with health care professionals or their families is the Physician Self-Referral Law, commonly referred to as the “Stark Law”. The Stark Law prohibits physicians from referring patients to receive “designated health services” payable by Medicare or Medicaid from entities with which the physician or an immediate family member has a financial relationship, unless an exception applies. While the Stark Law generally only provides to those entities that provide “designated health services” and submit claims for such services, it may nonetheless be implicated by certain ownership or compensation arrangements with health care professionals or family members. Individual states have corollaries to the federal Stark law that may also apply and may be more expansive or impose additional requirements.

•        Another development affecting the medical technology industry is the increased use of the federal Civil False Claims Act (the “False Claims Act”) and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. In recent years, the number of suits brought against healthcare companies by private individuals has increased dramatically. The federal civil and criminal false claims acts prohibit individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Additionally, some states have insurance fraud provisions that apply to commercial payors or all payors under insurance laws that have similar whistleblower or relator provisions (e.g., Insurance Fraud Prevention Act for California).

•        The Civil Monetary Penalty Act of 1981 (“CMP”) allows the DHHS Office of Inspector General to seek civil monetary penalties and sometimes exclusion from participation in the government health care programs for a wide variety of conduct. For example, the CMP and implementing regulations impose penalties against any person or entity that is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Other conduct that may result in violation of the CMP is offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

•        The Health Insurance Portability and Accountability Act (“HIPAA”) prohibits executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. While HIPAA applies only to covered entities, which generally does not include device manufacturers, HIPAA and HITECH impose those same obligations to business associates under contractual terms. HIPAA may also still apply directly to the manufacturer depending on the scope and nature of data sharing arrangement or other contracting arrangements. In addition to HIPAA and its accompanying regulations, device manufacturers may be subject to additional state consumer and privacy laws which may be more expansive or restrictive on the use and protection of patient and consumer data.

•        The FDCA prohibits the adulteration or misbranding of medical devices. Medical device manufacturers may also be subject to state corollaries to the FDCA.

•        The federal Physician Payment Sunshine Act and its implementing regulations, which require applicable manufacturers of covered drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS and DHHS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), non-physician healthcare professionals (such as physician assistants and nurse practitioners, among others) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

•        The Foreign Corrupt Practices Act (“FCPA”) prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, if any, and to devise and maintain an adequate system of internal accounting controls for international operations.

•        Analogous state and foreign laws and regulations, such as state anti-kickback, anti-referral, and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require certain medical device companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require applicable manufacturers to disclose or report certain information related to payments and other transfers of value to health care professionals and entities or sales, marketing, pricing, clinical trials, marketing expenditures and activities, and state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and state laws related to insurance fraud in the case of claims involving private insurers.

U.S. Health Care Reform

Changes in healthcare policy in the United States could increase our costs and subject us to additional regulatory requirements that may interrupt the development and the commercialization of our current and future products. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage for the procedures associated with the use of our products impose stringent requirements for pre-approval and reimbursement or result in lower reimbursement for those procedures. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could significantly reduce our revenues from the sale of our products or from reimbursement received from the use of our products. Changes in healthcare policy could increase our costs, decrease our revenue, and impact sales of and reimbursement and coverage for our current and future products.

We believe that there will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to disclose and/or reduce health care costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the rates we will be able to charge for our current and future products or the amounts of reimbursement available for our current and future products from governmental agencies or third-party payors. Federal and state regulators are also prioritizing costs and charge transparency initiatives, including rebate programs, that may impact our ability to charge and collect payment for our products or charging and collection activities for services that use our products. Other initiatives currently on the healthcare reform agenda include value-based care initiatives, which will impact medical device sales and contracting models, and therefore, product pricing. However, such health policy priorities are consistently evolving and subject to change under shifting political conditions and leadership. As such, depending on policy priorities, current and future health care reform legislation and policies could have a material adverse effect on our business and financial condition given the potential impact to the availability and demand for our products. Notably, we will be impacted by the reimbursement coverage eligibility and rate schedules set by CMS for both our products and for services and procedures involving our products. For example, on June 21, 2019, CMS issued a National Coverage Determination for Transcatheter Aortic Valve Replacement which informed Medicare Administrative Contractors of coverage requirements for the procedure. Current coverage and reimbursement levels are subject to ongoing analysis and could change, thus having an adverse effect on market demand and our pricing flexibility.

Data Privacy and Security Laws

Numerous state, federal and foreign laws govern health privacy, consumer protection, and other use of individually identifiable information. This includes the collection, dissemination, use, access to, confidentiality and security of personal information and health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations, that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. Notably, the Office for Civil Rights at DHHS has expanded the application of HIPAA to regulated entities’ use of tracking technologies that collect and analyze information about how users interact with regulated entities’ websites or mobile applications. In addition, certain state and non-U.S. laws and regulations, such as the California Consumer Privacy Act, the California Privacy Rights Act and the EU General Data Protection Regulation, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws or regulations, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Employees/Human Capital

As of February 19, 2026, we had nine (9) employees, all of whom are full-time. We are not party to any collective bargaining agreements. We have never experienced a work stoppage or interruption due to labor disputes. We believe our relations with our employees are good.

Facilities

Our corporate headquarters is located at 3700 Annapolis Lane North, Suite 105, Minneapolis, MN 55447, and consists of approximately 7,300 square feet containing a laboratory and production space, along with corporate office space. The corporate headquarters has an initial lease term of five years, and we believe this location is adequate for our current operations and needs.

Legal Proceedings

We may be involved from time to time in ordinary litigation, negotiation, and settlement matters that will not have a material effect on our operations or finances. We are not currently party to any material legal proceedings, and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results, or financial condition.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers, key employees and directors as of the date of this prospectus.

Name	Age	Position
Manny Villafaña	85	Founder, Chairman of the Board, Chief Executive Officer, and Director
Chaid Schwarz, Ph.D.	41	President and Chief Operating Officer
Erik Hermansen	36	Chief Financial Officer
Eric Solien	66	Vice President of Clinical Science
Jeff Vreeman	50	Vice President of Manufacturing
Andrea Sweeney	54	Vice President of Business Administration
Thomas J. Martinson, Sr.	75	Director and Audit Committee Chairman Nominee
David L. Joyce, M.D.	50	Director Nominee
Frederick McKeen	66	Director Nominee
William D. Gullickson, Jr.	72	Director Nominee

Executive Officers

Manny Villafaña has served as our Chief Executive Officer, Chief Financial Officer and as a member of our Board of Directors since our inception in 2016. He has played an instrumental role in the development of products designed to enhance cardiovascular health for over 50 years. In 1972, Dr. Villafaña founded Cardiac Pacemakers, Inc. (“CPI”) and developed the first lithium-powered pacemaker, technology which is now incorporated into virtually every defibrillator and pacemaker around the world. CPI was acquired by Eli Lilly & Co. in 1975 for $127 million. CPI was one of five units spun off by Eli Lilly in 1994 to form Guidant Corporation, which was acquired by Boston Scientific in 2006 in a transaction valued at $27 billion. In 1976, Dr. Villafaña founded St. Jude Medical, Inc. and co-developed the St. Jude heart valve, which is one of the most commonly used prosthesis in the world. In 2016, St. Jude Medical was acquired by Abbott for approximately $23.6 billion. In 1992, Dr. Villafaña founded ATS Medical, Inc., which developed products for heart valve replacement and surgical ablation of cardiac arrhythmias. ATS Medical was acquired by Medtronic in 2010 for approximately $350 million. Prior to founding us, Dr. Villafaña founded and served as Chairman of the Board and Chief Executive Officer of Kips Bay Medical from 2007 through 2015.

Dr. Villafaña has received numerous awards and honors for his accomplishments, including the “Living Legend of Medicine” award from the World Society of Cardiothoracic Surgeons; the Ellis Island Medal of Honor; Grand Prize Recipient from the Mediterranean Institute of Cardiology; the Ernst & Young LLP National Master Entrepreneur of the Year; the Top 100 Hispanics in USA; member of the Boys and Girls Clubs of America Hall of Fame; inductee to the Minnesota Business Hall of Fame. Dr. Villafaña attended Cardinal Hayes High School, Bronx, New York. He has been awarded an honorary doctoral degree from the University of Iowa.

Chaid Schwarz, Ph.D. has served as our President and Chief Operating Officer since June 2025 and previously served as Biomechanics Scientist at Medical 21 since 2016. Dr. Schwarz has a Ph.D. in Biomedical Engineering from the University of Iowa where he designed, developed, and tested materials for transcatheter deliverable heart valves, stents, and computationally modeled endovascular grafts for the treatment of abdominal aortic aneurysms. Dr. Schwarz is the lead inventor for the MAVERICS artificial graft.

Erik Hermansen has served as our Chief Financial Officer since July 2025. From September 2022 through April 2025, Mr. Hermansen served as Corporate Controller of two companies. From January 2019 through September 2022, Mr. Hermansen worked for Riveron Consulting, as an Associate Director. Prior to his employment at Riveron Consulting, Mr. Hermansen served from September 2013 through December 2019 as a Manager with Ernst & Young, a multinational professional advisory and accounting firm, specializing in the Wealth & Asset Management Industry. Mr. Hermansen obtained his bachelor’s and master’s degree in Accounting from The University of Iowa in 2012, and 2013, respectively, and has been a Certified Public Accountant since 2014.

Eric Solien has served as our Vice President of Clinical Science since June 2025 and previously served as Senior Research Scientist at Medical 21 since 2016. He is an accomplished pre-clinical surgeon with a particular interest in surgical revascularization strategies for the heart. He is involved in translational research focusing on cardiovascular device implantation and evaluation in large animal models. He has been an active participant in many privately funded studies evaluating both interventional and surgically delivered devices. He holds a B.S. in Biology from the University of Minnesota and an SRS Certification in Surgical Research from the Academy of Surgical Research.

Jeff Vreeman has served as our Vice President of Manufacturing since June 2025 and previously served as Director of Manufacturing at Medical 21 since 2018. He has broad medical device experience including roles in manufacturing, operations, process development, research and development, and quality, along with extensive expertise in nitinol support systems. Jeff was previously a Senior Engineer/Operations Manager and Senior R&D Engineer at MIVI Neuroscience, Inc. He holds a Bachelor of Science degree in Mechanical Engineering from the University of North Dakota.

Andrea Sweeney has served as our Vice President of Business Administration since June 2025 and previously served as Business Administrator at Medical 21 since 2018. She has 30 years of experience as a business owner as well as a business and financial consultant. At our company, she fills a variety of business, finance, and operations roles. Andrea earned her Bachelor of Science in Kinesiology from the University of Minnesota in Minneapolis.

Non-Executive Directors

Thomas J. Martinson Sr. has agreed to become our Audit Committee Chairman upon consummation of this offering. Mr. Martinson has over 30 years of experience. Mr. Martinson is CEO of Martinson & Company, Ltd., a FINRA member investment bank and broker dealer which he founded in 1985. He previously was the Senior Vice President and department head of Corporate Finance for Craig-Hallum, Inc. where he managed several initial public offerings and private equity transactions. Mr. Martinson started his career in finance with E.F. Hutton & Company, a NYSE member firm in 1975. He also served for several years as non-executive Chairman of the Board for two NASDAQ public companies, Cerprobe Corporation (ticker: CRPB) and Dynamic Healthcare Technologies, Inc. (ticker: DHTI) both of which were subsequently acquired. He currently services as a Managing Member for Martinson Clinic LLC and as President of Martinson Clinic Foundation.

David L. Joyce, M.D. has agreed to become a director upon consummation of this offering. He is a cardiac surgeon with affiliations at the New Mexico Heart Institute, Lovelace Medical Group and University of New Mexico Health System. He previously served as the Medical Director of Cardiovascular Surgery at HCA Healthcare from 2023 through 2025. From 2017 through 2022, he directed heart and lung transplant at the Medical College of Wisconsin, leading multiple clinical trials and securing funding for investigator-initiated studies. From 2014 through 2017, he served as a Senior Associate Consultant at the Mayo Clinic, receiving the prestigious Karis Award for exceptional patient care.

Dr. Joyce has published over 100 peer-reviewed manuscripts and two editions of a key textbook in Mechanical Circulatory Support. Having served as a member of the American Society for Artificial Internal Organs Board of Trustees, the Journal of Thoracic and Cardiovascular Surgery Editorial Board, and as a frequent guest lecturer within the international cardiac surgical community, Dr. Joyce has led multiple industry sponsored and investigator initiated clinical trials. competitions. He completed his general surgical training at Johns Hopkins University and his cardiothoracic residency at Stanford University. He holds degrees from the United States Air Force Academy, Harvard Medical School, and the University of Chicago Booth School of Business. Dr. Joyce is a recognized innovator who holds several patents for medical technologies. He has served as a founder and advisor to multiple med tech companies, with work featured in prominent competitions such as the Polsky Center’s Global New Venture Challenge and the Wisconsin Technology Council’s Governor’s Business Plan. We believe that Dr. Joyce is qualified to serve as a member of our board due to his extensive background and leadership in cardiovascular health.

Frederick McKeen has agreed to become a director upon consummation of this offering. Mr. McKeen served as a regulatory science fellow at Boston Scientific Corporation from 2011 through 2024, where he provided strategic and tactical support on a wide range of regulatory and compliance activities for the DES and structural heart product lines. He also previously served as the Director, Quality Systems and Regulatory Affairs at Phillips Medisize from 2010 through 2011, Director, Regulatory Management at St. Jude Medical from 2005 through 2009, Director, Regulatory Affairs and Compliance at Cardiac Science, Inc. from 2004 through 2005, Regulatory Affairs Manager at Medtronic

EP Systems from 2002 through 2004. Mr. McKeen also spent approximately 13 years at Guidant Corporation, holding various positions, including Senior Regulatory Affairs Associate from 1996 through 2002. He has served as a member of the graduate faculty at the Technology Leadership Institute at the University of Minnesota since March 2018. Mr. McKeen received his BS, Industrial Technology from Iowa State University and an MBA, Contact Administration from the University of Dallas. We believe that Mr. McKeen is qualified to serve as a member of our Board of Directors due to his extensive background and experience in the medical device industry and regulatory affairs.

William D. Gullickson, Jr. has agreed to become a director, Chairman of the Compensation Committee and Chairman of the Governance Committee upon consummation of this offering. Since January 2014, Mr. Gullickson has served as the President and Chief Executive Officer of Phyton Corporation, which specializes in concrete coating and restoration. Prior to joining Phyton Corporation, he spent over 20 years at McLaughlin Gromley King Company (“MGK Company”), a manufacturer of insect control products, serving as their Chairman from October 2006 through March 2013 and their President and Chief Executive Officer from October 1989 through October 2006. Sumitomo Chemical Company acquired a majority interest in MGK Company in 2013. We believe that Mr. Gullickson is qualified to serve on our Board of Directors due to his extensive management background and experience.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Committees of Our Board of Directors

Our Board of Directors directs the management of our business and affairs, as provided by Minnesota law, and conducts its business through meetings of the Board of Directors and its standing committees. We will have a standing audit committee and compensation committee. Our entire Board of Directors will serve in place of a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

•        Approving and retaining independent auditors to conduct the annual audit of our financial statements;

•        reviewing the proposed scope and results of the audit;

•        reviewing and pre-approving audit and non-audit fees and services;

•        reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

•        reviewing and approving transactions between us and our directors, officers and affiliates;

•        establishing procedures for complaints received by us regarding accounting matters;

•        overseeing internal audit functions, if any; and

•        preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Upon the consummation of this offering, our audit committee will consist of Thomas J. Martinson, Sr. and William Gullickson, Jr. members, with Thomas J. Martinson, Sr. serving as chair. Our Board of Directors has affirmatively determined that both members meet the definition of “independent director” under the            rules, and that they meet the independence standards under Rule 10A-3. Each member of our audit committee meets the financial literacy requirements of the            rules. In addition, our Board of Directors has determined that Mr. Martinson will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at medical21.com concurrently with the consummation of this offering.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and recommending the compensation arrangements for management, including the compensation for our president and chief executive officer;

•        establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•        administering our stock incentive plans; and

•        preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Upon the consummation of this offering, our compensation committee will consist of Frederick McKeen and William Gullickson, Jr., with William Gullickson, Jr. serving as chair. Our board has determined that both members are independent directors under            rules. Our Board of Directors will adopt a written charter for the compensation committee, which will be available on our principal corporate website at medical21.com concurrently with the consummation of this offering.

Nominating and Governance

Our nominating and corporate governance committee will be responsible for, among other things:

•        nominating members of the Board of Directors;

•        developing a set of corporate governance principles applicable to our company; and

•        overseeing the evaluation of our Board of Directors.

Upon the consummation of this offering, our nominating and corporate governance committee will consist of William Gullickson, Jr. and David Joyce, M.D., with William Gullickson, Jr. serving as Chair. Our board has determined that both members are independent directors under            rules.

Our Board of Directors will adopt a written charter for the nominating and governance committee, which will be available on our principal corporate website at medical21.com concurrently with the consummation of this offering.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, medical21.com. In addition, we intend to post on our website all disclosures that are required by law or the            rules concerning any amendments to, or waivers from, any provision of the code.

Limitations on Liability and Indemnification Matters

Our Articles of Incorporation contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Minnesota law. Minnesota law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of the director’s duty of loyalty to the corporation or its shareholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 302A.559 of the Minnesota Business Corporation Act (the “MBCA”); or

•        any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

We are subject to Section 302A.521 of the MBCA, which provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521 of the MBCA) of that person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements) incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person:

•        has not been indemnified therefor by another organization or employee benefit plan;

•        acted in good faith;

•        received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•        in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•        reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in that person’s official capacity for the corporation, or, in the case of acts or omissions in that person’s official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Our Bylaws will also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Minnesota law. Our Bylaws will also provide our Board of Directors with discretion to indemnify our other officers and employees when determined appropriate by our Board of Directors. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to obtain customary directors’ and officers’ liability insurance upon consummation of this offering.

The limitation of liability and indemnification provisions in our Articles of Incorporation and Bylaws to be in effect upon the closing of this offering may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Option awards ($)(1)	All other compensation ($)(2)	Total ($)
Manny Villafaña	2025	320,769	—	12,515	333,284
Chief Executive Officer	2024	296,358	—	11,862	308,400
Chaid Schwarz, Ph.D.	2025	306,372	—	12,255	318,627
Chief Operating Officer	2024	275,967	189,237	11,039	476,243
Eric Solien	2025	316,841	—	11,174	327,988
VP Clinical Science	2024	289,967	189,237	11,558	490,762

____________

(1)      Option award values are based on the fair value of the award as of the grant date

(2)      We match employee contributions to employees 401K accounts, up to 4% of the employee’s salary.

Outstanding Equity Awards at December 31, 2025

The following table provides information regarding awards held by each of our named executive officers that were outstanding as of December 31, 2025. There were no other equity awards outstanding as of December 31, 2025.

			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(2)	Option exercise price ($)	Option expiration date
Manny Villafaña	01/11/2017	1/11/2018	200,000	—	1.00	1/10/2027
	12/27/2017	12/27/2018	200,000	—	2.00	12/26/2027
	10/01/2018	10/1/2019	200,000	—	2.26	9/30/2028
	08/01/2019	8/1/2020	100,000	—	5.00	7/31/2029
	12/04/2019	12/4/2020	50,000	—	5.00	12/3/2029
	08/26/2020	8/26/2021	50,000	—	5.00	8/25/2030
	01/01/2021	1/1/2022	100,000	—	5.00	12/31/2030
	11/15/2021	11/15/2022	900,000	—	7.50	11/14/2031
Chaid Schwarz, Ph.D.	01/11/2017	01/11/2018	200,000	—	1.00	1/10/2027
	10/18/2017	10/18/2018	20,000	—	1.50	10/17/2027
	10/01/2018	10/01/2019	100,000	—	2.26	9/30/2028
	08/01/2019	08/01/2020	100,000	—	5.00	7/31/2029
	12/04/2019	12/04/2020	50,000	—	5.00	12/3/2029
	08/26/2020	08/26/2021	50,000	—	5.00	8/25/2030
	01/01/2021	01/01/2022	100,000	—	5.00	12/31/2030
	11/15/2021	11/15/2022	620,000	—	7.50	11/14/2031
	10/17/2022	10/17/2023	37,500	12,500	11.60	10/16/2032
	08/29/2023	08/29/2024	6,250	6,250	10.00	8/28/2033
	01/10/2024	01/10/2025	3,125	9,375	10.00	1/9/2034
	12/30/2024	12/30/2025	3,125	9,375	10.00	12/29/2034

			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(2)	Option exercise price ($)	Option expiration date
Eric Solien	01/11/2017	01/11/2018	1,200,000	—	1.00	01/11/2027
	12/27/2017	12/27/2018	60,000	—	2.00	12/27/2027
	10/01/2018	10/01/2019	150,000	—	2.26	10/01/2028
	08/01/2019	08/01/2020	100,000	—	5.00	08/01/2029
	12/04/2019	12/04/2020	50,000	—	5.00	12/04/2029
	08/26/2020	08/26/2021	50,000	—	5.00	08/26/2030
	01/01/2021	01/01/2022	50,000	—	5.00	01/01/2031
	11/15/2021	11/15/2022	1,660,000	—	7.50	11/15/2031
	10/17/2022	10/17/2023	37,500	12,500	11.60	10/17/2032
	08/29/2023	08/29/2024	6,250	6,250	10.00	08/29/2033
	01/10/2024	01/10/2025	3,125	9,375	10.00	01/10/2034
	12/30/2024	12/30/2025	3,125	9,375	10.00	12/30/2034

____________

(1)      Each equity award is subject to the terms of our 2016 Equity Incentive Plan.

(2)      The shares underlying this stock option award vests over a four-year period as follows: 25% of such shares vested on the first anniversary of the vesting commencement date, and the remaining 75% of the shares vest in 36 equal monthly installments thereafter subject to continuous “service relationship” (as defined in the 2016 Equity Incentive Plan) with us through each applicable vesting date. Notwithstanding the foregoing, this award is subject to acceleration of vesting benefits as set forth in the 2016 Equity Incentive Plan.

Non-Employee Director Compensation

We did not pay any other compensation, make any other equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors in 2025.

Employment Agreements

Manny Villafaña Employment Agreement

On November 22, 2021, we entered into an employment agreement with Manny Villafaña, pursuant to which Dr. Villafaña serves as our Chairman and Chief Executive Officer. Pursuant to Dr. Villafaña’s employment agreement, his annual base salary was increased to $330,000 in 2025. Dr. Villafaña’s employment agreement contains standard confidentiality, and expense reimbursement provisions, as well as other standard executive benefits and may be terminated by either party with or without cause and with or without advance notice.

Chaid Schwarz Employment Agreement

On June 1, 2016, we entered into an employment agreement with Chaid Schwarz, pursuant to which Dr. Schwarz agreed to serve as our Biomechanics Scientist. In June 2025, Dr. Schwarz was appointed as our President and Chief Operating Officer, and provides for an annual base salary of $325,000. Dr. Schwarz’s employment agreement contains standard confidentiality, non-compete, and expense reimbursement provisions, as well as other standard executive benefits and may be terminated by either party with or without cause and with or without advance notice.

Eric Solien Employment Agreement

On November 22, 2021, we entered into an employment agreement with Eric Solien, pursuant to which Mr. Solien agreed to serve as our Senior Research Scientist. In June 2025, Mr. Solien was appointed as our VP Clinical Science. Pursuant to Mr. Solien’s employment agreement, his annual base salary was increased to $325,000. Mr. Solien’s employment agreement contains standard confidentiality, and expense reimbursement provisions, as well as other standard executive benefits and may be terminated by either party with or without cause and with or without advance notice.

Jeffrey Vreeman Employment Agreement

On September 24, 2018, we entered into an employment agreement with Jeffrey Vreeman, pursuant to which Mr. Vreeman agreed to serve as our Director of Manufacturing. In June 2025, Mr. Vreeman was appointed as our Vice President of Manufacturing. Pursuant to Mr. Vreeman’s employment agreement, his annual base salary was increased to $300,000. Mr. Vreeman’s employment agreement contains standard confidentiality and expense reimbursement provisions, as well as other standard executive benefits and may be terminated by either party with or without cause and with or without advance notice.

Andrea Sweeney Employment Agreement

On January 1, 2024, we entered into an employment agreement with Andrea Sweeney, pursuant to which Ms. Sweeney agreed to serve as our Business Administrator. In June 2025, Ms. Sweeney was appointed as our Vice President of Business Administration. Pursuant to Ms. Sweeney’s employment agreement, her an annual base salary was increased to $167,000. Ms. Sweeney’s employment agreement contains standard confidentiality, non-compete, and expense reimbursement provisions, as well as other standard executive benefits and may be terminated by either party with or without cause and with or without advance notice.

Non-Employee Executive Compensation

In July 2025, the Company entered into a contract agreement with Erik Hermansen, of Odin Advisory Group, LLC, to provide Chief Financial Officer services to the Company in exchange for a rate of $250/per hour. The agreement was subsequently updated to include additional terms and conditions, including a monthly minimum and maximum number of hours, and the Company will grant Mr. Hermansen 50,000 options upon the completion of an IPO. The options vest 25% at the grant date, and 25% annually on the anniversary of the grant date, which are tied to continued services.

2016 and 2025 Equity Incentive Plans

In connection with this offering, and as approved by our Board of Directors, we will adopt a new comprehensive equity incentive plan, the 2025 Omnibus Equity Incentive Plan (the “2025 Plan”).

Authorized Shares

A total of 20,000,000 shares of our common stock were originally reserved for issuance pursuant to the 2025 Plan.

Types of Awards.

The 2025 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards.

Administration

The 2025 Plan will be administered by our Board of Directors, or if our Board of Directors does not administer the 2025 Plan, a committee or subcommittee of our Board of Directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our Board of Directors or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2025 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2025 Plan, provided that, subject to the equitable adjustment provisions described below, the plan administrator will not have the authority to reprice or cancel and re-grant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our shareholders.

The 2025 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units

Restricted stock and RSUs may be granted under the 2025 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2025 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a shareholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options

Incentive stock options and non-statutory stock options may be granted under the 2025 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Internal Revenue Code. A non-statutory stock option under the 2025 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the 2025 Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent shareholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the administrator in its sole discretion, (i) through any cashless exercise procedure approved by the administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a shareholder with respect to the shares of common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights

SARs may be granted either alone (a “free-standing SAR”) or in conjunction with all or part of any option granted under the 2025 Plan (a “tandem SAR”). A free-standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the free-standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A tandem SAR will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing SAR may not exceed ten years from the date of grant. The exercise period of a tandem SAR will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a shareholder with respect to the shares of common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards

The administrator may grant other stock-based awards under the 2025 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2025 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2025 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2025 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control

The 2025 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2025 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2025 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our Board of Directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our Board of Directors immediately prior to the merger or consolidation continuing to represent at least a majority of the Board of Directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) shareholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our shareholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our Board of Directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our shareholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2025 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2025 Plan

The 2025 Plan provides our Board of Directors with authority to amend, alter or terminate the 2025 Plan, but no such action impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Shareholder approval of any such action will be obtained if required to comply with applicable law. The 2025 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback

If we are required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer). The amount and form of the incentive compensation to be recouped shall be determined by the administrator in its sole and absolute discretion.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than the transaction disclosed below, we are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at December 31, 2025 and 2024, in which a related person had or will have a direct or indirect material interest.

In February 2023, the Company entered into a $500,000 convertible note (the “Note”) with the Company’s CEO. The Note contains a conversion option to convert the outstanding principal and accrued interest to common stock at a conversion price of $10.00 per share. The Note has a 9% stated interest rate and matures on December 31, 2026. The Note contains no contractual payments until maturity on December 31, 2026. The $500,000 Note and $131,179 unpaid accrued interest as of December 31, 2025, will convert to common stock upon the closing of an initial public offering or December 31, 2026, whichever occurs first. The Company has the option to repay the debt prior to an effective public offering and the debt is repaid in cash upon default or liquidation of the Company.

Indemnification Agreements

In connection with this offering, we will enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements will provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Minnesota law. See “Item 14. Indemnification of Directors and Officers” for additional information regarding indemnification under Minnesota law and our by-laws.

Related Person Transaction Policy

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•        the risks, costs and benefits to us;

•        the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 19, 2026 by:

•        each of our named executive officers;

•        each of our directors;

•        all of our current directors and executive officers as a group; and

•        each shareholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of February 19, 2026, pursuant to the exercise of options or warrants or conversion of preferred stock or convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 11,467,418 shares of common stock issued and outstanding as of February 19, 2026 and 13,803,879 shares of common stock issued and outstanding after the completion of this offering.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Medical 21, Inc., 3700 Annapolis Lane North, Suite 105, Minneapolis, MN 55447.

	Number of shares of Common Stock Beneficially Owned	Percentage Before Completion of Offering(1)	Percentage After Completion of Offering
Directors and Named Executive Officers
Manny Villafaña	4,520,087	39.4%	33.2%
Erik Hermansen	—	—
Chaid Schwarz, Ph.D.	—	—
Eric Solien	—	—
Jeff Vreeman	—	—
Andrea Sweeney	—	—
Thomas J. Martinson, Sr.	—
David L. Joyce, M.D.	—	—
Frederick McKeen	—	—
All directors and named executive officers as a group (9 persons)	4,520,087	39.4%	33.2%
Greater than 5% Beneficial Owners:
Michael Urick	600,000	5.2%	4.3%

____________

(1)      Based on 11,467,418 shares of common stock outstanding as of February 19, 2026.

*        Represents beneficial ownership of less than one percent (1%).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 150,000,000 shares, of which 130,000,000 of common stock, par value $0.01 per share, and 20,000,000 shares of undesignated stock.

As of February 19, 2026, there were 330 record holders of our securities. As of February 19, 2026 there were 11,467,418 shares of common stock issued and outstanding.

The following description of our capital stock and provisions of our Articles of Incorporation and Bylaws is only a summary. You should also refer to our Articles of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock have no cumulative voting rights.

Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of our assets which are legally available. Each outstanding share of our common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and non-assessable.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by shareholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Options

Our 2016 Equity Incentive Plan and 2025 Plan provides for us to sell or issue shares restricted shares of common stock, or to grant incentive stock options or nonqualified stock options, stock appreciation rights and restricted stock unit awards for the purchase of shares of common stock, to employees, members of the Board of Directors and consultants. As of December 31, 2025, 9,926,640 options to purchase shares of common stock were outstanding. For additional information regarding the terms of the 2016 Equity Incentive Plan and the 2025 Plan, see “Executive and Director Compensation — 2016 and 2025 Equity Incentive Plan.”

Exclusive Forum

Our Articles of Incorporation provide that unless we consent in writing to the selection of an alternative forum, the State of Minnesota is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our shareholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the MBCA or our Articles of Incorporation or our Bylaws or (iv) any action asserting a claim against us, our directors, officers, employees or agents governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein.

Additionally, our Articles of Incorporation provide that the foregoing provision shall not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Anti-Takeover Provisions of Minnesota Law, our Articles of Incorporation and our Bylaws

Minnesota Law

We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the MBCA. These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their shares at a premium over the market price.

In general, Section 302A.671 of the MBCA provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 of the MBCA prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which means any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our Board of Directors before the interested shareholder’s share acquisition date.

Section 302A.675 of the MBCA generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our Board of Directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Board of Directors Vacancies

Our Articles of Incorporation and Bylaws authorize only our Board of Directors to fill vacant directorships. In addition, the number of directors constituting our Board of Directors may be set only by resolution of the majority of the incumbent directors.

Shareholder Action; Special Meeting of Shareholders

Our Bylaws provide that our shareholders may not take action by written consent. Our Bylaws further provide that special meetings of our shareholders may be called by a majority of the Board of Directors, the President, or the Chairman of the Board of Directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without shareholder approval and in violation of limitations imposed by The Stock Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004 and its phone number is (212) 509-4000.

Stock Market Listing

We intend to apply to have our shares of common stock listed for trading on the          under the symbol “MAVG.” No assurance can be given that such listing will be approved.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

Only a limited number of shares of common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock. Although we intend to apply to list our common stock on         , we cannot assure you that there will be an active market for our common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock outstanding after this offering will be subject to a -day lock-up period under the lock-up agreements as described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Lock-Up Agreements

We, our directors and executive officers and current holders of our securities will agree, for a period of twelve (12) months from the closing of this offering with respect to our directors and executive officers, and for a period of six (6) months from the closing of this offering, with respect to the Company and current holders of our securities, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock. There are two current security holders with which we have amended the agreement to allow them to sell shares of common stock solely to satisfy their applicable federal, state and local tax withholding obligations. Any such permitted sale may not exceed the minimum number of shares required to satisfy the applicable tax obligations and must be conducted in compliance with all securities laws.

Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

Rule 701 generally allows a shareholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the -day lock-up period described below.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our C common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership, or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

•        persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•        tax-exempt organizations or governmental organizations;

•        controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•        U.S. expatriates and certain former citizens or long-term residents of the U.S.;

•        partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•        persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•        persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

•        persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

•        an individual citizen or resident of the U.S. (for U.S. federal income tax purposes);

•        a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the U.S.) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•        the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the U.S.);

•        you are a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•        our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the U.S. for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters, of this offering. Subject to the terms and conditions of the underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 340,909 additional shares of our common stock at the initial public offering price, less the underwriting discount, solely to cover over-allotments, if any. The representative may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Reimbursement

The underwriters propose to offer the shares of common stock offered by us to the public at the public offering price per share of common stock set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares of common stock to other securities dealers at such price, less a concession of $             per share of common stock. After the offering, the public offering price and concession to dealers may be changed. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Underwriter of the over-allotment option.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$
Underwriting discounts and commissions (7.0%)(1)	$
Proceeds, before expenses, to us	$

____________

(1)      We have agreed to pay a non-accountable expense allowance to the representative equal to 1.0% of the gross proceeds received in this offering (excluding proceeds received from exercise of the representative’s over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $40,000 to the representative, which will be applied against the representative’s actual out-of-pocket accountable expenses that are payable by us in connection with this offering and such expense deposit shall be reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(g)(4)(A). We have agreed to reimburse the representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $125,000, the fees and expenses related to the use of Ipreo’s book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $3,000, data services and communications expenses up to $10,000, the actual accountable “road show” expenses up to $10,000 and the costs of market making and trading and clearing firm settlement expenses up to $30,000; provided however that the aggregate accountable expenses reimbursement will not exceed $200,000.

We expect that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $412,203.

Lock-Up Agreements

We, our directors and executive officers and current holders of our securities will agree, for a period of twelve (12) months from the closing of this offering with respect to our directors and executive officers, and for a period of six (6) months from the closing of this offering, with respect to the Company and current holders of our securities, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock. Pursuant to the lock-up agreement, we have amended the agreement with the underwriter to allow certain members of the Company. There are 2 current security holders with which we have amended the agreement to allow them to sell shares of common stock solely to satisfy their applicable federal, state and local tax withholding obligations. Any such permitted sale may not exceed the minimum number of shares required to satisfy the applicable tax obligations and must be conducted in compliance with all securities laws.

Representative’s Warrants

We have agreed to issue to the representative (or its permitted assignees) warrants to purchase up to a total 5% of the shares of common stock sold in the offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the securities in the offering, at a price per share equal to $            , which is 125% of the public offering price per share of common stock at the offering. Pursuant to FINRA Rule 5110(g), the Representative’s Warrant and any shares issued upon exercise of the Representative’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the representative or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the date of the underwriting agreement in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will a one-time demand registration right and unlimited piggyback rights consistent with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Determination of Offering Price

The initial public offering price of the shares of our common stock that we are offering was negotiated between us and the representative based on, among other things, our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering, and such other factors as were deemed relevant.

Right of First Refusal

In connection with this offering, the representative shall have an irrevocable right of first refusal for a period of 24 months after the date this offering is completed to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering (excluding entering into a line of credit with a traditional bank), including all equity linked financings (each, a “Subject Transaction”), during such 24-month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such Subject Transactions (except that the terms of the engagement for such offering shall not include a right of first refusal or participation or similar rights or restrictions on lock-up terms less favorable to the Company than set forth in the underwriting agreement for this offering). For the avoidance of any doubt, the company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Listing

We are in the process of applying to list the common stock on the             under the symbol “MAVG.” This offering is contingent on the final approval of our listing on         .

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•        a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•        net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

•        passive market making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another

Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

•        to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•        in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Venable LLP, New York, New York has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Medical 21, Inc. (the “Company”) as of December 31, 2025 and 2024 and for each of the years then ended included in this Registration Statement, of which this prospectus forms a part, have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

MEDICAL 21, INC,
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Medical 21, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Medical 21, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses and negative cash flows from operations since inception raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United Stated of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grassi & Co., CPAs, P.C.

We have served as the Company’s auditor since 2025.

Jericho, New York
February 18, 2026

MEDICAL 21, INC.
BALANCE SHEETS
(Shares and USD in Thousands)

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,753	$3,770
Prepaid expenses and other current assets	165	8
Total current assets	1,918	3,778
Non-current assets:
Operating right-of-use asset	64	110
Property and equipment, net	1,375	1,841
Intangibles, net	83	100
Other non-current assets	27	27
TOTAL ASSETS	$3,467	$5,856
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35	$123
Accrued payroll	20	19
Current portion of operating right-of-use lease liability	54	48
Other accrued liabilities	21	55
Related party convertible note	500	—
Related party accrued interest	131	—
Stock-based compensation	—	1,232
Total current liabilities	761	1,477
Non-current liabilities:
Related party convertible note	—	500
Related party accrued interest	—	86
Operating lease liability, non-current portion	14	69
Total liabilities	775	2,132
Commitments and contingencies (Note 10)
Shareholders’ equity:
Common stock, $0.01 par value; 130,000 and 80,000 shares authorized, 11,458 and 11,283 shares issued and outstanding, as of December 31, 2025 and 2024, respectively	115	113
Additional paid-in capital	63,178	53,973
Accumulated deficit	(60,601)	(50,362)
Total shareholders’ equity	2,692	3,724
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,467	$5,856

The accompanying notes are an integral part of these financial statements.

MEDICAL 21, INC.
STATEMENTS OF OPERATIONS
(USD in Thousands)

	For the years ended December 31,
	2025	2024
Operating costs and expenses:
Research and development	$7,695	$8,866
General and administrative	2,499	2,470
Loss from operations	(10,194)	(11,336)
Other expenses:
Interest expense – related party	45	45
Net loss	$(10,239)	$(11,381)
Net loss per share:
Basic and diluted	$(0.90)	$(1.05)
Weighted average shares outstanding:
Common shares outstanding – basic and diluted	11,343	10,845

The accompanying notes are an integral part of these financial statements.

MEDICAL 21, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
(Shares and USD in Thousands)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2023	10,653	$107	$40,934	$(38,981)	$2,060
Stock-based compensation	—	—	6,762	—	6,762
Issuance of common stock	630	6	6,277	—	6,283
Net loss	—	—	—	(11,381)	(11,381)
Balance as of December 31, 2024	11,283	$113	$53,973	$(50,362)	$3,724
Stock-based compensation	—	—	5,834	—	5,834
Modification of liability-classified awards	—	—	1,623	—	1,623
Issuance of common stock	175	2	1,748	—	1,750
Net loss	—	—	—	(10,239)	(10,239)
Balance as of December 31, 2025	11,458	$115	$63,178	$(60,601)	$2,692

The accompanying notes are an integral part of these financial statements.

MEDICAL 21, INC.
STATEMENTS OF CASH FLOWS
(USD in Thousands)

	For the years ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(10,239)	$(11,381)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation	6,225	7,460
Depreciation and amortization	489	511
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(157)	1
Operating right-of-use asset	46	44
Accounts payable	(88)	96
Accrued payroll	1	(49)
Other accrued liabilities	(34)	—
Operating right-of-use liability	(49)	(43)
Related party accrued interest	45	45
Net cash used in operating activities	(3,761)	(3,316)
Cash Flows from Investing Activities
Purchases of property and equipment	(6)	(3)
Net cash used in investing activities	(6)	(3)
Cash Flows from Financing Activities:
Issuance of shares, net of issuance costs	1,750	6,283
Net cash provided by financing activities	1,750	6,283
Net increase (decrease) in cash and cash equivalents	(2,017)	2,964
Cash and cash equivalents, beginning of the year	3,770	806
Cash and cash equivalents, end of the year	$1,753	$3,770

The accompanying notes are an integral part of these financial statements.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

1. Description of Business

Description of Business

Medical 21, Inc. (the “Company”) is a medical device company founded to significantly improve the quality of life for cardiac bypass patients by eliminating the need to harvest vessels from the legs and other parts of the body, which will also reduce overall healthcare costs in the cardiac bypass market. The Company has developed and intends to commercialize and market an artificial, nitinol-supported thin wall tubular graft to bypass lesions in the heart and other parts of the body.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reverse Stock Split

On February 10, 2026, the Company effected a 1-for-2 reverse split of its common stock. All outstanding shares of common stock and options to purchase common stock were adjusted to reflect the reverse split, with respective exercise prices of options proportionately increased. The conversion price of the outstanding convertible note and the related unpaid accrued interest were adjusted to reflect the proportional decrease in the number of shares of common stock to be issued upon conversion.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the valuation stock-based awards.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

2. Summary of Significant Accounting Policies (cont.)

Risks and Uncertainties

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, and other risks, including the potential risk of business failure.

Segment Reporting

We operate our business as one operating segment. An operating segment is defined as a component of an enterprise for which separate discrete financial information is available and evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. Our CODM is the Company’s President, Chief Executive Officer. Reportable segment information is consistent with how management reviews the business, makes investing and resource allocation decisions and assesses operating performance. Our CODM is regularly provided with consolidated expense information and uses consolidated net income (loss) as the measure of profit or loss in deciding whether to continue with research and development efforts or to return capital to shareholders.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of cash and cash equivalents approximate fair value given the short-term maturity of the instruments. Cash and cash equivalents are concentrated at a single financial institution, and our deposits exceed insured limits of $250.

Prepaid Expenses and Other Current Assets

Prepaid expenses consists of prepaid insurance costs and deferred offering costs such as underwriting, legal, consulting, printing and other registration related costs in connection with a capital markets transaction. The deferred offering costs are deferred until the closing of the capital market transaction, at which time the deferred costs are offset against the offering proceeds. In the even the capital market is unsuccess or aborted, the costs will be expensed. As of December 31, 2025 and 2024, deferred offering costs were $128 and $0, respectively.

Leases

The Company leases an office and laboratory space to conduct business operations. Whether the contract is, or contains a lease, is assessed at contract inception and the classification and initial measurement are assessed at the lease commencement date in line with U.S. GAAP. The Company’s lease meets the requirements for operating lease classification in each year presented in the accompanying financial statements.

At the lease commencement date, the Company recognizes a “right-of-use asset” and a “lease liability” for all leases, except short-term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term including any renewal options reasonably certain to be exercised. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, plus any prepayments to the lessor less any lease incentives received. All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets.

The lease liability is initially measured at the present value of the minimum lease payments, discounted using an estimate of the Company’s incremental borrowing rate based on estimated market rates. Since the Company’s leases do not provide an implicit rate, it utilizes the appropriate incremental borrowing rate for accounting purposes and is determined as the rate of interest that a market participant would have to pay to borrow on a collateralized basis, over a similar term, and in a similar economic environment.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

2. Summary of Significant Accounting Policies (cont.)

Minimum lease payments included in the measurement of lease liabilities consist of (i) fixed lease payments for the non-cancelable lease term, (ii) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised and (iii) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. Certain leases require payments for non-lease costs such as utilities and common area maintenance. The Company elected an accounting policy to not account for payments of non-lease costs separately from the related lease payments. This policy election results in a higher initial measurement of lease liabilities when such non-lease payments are fixed amounts. Certain leases require variable lease payments that do not depend on an underlying index or rate, such as the Company’s proportionate share of actual property taxes and utilities, which are recognized research and development or general and administrative expenses as incurred.

Lease expense reported in the accompanying statements of operations are recognized on a straight-line basis over the lease term.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are expensed as incurred. The estimated useful lives of property and equipment are as follows:

Estimated Useful Life (years)
Machinery and equipment	5 – 7
Computer equipment	3 – 5
Furniture and fixtures	5
Leasehold improvements	5 – 8

Intangible Assets

The Company’s intangible assets relate to an acquired software license agreement. Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense is included in research and development expense in the statements of operations. The Company did not identify any triggering events and determined there was no impairment to recognize as of December 31, 2025 and 2024. The useful life, gross carrying amount, accumulated amortization, and net carrying value of the intangible asset is as follows:

December 31, 2025	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Technology License	15	$250	$167	$83
December 31, 2024	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Technology License	15	$250	$150	$100

The Company recorded amortization expense of $17 and $17 for the years ended December 31, 2025 and 2024, respectively.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

2. Summary of Significant Accounting Policies (cont.)

Amortization expense in each of the next five years is expected to be the following:

Year ending December 31,
2026	$17
2027	17
2028	17
2029	17
2030	15
Total	$83

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and finite-lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require an asset be tested for possible impairment, the Company compares the undiscounted cash flows expected to be generated by the asset to the carrying amount of the asset. If the carrying amount of the asset is not recoverable on an undiscounted cash flow basis, the Company determines the fair value of the asset and recognize an impairment loss to the extent the carrying amount of the asset exceeds its fair value. The Company uses the income approach based on the present value of expected future cash flows or other appropriate measures to estimate the assets fair value. The Company did not record any impairment losses during the years ended December 31, 2025 and 2024.

Related Party Convertible Note

Debt is recorded at its amortized cost and the effective interest method is used for measuring interest expense. If a debt instrument contains embedded features, such as conversion or redemption features, the Company evaluates each such agreement to determine whether the embedded feature requires bifurcation from the host instrument and accounted for separately under ASC 815.

Stock-Based Compensation

The Company measures all equity-classified stock-based awards granted to employees, directors and non-employees based on their fair value as of the grant date and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. The Company measures liability-classified awards at the grant date fair value and are subsequently remeasured at each balance sheet date. The Company recognizes the value of the award over the requisite service period. The Company estimates the fair value of the awards using the Black-Scholes option-pricing model and accounts for forfeitures as they occur.

Research and Development

Research and development costs are expensed as incurred. Research and development costs primarily consist of personnel costs, including salaries and benefits, including stock-based compensation, lab materials and supplies, and overhead allocation consisting of various support and facility related costs. The Company relies on a clinical research organization along with other outside service providers in the development of the Company’s technology.

General and Administrative

General and administrative expenses consist primarily of personnel costs, including salaries and benefits, stock-based compensation, lease expense, and professional and legal fees.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

2. Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2 inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Recently Adopted Accounting Pronouncements

On January 1, 2025, the Company adopted the FASB issued ASU 2023-09, Income Taxes (Topic 740) (“ASC 740”) which requires the Company to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantified threshold and an explanation. There was not a significant impact to the financial statements as a result of adopting this pronouncement.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

2. Summary of Significant Accounting Policies (cont.)

On January 1, 2024, the Company adopted the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. There was not a significant impact to the financial statements as a result of adopting this pronouncement.

On January 1, 2024, the Company adopted the FASB issued ASU 2023-07 — Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures was designed to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The impact resulted in incremental disclosure to the Company’s financial statements and are presented in Note 2.

Newly Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses requires additional, disaggregated disclosure around certain income statement expense line items. This ASU mandates that entities, at each interim and annual period, disclose the amounts of (a) inventory purchases, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depletion, depreciation, and amortization for oil and gas activities included within each relevant expense caption presented on the income statement within continuing operations. Entities are also required to (1) combine certain disclosures already mandated under GAAP with these new requirements, (2) provide qualitative descriptions of expenses that are not disaggregated quantitatively, and (3) disclose total selling expenses and, annually, the definition of selling expenses. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on the Company’s financial statements and related disclosures.

3. Liquidity and Going Concern

The Company has a history of operating losses through December 31, 2025 as a result of developing a patented treatment to improve the quality of life for cardiac bypass patients by eliminating the need to harvest vessels from legs and other parts of the body. Through December 31, 2025, the Company’s operating activities have all been funded with proceeds from the sale of common stock securities and the issuance of debt. During the years ended December 31, 2025 and 2024, the Company incurred a net loss of $10,239 and $11,381, respectively. As of December 31, 2025 and 2024, the Company’s accumulated deficit was approximately $60,601 and $50,362, respectively. Cash used in operations for the years ended December 31, 2025 and 2024 was $3,761 and $3,316, respectively. As of December 31, 2025, the Company had $1,753 of available cash and cash equivalents to fund ongoing operating activities, respectively.

Based on current projections, which include costs associated with research and development activities, the Company does not expect to have sufficient cash flow or available liquidity to fund ongoing operations for the twelve months following the date the financial statements are available to be issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In response to these conditions, the Company plans to obtain additional capital financing. If the Company is not otherwise able to obtain additional capital during the next twelve months, the Company will reduce the scope of its operations, specifically limiting planned expenditures associated with discretionary clinical trial cost. However, these plans have not been finalized. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

4. Property and Equipment, Net

Property and equipment, net consists of the following:

	December 31,
	2025	2024
Machinery and equipment	$1,980	$1,977
Computer equipment	40	37
Furniture and fixtures	44	44
Leasehold improvements	1,293	1,293
Total property and equipment	3,357	3,351
Less: accumulated depreciation	(1,982)	(1,510)
Property and equipment, net	$1,375	$1,841

The Company recorded depreciation expense of $472 and $494 for the years ended December 31, 2025 and 2024, respectively.

5. Leases

The Company leases office space in Minnesota. The Minnesota lease is for approximately 7,300 square feet for an initial term of five years. These leases require monthly rent with periodic rent increases. Under the agreement, the Company is also liable for certain insurance, property tax and common area maintenance costs as defined in the lease. Charges for property tax and common area maintenance costs are included in general and administrative on the statements of operations.

The components of operating lease expense for the year are as follows:

	December 31,
	2025	2024
Operating lease costs	$54	$54

Supplemental cash flow related to operating lease of the Company is as follows for the year ended:

	December 31,
	2025	2024
Cash paid amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$56	$55

Other supplemental information related to operating leases of the Company is as follows:

	December 31,
	2025	2024
Weighted average remaining lease term (in years):
Operating lease	1.25	2.25
Discount rate:
Operating lease	8.20%	8.20%

Annual payments of our operating lease liabilities are as follows as of December 31, 2025:

2026	$58
2027	15
Total undiscounted lease payments	73
Less imputed interest	(5)
Total lease liability	$68

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

6. Income Taxes

The Company had no federal or state income tax expense due to operating losses incurred for the years ended December 31, 2025 and 2024.

A reconciliation of income tax expense (benefit) from continuing operations to the amount computed by applying the statutory federal income tax rate to the net loss from continuing operations is summarized as follows:

	Year ended December 31,
	2025	2024
Tax expense at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	7.7%	7.7%
Research and development tax credit	(0.4)%	(0.5)%
Change in valuation allowance	(28.3)%	(28.2)%
Effective tax rate	0.0%	0.0%

The components of the Company’s deferred tax assets and liabilities are comprised of the following:

	Year ended December 31,
	2025	2024
Net operating loss carryforward	$4,781	$2,774
Fixed assets	132	133
Stock-based compensation	10,753	8,963
R&D credit carryforward	1,210	971
Unamortized Sect. 174	595	1,916
Accrued Expenses	38	25
Lease liability	20	34
Total deferred tax assets	$17,529	$14,816
Less valuation allowance	(17,511)	(14,784)
Net deferred tax asset	$18	$32
Right of use asset	18	32
Total deferred tax liabilities	$18	$32
Net deferred tax asset (liability)	$—	$—

As of December 31, 2025 and 2024, the Company had federal net operating loss carryforwards of approximately $20,031 and $9,651, respectively, which may be available to offset future income tax liabilities. The 2017 Tax Cuts and Jobs Act (“TCJA”) will generally allow losses incurred after 2017 to be carried over indefinitely but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income (subject to Section 382 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)). The Company incurred losses of $21 prior to 2017, which can be carried forward for up to 20 years.

In addition, the Company has state net operating loss carryforwards of $575 and $228 as of December 31, 2025 and 2024, respectively, which will expire at various dates through 2040.

As of December 31, 2025 and 2024, the Company had federal research and development tax credit (“Federal R&D Tax Credit”) carryforwards of $714 and $552, respectively, available to reduce future tax liabilities, which will expire at various dates through 2044.

As of December 31, 2025 and 2024, the Company had state research and development credit (“State R&D Tax Credit”) carryforwards of approximately $496 and $418, respectively, available to reduce future tax liabilities, which will expire at various dates through 2040.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

6. Income Taxes (cont.)

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards, the capitalization of research and experimental expenditures, and tax credits. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a valuation allowance of $17,511 and $14,784 has been established against these net deferred tax assets as of December 31, 2025 and 2024, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2025 by approximately $2,727, primarily due to the increase in net operating loss.

Under the provision of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative change in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Section 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership change may further affect the limitation in future years. The Company has not yet completed a change in control analysis, as defined under Section 382 and 383 of the Internal Revenue Code, through December 31, 2025, and the Company has not determined whether the future utilization of net operating loss carryforwards may be materially limited based on past financings. In addition, the Company may complete future financings that could result in a change in control in the future which may limit the amount of tax attributes available to offset future tax liabilities.

The Company accounts for income taxes by evaluating a probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.

The Company didn’t have any unrecognized tax benefits as of December 31, 2025 or 2024, respectively. The Company does not expect its unrecognized tax benefits to change significantly over the next year. Realization of the future tax benefits is dependent on the many factors, including the Company’s ability to generate taxable income. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. For the years ended December 31, 2025 and 2024, the Company did not incur any interest or penalties.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In a normal course of business, the Company is subject to examination by U.S. federal and states. The Company’s tax years are still open since inception. To the extent that the Company has tax attribute carryforwards, the tax year in which the attributes were generated may still be adjusted upon examination by the U.S. Internal Revenue Services or state tax authorities to the extent utilized in a future period. The Company is not currently under examination by any tax authorities.

7. Related Party Convertible Note

The Company entered into a $500 convertible note (the “Note”) the Company’s CEO in February 2023. The Note contains a conversion option to convert the outstanding principal and accrued interest to common stock at a conversion price of $10.00 per share. The note has a 9% stated interest rate and matures on December 31, 2026. The Note contains no contractual payments until maturity on December 31, 2026. The Note does not contain any embedded features that are required to be bifurcated and accounted for separately under U.S. GAAP. The Company has the option to repay the debt prior to an effective public offering and the debt is repaid in cash upon default or liquidation of the Company.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

8. Shareholder’s Equity

In April 2025, the Company increased the number of authorized $0.01 par value shares to 150,000 resulting in 130,000 common shares and 20,000 undesignated shares.

In 2025, the Company sold 175 shares of common stock for net proceeds of $1,750.

Common Stock

Holders of common stock are entitled to one vote per share, to receive dividends, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to shareholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

9. Stock-Based Compensation

In 2017, the Company adopted and subsequently amended an equity incentive plan (the “2016 Plan”) pursuant to which the Company’s Board of Directors may grant stock options or non-vested shares to officers, key employees, and non-employee consultants. The 2016 Plan authorizes grants to purchase up to 10,000 shares of common stock. Stock options can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. All awards have 10-year terms and vest based on terms defined in each individual grant agreement. The Company granted 529 awards in excess of the 10,000 authorized under the 2016 Plan, which were liability classified on the balance sheets.

In July 2025, the Company increased the number of common shares reserved under the 2016 Plan by 529. The modification resulted in a reclassification of $1,623 stock-compensation liability related to these awards, to additional paid-in capital, as presented on the Statements of Shareholders’ Equity. There are no additional shares available for the Company to grant under the 2016 Plan. The fair value assumptions for the Black-Scholes-Merton option pricing model as of July 8, 2025, are provided in the following table:

As of July 8, 2025
Valuation assumptions:
Assumed fair value of common stock	$10.00
Expected dividend yield	0.0%
Expected volatility	88.0% – 93.0%
Expected term (years)	3.8 – 5.7
Risk-free interest rate	3.9% – 4.1%

In April 2025, the Company approved the 2025 Omnibus Equity Incentive Plan (the “2025 Plan”) which reserved 20,000 shares of common stock to be set aside and reserved for future issuances. As of December 31, 2025, there are 20,000 shares available for future grants under the 2025 Plan.

Because the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

The Company uses a simplified method to determine the expected term for the valuation of employee options. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to options with service conditions. For options granted to nonemployees, the contractual term is used for the valuation of the options.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

9. Stock-Based Compensation (cont.)

The equity and liability classified awards are considered Level 2 instruments within the fair value hierarchy. The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. There were no options granted or exercised during the year ending December 31, 2025. The assumptions for 2024 grants are provided in the following table:

2024
Valuation assumptions:
Assumed fair value of common stock	$10.00
Expected dividend yield	0.0%
Expected volatility	86.8% – 95.0%
Expected term (years)	6.25
Risk-free interest rate	4.0% – 4.4%

Stock option activity during the years indicated is as follows:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual term
Balance as of January 1, 2024	9,754	$5.04	6.1
Granted	175	10.00
Balance as of December 31, 2024	9,929	$5.13	5.1
Expired	(2)	5.00
Balance as of December 31, 2025	9,927	$5.13	4.1
Exercisable as of December 31, 2025	9,664	$4.70

The weighted average grant-date fair value of options granted during 2024 was $7.92. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2025 was $48,720. The total intrinsic value of options exercised was $0 and $0 for the years ended December 31, 2025 and 2024, respectively.

The Company recognized stock-based compensation as follows:

	Year Ended December 31,
	2025	2024
Research and development	$4,886	$5,772
General and administrative	1,339	1,688
Total stock-based compensation	$6,225	$7,460

As of December 31, 2025, there was $1,568 of total unrecognized compensation cost related to unvested stock options granted under the 2016 Plan. That cost is expected to be recognized over a weighted average period of 2.0 years.

10. Loss Per Share

Basic loss per share is computed by dividing the net loss after tax attributable to common shareholders by the weighted average shares outstanding during the period. Diluted loss per share is computed by including potentially dilutive securities outstanding during the period in the calculation of weighted average shares outstanding. For the years ending December 31, 2025 and 2024, the Company presented a net loss, diluted net loss per share is the same as basic net loss per share as all potentially dilutive shares consisting of outstanding stock options and convertible debt were antidilutive.

MEDICAL 21, INC.
NOTES TO FINANCIAL STATEMENTS
(Shares and USD in Thousands)

10. Loss Per Share (cont.)

As of December 31, 2025 and 2024, there were 9,927 and 9,929 common stock options, and 63 and 59 shares of common stock on an as-converted base related to the principal and accrued interest on the related party note, excluded in the computation of diluted shares outstanding because the effect would be anti-dilutive.

11. Commitments and Contingencies

Effective January 17, 2022 the Company established a discretionary 401(k) plan for substantially all US employees who have attained a certain age and service requirement. The Company may make discretionary contributions with Board approval, which currently is equal to a percentage of the employees’ contribution up to 4% of compensation. Contributions of $76 and $74 were made for the years ended December 31, 2025 and 2024, respectively.

12. Subsequent Events

In January 2026, the Company sold 5 shares of common stock for net proceeds of $50.

The Company evaluated subsequent events from December 31, 2025, the date of these financial statements, through February 18, 2025, which represents the date the financial statements were issued, for events requiring recording or disclosure in the financial statements for the year ended December 31, 2025.

2,272,727 Shares of Common Stock

Medical 21, Inc.

_______________________________

PRELIMINARY PROSPECTUS

_______________________________

ThinkEquity

        , 2026

Through and including            , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$4,219
FINRA filing fee	$3,750
initial listing fee	$500
Transfer agent and registrar fees	$4,500
Legal fees and expenses	$385,000
Printing and engraving expenses	$15,000
Total	$412,969

____________

*        To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 302A.251 of the Minnesota Business Corporation Act (the “MBCA”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Minnesota corporate law or obtained an improper personal benefit. Our Articles of Incorporation provide that no director of the Company shall be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the MBCA prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 302A.521 of the MBCA provides that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify a person, including an officer or director, who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, Subdivision 3, requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Upon consummation of this offering, our Articles of Incorporation and Bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the MBCA. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Articles of Incorporation and Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Articles of Incorporation and Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Articles of Incorporation and Bylaws.

In addition, upon consummation of this offering, we intend to obtain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

On January 26, 2026, the Company issued 4,140 shares of the Company’s common stock to accredited investors in exchange for $20,700 related to exercising of an option agreement, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On January 5, 2026, the Company issued 5,000 shares of the Company’s common stock to accredited investors in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On December 24, 2025, the Company issued 10,000 shares of the Company’s common stock to accredited investors in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On December 23, 2025, the Company issued 5,000 shares of the Company’s common stock to accredited investors in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On December 15, 2025, the Company issued 55,000 shares of the Company’s common stock to accredited investors in exchange for $550,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On December 11, 2025, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On November 26, 2025, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On November 21, 2025, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On June 18, 2025, the Company issued 50,000 shares of the Company’s common stock to an accredited investor in exchange for $500,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On March 13, 2025, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On March 10, 2025, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On March 3, 2025, the Company issued 20,000 shares of the Company’s common stock to an accredited investor in exchange for $200,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On December 24, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On December 17, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On December 11, 2024, the Company issued 300,000 shares of the Company’s common stock to an accredited investor in exchange for $3,000,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On October 25, 2024, the Company issued 25,000 shares of the Company’s common stock to an accredited investor in exchange for $250,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On October 15, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On October 9, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On October 8, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On September 30, 2024, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On September 26, 2024, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On August 30, 2024, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On August 7, 2024, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On July 10, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On July 2, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On March 7, 2024, the Company issued 5,000 shares of the Company’s common stock to an accredited investor in exchange for $50,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On March 5, 2024, the Company issued 200,000 shares of the Company’s common stock to an accredited investor in exchange for $2,000,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On March 4, 2024, the Company issued 10,000 shares of the Company’s common stock to an accredited investor in exchange for $100,000, pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2).

On March 2, 2023, the Company issued 414 shares of the Company’s common stock in exchange for $4,797, pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation A and Rule 251(d)(3)(i)(f) promulgated thereunder.

On February 24, 2023, the Company issued 3,908 shares of the Company’s common stock in exchange for $45,333, pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation A and Rule 251(d)(3)(i)(f) promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Incorporation, currently in effect
3.5*	Bylaws, currently in effect
4.1*	Specimen Stock Certificate evidencing the shares of common stock
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1+*	2016 Equity Incentive Plan
10.2+*	2025 Omnibus Equity Incentive Plan
10.3+*	Employment Agreement of Manny Villafaña
10.4+*	Employment Agreement of Chaid Schwarz
10.5+*	Employment Agreement of Eric Solien
10.6+*	Employment Agreement of Jeffrey Vreeman
10.7+*	Employment Agreement of Andrea Sweeney
10.8+*	Consultant Agreement with Odin Advisory Group, LLC.
10.9+*	Minnesota Lease Agreement
10.10+*	Form of Indemnification Agreement
10.11+*	Royalty Agreement with University of Iowa
23.1	Consent of Grassi & Co., CPAs, P.C. independent registered public accounting firm
23.2*	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1	Consent of Thomas J. Martinson, Sr.
99.2	Consent of David L. Joyce, M.D.
99.3	Consent of Frederick McKeen
99.4	Consent of William D. Gullickson, Jr.
107	Filing Fee Table

____________

*        To be filed by amendment.

+        Indicates a management contract or any compensatory plan, contract or arrangement.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Medical 21, Inc. pursuant to the foregoing provisions, or otherwise, Medical 21, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Medical 21, Inc. of expenses incurred or paid by a director, officer or controlling person of Medical, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Medical 21, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned hereby further undertakes that:

(1)    For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Medical 21, Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on February 19, 2026.

MEDICAL 21, INC.
By:	/s/ Manny Villafaña
Manny Villafaña
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Manny Villafaña, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Manny Villafaña	Chief Executive Officer and Director	February 19, 2026
Manny Villafaña	(Principal Executive Officer)
/s/ Chaid Schwarz, Ph.D	President and Chief Operating Officer	February 19, 2026
Chaid Schwarz, Ph.D
/s/ Erik Hermansen	Chief Financial Officer	February 19, 2026
Erik Hermansen	(Principal Financial and Accounting Officer)